Exhibit 10.26

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Textron	CSC

Dated:       October 27, 2004

MASTER SERVICES AGREEMENT

Between

TEXTRON INC.

and

COMPUTER SCIENCES CORPORATION

Textron Inc
Master Services Agreement	Company Proprietary and Confidential

TABLE OF CONTENTS

MASTER SERVICES AGREEMENT

BETWEEN

1.	DEFINITIONS

2.	TERM

	2.1	Term
	2.2	Extension of Term

3.	SERVICES

	3.1	Scope of Services
	3.2	Textron Web Portal
	3.3	Services Performed by Textron or Third Parties
	3.4	Other Service Recipients
	3.5	Removal of Service Recipients
	3.6	Transition and Transformation
	3.7	Extraordinary Events
	3.8	Decrease in Resource Unit Usage Volume
	3.9	Disaster Recovery

4.	PERFORMANCE STANDARDS AND SERVICE CREDITS

	4.1	Performance of the Services
	4.2	Quality Assurance and Improvement Programs
	4.3	Periodic Reviews
	4.4	Failure to Perform
	4.5	Service Credits
	4.6	Measurement and Monitoring Tools

5.	SERVICE CHARGES

	5.1	General
	5.2	Pass-Through Expenses
	5.3	Cost Improvement
	5.4	Significant Advances in Technology
	5.5	Taxes
	5.6	Incidental Expenses
	5.7	Benchmarking

6.	INVOICING AND PAYMENT

	6.1	Invoicing
	6.2	Payment Due
	6.3	Proration
	6.4	Prepaid Amounts
	6.5	Refunds and Credits
	6.6	Deductions
	6.7	Accountability
	6.8	Disputed Charges
	6.9	Net Payments to Textron

7.	TEXTRON FACILITIES

	7.1	Provision of Textron Facilities
	7.2	Rights in Textron Facilities
	7.3	Use of Textron Facilities
	7.4	Relocation of Facilities
	7.5	Return of Textron Facilities

8.	EQUIPMENT AND THIRD PARTY CONTRACTS

	8.1	Textron-Owned Existing Equipment
	8.2	Managed Contracts
	8.3	Transfer of Third Party Contracts
	8.4	Right of Use Under Managed Contracts
	8.5	Equipment Acquisitions during the Term
	8.6	Required Consents

i

	8.7	Shared-Host Processor License
	8.8	Subcontractors
	8.9	Relocation of Equipment

9.	SOFTWARE AND PROPRIETARY RIGHTS

	9.1	Intellectual Property Rights Existing at the Signature Date
	9.2	Textron Software and Textron Material
	9.3	CSC Software and CSC Material
	9.4	Third Party Software
	9.5	Work Product
	9.6	Third Party Application Software Acquired During Term
	9.7	Third Party Systems Software Acquired During the Term
	9.8	Non-Infringement, Conformity to Specifications and Confirmation of Ownership
	9.9	Relocation of Software

10.	EMPLOYEES

	10.1	Transfer of Employees
	10.2	Key CSC Positions
	10.3	Key CSC Position Approvals Procedure
	10.4	Retaining Key CSC Positions
	10.5	Use and Compliance of CSC Personnel
	10.6	Turnover of CSC Personnel
	10.7	Replacement of CSC Personnel at Textron’s Request
	10.8	In-Scope Contractors
	10.9	Assignment and Reassignment of CSC Employees

11.	SUBCONTRACTORS

	11.1	Approval of Material Subcontractors
	11.2	Key Subcontracts
	11.3	CSC Subcontractor Compliance
	11.4	Remediation of CSC Subcontractor Problems
	11.5	Revocation of Approval
	11.6	Procedure After Revocation
	11.7	Requirements for CSC Subcontractors
	11.8	Liability for Contractors

12.	TEXTRON RESPONSIBILITIES

	12.1	Cooperation
	12.2	Savings Section
Nothing in this Section 12.2 is intended to relieve Textron of liability for direct, provable damages that may be incurred by CSC as a result of any of the circumstances described in Section 12.2.1.

13.	CONTRACT MANAGEMENT

	13.1	Governance
	13.2	Reports
	13.3	Technology Plan

14.	DUE DILIGENCE

15.	AUDITS AND RECORD KEEPING

	15.1	Audit Rights
	15.2	CSC Audits
	15.3	Audit Follow-Up
	15.4	Records Retention
	15.5	CSC Subcontractor and Pass-Through Expenses
	15.6	Duration of Rights

16.	CONFIDENTIAL INFORMATION

	16.1	Protection of Confidential Information
	16.2	Use of Confidential Information
	16.3	Handling Textron Confidential Information
	16.4	Handling CSC’s Confidential Information
	16.5	Exceptions to Obligations of Confidentiality
	16.6	Period of Confidentiality
	16.7	Returning Material, Data and Information

17.	REPRESENTATIONS, WARRANTIES AND COVENANTS

	17.1	Representations, Warranties and Covenants by CSC
	17.2	Representations and Warranties By Textron
	17.3	Compliance with Laws
	17.4	No Additional Representations and Warranties

18.	INDEMNITIES

	18.1	Indemnity by CSC
	18.2	Indemnity by Textron
	18.3	Anticipation of Infringement
	18.4	Enforcement of Indemnities
	18.5	Indemnification Procedures
	18.6	Employee Indemnities

19.	LIMITATION OF LIABILITY

	19.1	Limitation of Liability

20.	INSURANCE AND RISK

	20.1	Insurance Coverage
	20.2	Terms of Insurance
	20.3	Risk of Loss and Damage

21.	FORCE MAJEURE

	21.1	Force Majeure Events
	21.2	Allocation of Resources
	21.3	Subcontractors
	21.4	Textron Option
	21.5	No Compensation

22.	DISPUTE RESOLUTION AND CHOICE OF LAW

	22.1	Informal Dispute Resolution
	22.2	Alternative Dispute Resolution
	22.3	Special Procedure following a Notice of Termination
	22.4	Formal Dispute Resolution
	22.5	Equitable Relief
	22.6	Continued Performance
	22.7	Governing Law
	22.8	Waiver of Right to Trial by Jury

23.	STEP-IN RIGHTS

24.	TERMINATION

	24.1	Termination for Cause or Insolvency by Textron
	24.2	Termination for Convenience by Textron
	24.3	Termination by Textron for Change of Control of CSC
	24.4	Termination by CSC for Non-Payment
	24.5	Effective Date of Termination
	24.6	Termination Charges
	24.7	Effect of Termination
	24.8	Termination Assistance
	24.9	Equitable Remedies
	24.10	Accrued Rights
	24.11	Survival

25.	GENERAL

	25.1	Non-Solicitation of Employees
	25.2	Public Statement
	25.3	Notices
	25.4	Relationship of Parties
	25.5	No Security
	25.6	Waivers, Consents and Approval
	25.7	Entire Agreement
	25.8	Amendments
	25.9	Counterparts
	25.10	Cumulative Rights
	25.11	Severability, etc.
	25.12	Costs
	25.13	Third Party Rights
	25.14	Further Assurances

25.15	Assignment
25.16	Interpretation
25.17	Precedence
25.18	Conflicts of Interest

SCHEDULES

Schedule A	Definitions

Schedule B	Cross-Functional Obligations

Schedule C	Service Recipients and Textron Facilities

Schedule D	Pricing

Schedule E	Employees

Schedule F	Existing Equipment and Software

Schedule G	Omitted Intentionally

Schedule H	Termination Assistance

Schedule I	A. Transition Plan and Milestones
B. Transformation Plans and Milestones

Schedule J	Key Subcontracts and Material Subcontractors

Schedule K	Governance

Schedule L	Competitors

Schedule M	Minimum IT General Controls

Schedule N	Refresh Schedule

Schedule O	Omitted Intentionally

Schedule P	In-flight Projects

ATTACHMENTS

Tower Services Agreement

Attachment 1	Mainframe Services Agreement

Appendix 1A: Service Description

Appendix 1B: Service Level Agreement

Appendix 1C: Pricing

Attachment 2	Midrange Services Agreement

Appendix 2A: Service Description

v

Appendix 2B: Service Level Agreement

Appendix 2C: Pricing

Attachment 3	Network Services Agreement

Appendix 3A: Service Description

Appendix 3B: Service Level Agreement

Appendix 3C: Pricing

Appendix 3D: Network Sites

Appendix 3E: Allocation of AT&T Charges

Attachment 4	Workstation Services Agreement

Appendix 4A: Service Description

Appendix 4B: Service Level Agreement

Appendix 4C: Pricing

Attachment 5	Service Desk Services Agreement

Appendix 5A: Service Description

Appendix 5B: Service Levels

Appendix 5C: Pricing

Appendix 5D: Non-Infrastructure Related Service Desk Services

Appendix 5E: Key Personnel for Platinum Executive Support

Appendix 5F: U.S. Restricted Facilities

Appendix 5G: U.K. Restricted Facilities

Appendix 5H: Non-U.S. Facilities Possessing Controlled Data

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT is made as of the [       ] day of       , 2004, (the “Signature Date”) by and between TEXTRON INC., a Delaware corporation with its principal place of business at 40 Westminster Street, Providence, Rhode Island 02903-2596, (“Textron”) and COMPUTER SCIENCES CORPORATION, a Nevada corporation with its principal place of business at 2100 East Grand Avenue, El Segundo, California 90245 (“CSC”).

RECITALS

(A)          On April 30, 2004, Textron issued a Request for Proposal to CSC for the outsourcing of certain global IT infrastructure services, including Mainframe Services, Midrange Services, Network Services, Workstation Services and Service Desk Services (each referred to as a “Tower of Services”).

(B)           In response to the Request for Proposal and the subsequent evaluation and clarification process, CSC has represented to Textron that CSC has the necessary skill and experience to provide the Services as required by Textron and the Service Recipients.

(C)           Consistent with the global nature of Textron’s requirements and the scope of Services involved, Textron and CSC have agreed to enter into this Agreement which will govern each Tower of Services.

(D)          Pursuant to the terms of this Agreement, (i) Textron and CSC have contemporaneously entered into individual agreements for each Tower of Services which are attached hereto as Attachments 1 through 5 (collectively, with any other Attachments that may be added in the future by mutual agreement of the parties, the “Tower Services Agreements”) that set forth additional terms and conditions that are unique to each Tower of Services, including a description of the relevant Services in the form of an attached Service Description and the Service Levels and Service Charges applicable to those Services, and (ii) certain Service Recipients and certain Affiliates of CSC have entered or shall enter into individual agreements, substantially in the form of Annex C-1 to Schedule C, in order to give the parties thereto the benefit of this Agreement and/or to conform to the Laws, customs and practices of the relevant jurisdiction (collectively, the “Local Enabling Agreements”).

(E)           Subject to the terms of this Agreement, the Tower Services Agreements and the Local Enabling Agreements, CSC has agreed to provide IT infrastructure services for the benefit of Textron, the Service Recipients and the End Users.

NOW, THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOWS:

1.             DEFINITIONS

In this Agreement capitalized terms not expressly defined in the body of this Agreement shall have the meaning set forth in Schedule A (Definitions).

2.             TERM

2.1          Term

The term of this Agreement shall begin on the Signature Date and shall expire, unless terminated earlier in accordance with Section 23.1.3 or extended in accordance with Section 2.2, on the latest-to-occur of (a) the tenth (10th) anniversary of the earliest Handover Date or (b) the expiration of the last-to-expire Tower Services Agreement in accordance with its terms, or (c) completion of the Termination Assistance described in Section 24.8 in connection with the last-to-expire Tower Services Agreement (the “Term”).

2.2          Extension of Term

By giving CSC written notice not less than [***] prior to the then applicable expiration date of this Agreement (other than the expiration date established pursuant to Section 2.1(b)), Textron shall have the right to extend the Term for a further period of up to [***] on the terms of this Agreement (including pricing) then in effect.  Textron shall have [***] such extension options of up to [***].

3.             SERVICES

3.1          Scope of Services

Except as otherwise expressly provided in this Agreement, any Tower Services Agreement or any Local Enabling Agreement, CSC shall, commencing on the applicable Handover Date, provide to Textron and each of the Service Recipients the following services and functions and undertake the following responsibilities, as they may be supplemented, enhanced, modified or replaced in accordance with this Agreement, but excluding those services, functions or responsibilities that are specifically identified in this Agreement, a Tower Services Agreement or a Local Enabling Agreement as Textron’s responsibility or not CSC’s responsibility (collectively, the “Services”):

3.1.1        the services, functions and responsibilities specified in this Agreement, together with all Schedules and Annexes hereto, the Tower Services Agreements, together with all Appendices thereto and Local Enabling Agreements;

3.1.2        any service, function or responsibility that relates to Infrastructure Systems performed within the [***] period preceding the Signature Date by the employees of Textron, the Service Recipients and their respective contractors who are identified in Schedule E who were displaced or transitioned to CSC or whose functions were displaced as a result of this Agreement, even if such service, function or responsibility is not specifically described in this Agreement at the same level as in effect on the Signature Date.

3.1.3        any service, function or responsibility that was performed within the [***] period preceding the Signature Date under any Assigned Contract listed in Annex F-2 to Schedule F (Existing Equipment and Software) or any portion of any Managed Contract listed in Annex F-3 to Schedule F (Existing Equipment and Software) as of the Signature Date that is related to any Services described in any Tower Services Agreement or other obligations of CSC.

3.1.4        new services and Projects requested by Textron that are related to the Services, subject to Scope Change Procedure;

3.1.5        any incidental services, functions and responsibilities not specified in this Agreement, a Tower Services Agreement or a Local Enabling Agreement as within the scope of CSC’s responsibilities but that are reasonably and necessarily required for, or related to, the proper performance and provision of the services, functions and responsibilities set forth above; the foregoing is not intended to expand materially the scope of CSC’s responsibilities under this Agreement; and

3.1.6        consulting to Textron related to the Services cost benefit analysis, project planning and estimates, project coordination and management, audit, impact analysis of current operations, timing and schedule considerations, CSC coordination, and completion of configuration and quality management as necessary to provide the Services.

3.1.7        The applicability of the above sections shall not override the express limitations on work effort agreed by the Parties elsewhere in the Agreement (e.g., limits on Resource Unit volumes and associated Pricing in Schedule D).

3.2          Textron Web Portal

CSC shall develop, operate, maintain and support a secure interactive internet web portal/s for exclusive access and use by Textron, Textron’s designees and the Service Recipients, in order to enable them to view and track all relevant processes, functions, changes and status required by them in relation to the Services, in form and content, and with timing, satisfactory to Textron, including but not limited to governance matters, invoicing and payment matters, all reports required of CSC and Changes.

3.3          Services Performed by Textron or Third Parties

3.3.1        Textron, at any time, may perform itself, or retain Third Parties to perform, any of the Services.  If, and to the extent that, the scope of Services being performed by CSC is reduced pursuant to this Section 3.3.1, then the Service Charges shall be adjusted in accordance with the Resource Unit Change Procedure and Schedule D (Pricing).

3.3.2        To the extent that Textron performs or retains Third Parties to perform any services that formed part of the Services pursuant to Section 3.3.1, or any other services related to the Services, CSC shall cooperate with Textron and such Third Parties to cause such services to be carried out in a coordinated, effective and timely manner, provided that Textron shall be responsible for any increased costs to CSC, and CSC shall not be responsible for degradation in Services, resulting therefrom.  In the case of services that formed part of the Services, such CSC cooperation shall include, as necessary to enable such services to be performed:

(a)           providing reasonable access to any facilities used to provide the Services;

(b)           providing reasonable access to Infrastructure Systems, to the extent permitted under any underlying agreements with Third Parties; and

(c)           providing such then-existing information regarding the operating environment, system constraints and other operating parameters as a person with reasonable commercial skills and expertise would find reasonably necessary to perform the Services.

3.3.3        Third Parties retained by Textron, to the extent that they have been provided access to the facilities, assets and information specified in Section 3.3.2, shall comply with CSC’s reasonable security and confidentiality requirements.  CSC shall immediately notify Textron if an act or omission of such a Third Party causes a problem or delay in providing the Services and shall work with Textron to prevent or circumvent such problem or delay.

3.3.4        Notwithstanding the foregoing, CSC shall not be required to disclose any of CSC’s proprietary information to a CSC Competitor.

3.4          Other Service Recipients

3.4.1        Except as otherwise expressly provided in the Agreement, any Tower Services Agreement or any Local Enabling Agreement, CSC shall, (a) as of the Signature Date, commence providing such preliminary Services in support of the Transition Plan as may be performed prior to the applicable Handover Date(s), and (b) as of the applicable Handover Date (s), provide the Services specified in the Tower Services Agreements to Textron, to the Service Recipients and to End Users in accordance with the provisions of the Agreement.  Textron shall retain all operational responsibility for services included in the Services until the applicable Handover Date(s).  Subject to the Resource Unit Change Procedure and, if applicable, the Scope Change Procedure and Schedule D (Pricing), CSC shall also provide the Services to such other entities who otherwise meet the definition of a Service Recipient as Textron may designate in writing from time to time, each of which shall become a Service Recipient as of the date specified by Textron in its written designation and deemed to be added to Schedule C attached hereto as of such date.

3.4.2        With respect to the entities identified in or added (pursuant to Section 3.4.1) to Schedule C as Service Recipients:

(a)           Services rendered to Service Recipients and End Users (including under Local Enabling Agreements) shall be deemed Services rendered to Textron and Textron shall have all the rights, responsibilities and obligations with respect to such Services as if they were directly rendered to Textron;

(b)           Textron shall be responsible for the compliance by Service Recipients and End Users with Textron’s obligations to the extent Textron performs such obligations through such End Users and Service Recipients;

(c)           Textron shall ensure that any claims that the Service Recipients may have under this Agreement or otherwise in connection with the Services against CSC or any CSC Affiliate or CSC Subcontractor are assigned by the Service Recipients to Textron, and CSC agrees that such claims may be so assigned; any such claims that are not so assigned shall be void; and

(d)           the Parties agree that no consent from the Service Recipients is required for the Parties to vary or terminate this Agreement (whether or not in a way that varies or extinguishes rights or benefits in favor of such Service Recipients).

3.4.3        CSC shall ensure that any claims that the CSC Affiliates and CSC Subcontractors may have under this Agreement or otherwise in connection with the Services against Textron or any Service Recipient or End User are assigned by the CSC Affiliates and CSC Subcontractors to CSC, and Textron agrees that such claims may be so assigned; any such claims that are not so assigned shall be void.

3.4.4        As and when reasonably requested by Textron for use in the process of evaluating whether to designate any entity for addition to Schedule C as a Service Recipient or an End User, CSC shall provide to Textron such information and other cooperation regarding performance of the Services for that entity as would be reasonably necessary for Textron to submit a proposal for performing the Services for that entity.  CSC’s cooperation shall include performing due diligence on any such entity.

3.4.5        Notwithstanding the foregoing, Textron and certain Service Recipients identified in Schedule C (Service Recipients) as “Contracting Service Recipients” and CSC and

certain CSC Affiliates identified in Schedule J as “Contracting CSC Affiliates” shall enter into Local Enabling Agreements.  CSC shall be liable as a principal for all obligations of CSC and the Contracting CSC Affiliates under the Local Enabling Agreements or otherwise in connection with the Services, as either such Local Enabling Agreements or the Services may change from time to time.  Textron shall be liable as a principal for all obligations of Textron and the Contracting Service Recipients under the Local Enabling Agreements or otherwise in connection with the Services as either such Local Enabling Agreements or the Services may change from time to time.  No notification to or consent of CSC, Textron, any Contracting Service Recipient or any Contracting CSC Affiliate shall be required to continue in effect the liability of CSC for any and all obligations, whether now existing or hereafter created, of CSC and the Contracting CSC Affiliates and the liability of Textron for any and all obligations, whether now existing or hereafter created, of Textron and the Contracting Service Recipients.  In the event any Local Enabling Agreement is not entered into on the Signature Date for the applicable Services and Services which would otherwise be covered by a Local Enabling Agreement are rendered, then the designated Contracting CSC Affiliate shall be deemed to have provided such Services and the designated Contracting Service Recipient shall be deemed to have accepted such Services under the terms of this  MSA and all Schedules, Annexes, Appendices, Attachments and Exhibits thereto unless and until a Local Enabling Agreement is entered into.

3.5          Removal of Service Recipients

3.5.1        Subject to the Resource Unit Change Procedure and Schedule D (Pricing), Textron may, at any time and from time to time in its sole discretion, remove any Service Recipient from the list of entities identified on Schedule C upon written notice to CSC, which entity shall no longer be a Service Recipient as of the date specified by Textron in its written notice and shall be deemed to be deleted from Schedule C attached hereto as of such date.

3.5.2        In addition, subject to the Resource Unit Change Procedure and Schedule D (Pricing), in the event that:

(a)	Textron disposes of Textron’s interest in any Service Recipient;

(b)	Textron or any Service Recipient transfers its business or operations that receive the Services to another entity; or

(c)	Textron terminates Textron’s relationship with a Service Recipient for that Service Recipient’s receipt of the Services, either by decision of Textron or the Service Recipient,

then:

(i)            Textron may remove that Service Recipient or the transferred business or operations from the scope of this Agreement as of the date specified by Textron in a written notice to CSC;

(ii)           the Service Charges shall be adjusted to reflect the reduction in Resource Units in accordance with the procedure set forth in Schedule D (Pricing) to reflect the reduced scope and/or volume of the Services;

(iii)          CSC shall, at Textron’s request, provide Termination Assistance in relation to the removed Service Recipient; and

(iv)          if the Service Recipient or business or operations are removed from the scope of this Agreement pursuant to this Section 3.5.2 and the disposal or transfer is to another entity, then CSC shall, if requested by Textron, provide (a) the Services to that entity pursuant to this Agreement for up to [***] after the effective date of such removal, and (b) Termination Assistance to that entity for a Termination Assistance Period determined in accordance with Section 24.8.1 by considering the expiration of this Agreement to be, solely for purposes of such determination, the end of the period for which Textron requests the provision of Services to that entity.

3.5.3        Textron may partially remove a Service Recipient from the scope of this Agreement based upon the principles of this Section 3.5 and upon so doing CSC shall comply with the other provisions of this Section.

3.6          Transition and Transformation

3.6.1        The Transition shall be carried out as follows:

(a)

within [***] following the Signature Date, CSC shall propose and agree with Textron on changes to the overall written Transition Plan set forth in Schedule I.A (Transition) for the orderly handover of the Services from Textron and the Service Recipients to CSC, including staff loading charts for both Textron and CSC and scope of required activities for implementing the provision of the Services to Textron and the Service Recipients;

(b)	the In-Scope Employees shall be dealt with in accordance with Schedule E (Employees);

(c)	the Assigned Contracts and the Transferred Equipment shall be transferred from Textron to CSC in accordance with Section 8;

(d)	the use of the Existing Equipment that is Supported Equipment, other than the Transferred Equipment, shall be provided by Textron to CSC in accordance with Section 8; and

(e)	the Textron Facilities and related facility management services shall be provided by Textron to CSC in accordance with Schedule C (Service Recipients and Textron Facilities).

3.6.2        Within [***] following the Signature Date, CSC shall propose and agree with Textron on changes to the Transformation Plan set forth in Schedule I.B (Transformation) to include an overall written timetable for the completion of detailed plans for transformation of the Infrastructure System to the status that shall enable CSC to provide the Services and meet the End-State Service Levels that are required by each Tower Services Agreement.  Each proposed plan shall include a specific description of each proposed Systems Change and a corresponding Impact Analysis, and upon mutual agreement by the Parties, each such plan shall be referred to individually as a “Transformation Plan,” and such plans shall be referred to collectively as the “Transformation Plans.”

3.6.3        CSC shall perform the Transition and Transformation with minimal disruption to the business of Textron or any of the Service Recipients.

3.6.4        CSC shall be responsible for the overall management of the Transition and Transformation and shall keep the Transition and Transformation on schedule in accordance with the timetable set forth in the Transition Plan and the Transformation Plans, respectively.  In addition, CSC shall identify and resolve, or assist Textron and any Service Recipient in the resolution of (in the case of a Textron responsibility), any problems encountered in the timely completion of each task identified in the Transition Plan or in any Transformation Plan, whether the task is the responsibility of CSC or Textron.  CSC shall utilize information technology quality procedures of a level at least as high as those utilized by Textron immediately prior to the Signature Date and comply, insofar as practicable, with all relevant requirements under Section 8.2 (Managed Contracts), Section 8.3.5 (Transfer of Third Party Contracts), Section 8.7 (Required Consents) and the proper transfer of employees as part of CSC’s Transition and Transformation obligations.  Textron shall comply with all obligations specifically identified as Textron obligations in the Transition Plan and the Transformation Plans.

3.6.5        CSC shall provide Textron and those Service Recipients designated by Textron with weekly written progress reports that describe, in reasonable detail, the current status of the Transition (during the Transition Period) and Transformation (during the Transformation Period), indicate the progress of the work being performed, identify any actual or anticipated problems or delays, assess the impact of such problems or delays on CSC’s provision of the Services and describe all actions being taken or to be taken to remedy such problems or delays.

3.6.6        In the event that CSC fails to fulfill any of CSC’s material obligations with respect to the Transition or Transformation in accordance with the Transition Plan or any Transformation Plan and this Section 3 by the dates specified in the Transition Plan or the Transformation Plan, as the case may be, CSC shall, at Textron’s request and without prejudice to Textron’s other rights and remedies in Law or under this Agreement, arrange (at CSC’s own cost, except as provided below) all such additional resources as may be reasonably necessary to satisfy said obligations as early as practicable thereafter.  CSC shall notify Textron as soon as CSC becomes aware of the failure and shall follow any applicable escalation procedures in the Transition Plan or the applicable Transformation Plan.

3.6.7        In the event that CSC’s failure to fulfill any obligation in the Transition Plan or any Transformation Plan by the date specified in the Transition Plan or the applicable Transformation Plan, respectively, is primarily due to:

(a)	a material breach by Textron or any Service Recipient;

(b)

a failure by Textron, a Service Recipient, or an End User to perform Textron’s obligations under the Transition Plan or any Transformation Plan, as modified from time to time by mutual agreement of the Parties; or

(c)

subject, as applicable, to fulfillment by CSC of its management obligations for the Managed Contracts and CSC’s advising Textron within a reasonable time of any failure by a Textron contractor in performing any of Textron’s obligations under the Transition Plan or any Transformation Plan about which CSC knew, and which was unknown to Textron, a failure by any of Textron’s contractors in performing any of Textron’s obligations under the Transition Plan or any Transformation Plan, then the costs of the nature described in Section 3.6.6 shall be borne by Textron.

3.6.8        Delivery and Delays Generally

(a)           CSC acknowledges and accepts that it is material to Textron’s strategic business and financial interests that CSC complete each deliverable specified in the Transition Plan and the Transformation Plans by the applicable Milestone Date and, accordingly, time is of the essence with respect thereto.

(b)           It is acknowledged and accepted by CSC that the Transition Plan and the Transformation Plans shall be designed so as to enable Textron to efficiently schedule Textron’s resources so as to complete Textron’s tasks outlined in such plans without disrupting Textron’s business.

(c)           The Transition Plan and the Transformation Plans may be modified during their operation only in accordance with the Change Control Procedures.

3.6.9        Textron Delay

(a)           In the event that CSC reasonably believes that Textron has, other than for reasons of a Force Majeure Event or default by CSC of any of its obligations, failed to complete a material task within Textron’s control and which is specified as Textron’s responsibility in the Transition Plan or in any Transformation Plan, and that failure to complete such material task will significantly hinder or delay the successful completion of the applicable plan’s next Key Deliverable, then CSC will promptly give Textron written notice thereof, and the Parties will agree on:

(i)            whether or to what extent Textron has failed to complete such material task;

(ii)           when Textron will complete such material task; and

(iii)          the date by which such material task must be completed before the applicable Transition or Transformation Plan will be significantly impacted (the “Completion Date”).

(b)           On the applicable Completion Date, if CSC reasonably believes that Textron has not completed such material task, then CSC will promptly give Textron written notice thereof and the Parties will agree on:

(i)            whether such material task has been completed or not;

(ii)           if not, the steps necessary for Textron to complete such material task;

(iii)          an estimate of when Textron will complete such material task;

(iv)          the impact, if any on the applicable Transition or Transformation Plan; and

(v)           an appropriate adjustment to the relevant Milestone Dates to take account of the impact (if any) of the delayed completion of such material task.

3.6.10      CSC and Textron shall each use commercially reasonable efforts to minimize the impact of a delay described in this Section 3.6 (each a “Delaying Event”) on the Transition Plan or any Transformation Plan, provided that such efforts do not adversely impact the quality of the tasks performed or the resulting Work Product.

3.6.11      For the purpose of avoiding a Delaying Event, CSC shall promptly notify the Textron Program Executive in writing upon identifying Textron’s failure or likelihood of failure to complete a material task which is the responsibility of Textron in the Transition Plan or any Transformation Plan.  If CSC is of the reasonable view that the applicable plan cannot be adjusted (including by reprioritizing other obligations) to prevent CSC completing a certain obligation late, then that notice will specify:

(a)           that obligation or part thereof that CSC cannot carry out because of Textron’s failure (or likelihood of failure) to complete a material task; and

(b)           the date from which such failure to complete such material task will have a material effect on CSC being able to carry out all or any part of any of its obligations under the applicable Transition or Transformation Plan.

3.6.12      CSC Delay.

(a)           If CSC fails to satisfy a material obligation or provide an item of Work Product by the relevant Milestone Date in the Transition Plan or any Transformation Plan (which Milestone Date may be adjusted because of a Delaying Event, as contemplated above, or pursuant to a Change Request approved by Textron), CSC will accelerate work under the Transition Plan or the applicable Transformation Plan at no additional charge to Textron (by the provision of additional resources, including additional CSC Personnel and Subcontractors, if necessary) in order to facilitate the earliest completion of that late obligation or Work Product without there being any impact on the timing of any other obligation or Work Product.

(b)           If CSC fails to complete a material obligation or provide an item of Work Product in accordance with the Transition Plan or any Transformation Plan, Textron (in addition to being entitled to enforce CSC’s obligations above) may withhold payment with respect to that obligation, Work Product or the Transition Plan or Transformation Plan until such completion or provision, and CSC shall grant to Textron a credit against the charges as set forth in the Transition Plan, the Transformation Plan or Schedule I, as applicable.

(c)           CSC shall not be liable under this Section 3.6.12 if the reason for the failure to meet a Milestone Date for an obligation or Work Product is described in Section 3.6.7 or is a Force Majeure Event.

3.6.13      Textron shall have the right to test, accept and/or approve each Key Deliverable in the Transition Plan and the Transformation Plan (or components of any such plan), as applicable, in accordance with the acceptance criteria included in the applicable plan.

3.7          Extraordinary Events

3.7.1        A Party shall promptly notify the other Party of any event or series of events that it believes constitutes or is likely to constitute an Extraordinary Event.  If the Parties agree that an Extraordinary Event has occurred (or shall occur), the Parties shall (i) discuss the impact of such Extraordinary Event upon the Services or any part thereof; and (ii) renegotiate and adjust pricing for the affected Services, provided that Textron shall not be subject to any penalties by CSC as a result of any Extraordinary Event, and any revised pricing terms shall not put either Party in any worse a position (including the Service Charges payable by Textron or the quality of the Services) than it occupied prior to the occurrence of the Extraordinary Event.

3.7.2        An “Extraordinary Event” means an increase or decrease of [***] percent ([***]%) or more during any [***] period, in the actual average [***] usage volume of any Resource Unit when compared with the applicable [***] Baseline Usage Volume for such period, to be calculated in accordance with the applicable provisions of Appendix C (Pricing) of each Tower Services Agreement.

3.8          Decrease in Resource Unit Usage Volume

3.8.1        In the event of a decrease at any Site outside of the United States of [***] percent ([***]%) or more, during any [***] period, in the actual average [***] usage volume at such Site of any Resource Unit when compared with the actual [***] usage volume of such Resource Unit during the [***] following the applicable Handover Date, CSC or its designated applicable CSC Affiliate shall be entitled to reimbursement of all redundancy payments in respect of employees (whether or not Transitioned Employees) of CSC or the applicable CSC Affiliate who devote at least [***] percent ([***]%) of their time to performing Services at the affected Site, whose employment is terminated in connection with such Resource Unit usage reduction and who are not redeployed to other tasks.  CSC shall use commercially reasonable efforts to mitigate the costs set forth herein.

3.8.2        For purposes of Section 3.8.1, “all redundancy payments” payments means, and shall be limited to, an amount equal to the higher of any redundancy payments required by (a) statute or other Law, or (b) either (i) redundancy payments made pursuant to contractual arrangements with the employee, subject to the Contractual Redundancy Cap (as defined below) or (ii) where there is no contractual arrangement with the employee, a settlement with the employee not to exceed an amount equal to [***] salary for each year of year of service recognized by CSC or the applicable CSC Affiliate (which may include years of employment by prior employers), with the salary rate being that in effect at the time of termination. The Contractual Redundancy Cap shall mean and be limited to an amount equal to the average amount of redundancy payments which Transitioned Employees in the country where the employee whose employment is terminated resides, having a comparable number of years of service, would have received at the time of termination from Textron under contractual arrangements with Textron in effect at the time of the applicable Handover Date.

3.8.3        Notwithstanding the foregoing, no redundancy reimbursement shall be payable by Textron with respect to: (a) termination for cause of an employee by CSC or a CSC Affiliate which is later determined to have been improper; (b) termination for the convenience of any employee of CSC or a CSC Affiliate under circumstances where the employee is replaced by an employee who performs the same work; or (c) circumstances where the employee is redeployed by CSC or a CSC Affiliate or is offered employment by Textron or a Textron Affiliate resulting in a failure to trigger applicable statutory or contractual provisions related to redundancy payments and thereby relieving CSC or the applicable CSC Affiliate from redundancy payment obligations.

3.9          Disaster Recovery

3.9.1        Beginning on the applicable Handover Date, CSC will be responsible for the testing and recovery of each of the Services in compliance with the provisions of Schedule B (Cross-Functional Obligations).

3.9.2        CSC shall maintain disaster recovery plans or take other measures with respect to its business not related to this Agreement or Textron such that a disaster with respect to such business will not impact CSC’s ability to perform its obligations under this

Agreement, provided that this provision shall not obligate CSC to provide more disaster recovery services for Textron than Textron has purchased under the terms of this Agreement.

4.             PERFORMANCE STANDARDS AND SERVICE CREDITS

4.1          Performance of the Services

4.1.1        From the applicable Handover Date, in accordance with an agreed upon implementation schedule for Service Levels for the applicable Services, CSC shall at all times achieve or exceed the Performance Standards with respect to such Services and shall, unless otherwise agreed, perform the Services:

(a)           at least at the same level of performance with respect to accuracy, quality, completeness, timeliness, responsiveness and efficiency as was provided by or for Textron prior to the applicable Handover Date, as documented using a consistent measurement methodology;

(b)           with promptness, diligence and in a professional manner, in accordance with the practices and professional standards used by, and consistent with levels of performance achieved by, well-managed operations performing services similar to the Services;

(c)           using efficiently the resources or services necessary to provide the Services, where the charges to Textron are dependent upon such efficiency;

(d)           in a cost-effective manner consistent with the required level of quality and performance;

(e)           using, consistent with the Systems Change Management Procedure and the Technology Plan, proven, current technology that enables Textron to take advantage of technological advances in the information technology industry and supports Textron’s efforts to maintain competitiveness in the markets in which Textron competes; and

(f)            using adequate numbers of individuals that:

(i)            are appropriately experienced, qualified and trained, provided however that all In-Scope Employees performing work similar to the work they previously performed shall be deemed to fulfill these requirements with respect to the functions performed by such individuals as of the applicable Handover Date;

(ii)           are familiar with the requirements set forth in this Agreement, the Tower Services Agreements and the Local Enabling Agreements; and

(iii)          shall perform the Services with all reasonable skill, care and diligence.

4.1.2        CSC shall maintain the Infrastructure Systems in accordance with the Technology Plan as approved by Textron and, if required as a result of such plan, the Scope Change Procedure, so that they operate in accordance with this Agreement, including Schedule B (Cross-Functional Obligations) and the Policy and Procedures Manuals that are prepared in accordance with Schedule B.

4.2          Quality Assurance and Improvement Programs

4.2.1           Subject to Section 4.2.2, CSC shall utilize information technology quality procedures of a level at least as high as those utilized by Textron immediately prior to the applicable Handover Date, including Six Sigma and Lean Principles.

4.2.2           In accordance with the Transformation Plans and the Technology Plans, CSC shall significantly enhance the delivery of the Services through the introduction of Software Tools, procedures and other improvements into Textron’s information technology environment so that the Services are performed at least in accordance with the Performance Standards, as those Performance Standards may be enhanced over the Term.  Such enhancements shall include:

(a)        as part of CSC’s total quality management process, CSC providing continuous quality assurance and quality improvement through:

(i)           the identification and application of proven techniques and Software Tools from other installations within CSC’s operations that would benefit Textron operationally and/or financially;

(ii)          the implementation of programs, practices and measures (including checkpoint reviews, testing, acceptance, and other procedures for Textron to assure the quality of CSC’s performance) which shall be specified in the Policy and Procedures Manuals;

(iii)         utilizing such quality assurance and improvement tools and methodologies as Textron may specify from time to time, including those specified in Schedule B (Cross-Functional Obligations); and

(b)       CSC carrying out the initial enhancements described in Schedule I.A (Transition) and Schedule I.B (Transformation).

4.3          Periodic Reviews

Within [***] following the last to occur of the Transformation Completion Dates under the Tower Services Agreements and at least [***] each Contract Year thereafter, Textron and CSC shall review the Service Levels and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services.  The Parties expect and understand that the Service Levels will be improved over time.  It is Textron’s desire to improve the Service Levels based on quality assurance and improvement tools and methodologies referenced in Section 4.2.2(a)(iii).  CSC shall also comply with any relevant reviews regarding CSC’s performance of the Services pursuant to Schedule B (Cross-Functional Obligations).

4.4          Failure to Perform

Subject to Section 12.2, if CSC fails to meet any Performance Standard (a “Service Problem”), CSC shall promptly:

4.4.1           [***] failure to meet the Performance Standard [***] the Service Problem;

4.4.2           [***] the Service Problem [***] the Service Level Agreement attached to the applicable Tower Services Agreement and [***];

4.4.3           [***] the Service Problem [***];

4.4.4           [***] the Service Problem [***] the Performance Standard; and

4.4.5           [***].

4.5          Service Credits

4.5.1        If CSC fails to meet a Service Level and such failure is not excused in accordance with Section 11.8 of Schedule B (Cross Functional Obligations), CSC shall pay Textron a service credit (or Textron may deduct that service credit from the Service Charges payable to CSC) in accordance with Schedule B (Cross-Functional Obligations).

4.5.2        CSC acknowledges and agrees that the Service Credits are a price adjustment and are not an estimate of the loss or damage that may be suffered by Textron as a result of CSC’s failure to meet any Service Level.  Payment of any Service Credit by CSC under this Agreement is without prejudice to any entitlement Textron may have to damages at law or in equity from CSC resulting from, or otherwise arising with respect to, any such breach of this Agreement, or to any right of Textron to terminate this Agreement pursuant to Section 24.1, except as they may apply as a credit against such damages.

4.6          Measurement and Monitoring Tools

CSC shall use the necessary measurement and monitoring tools and procedures required to measure and report CSC’s performance of the Services against the applicable Performance Standards.  Such measurement and monitoring shall permit reporting at the enterprise level (Textron and all Service Recipients) with a level of detail sufficient to verify compliance with the Performance Standards, and shall be subject to Audit by Textron in accordance with Section 15.  CSC shall provide such data in a format commonly understood (e.g., Microsoft Access or Excel) that includes the identification of Business Unit and Site for Problems identified by Textron and, as much as possible, for Problems identified by CSC.  Textron and Service Recipients shall be able to review Service Level measurement and reporting information through the Textron web portal(s) described in Section 3.2.

5.             SERVICE CHARGES

5.1          General

All Service Charges shall be calculated in accordance with the terms of the Agreement, and Textron shall only be required to pay CSC amounts calculated in accordance with the Agreement.

5.2          Pass-Through Expenses

Textron’s payment of the Pass-Through Expenses shall be in accordance with, and subject to, the following:

5.2.1        If Annex D-2 to Schedule D (Pricing) identifies a particular expense as a Pass-Through Expense, CSC shall ensure that the original invoice for such Pass-Through Expense shall be addressed to Textron but sent to CSC and shall, as soon as practicable and in any event not more than [***] following receipt of the original Third Party invoice:

(a)           provide Textron with such original Third Party invoice;

(b)           review the invoice charges to determine the validity of the Pass-Through Expense; and

(c)           provide Textron with a written statement that the charges on the invoice are proper.

5.2.2        With respect to services or materials paid for on a Pass-Through Expenses basis, Textron reserves the right to:

(a)           obtain such services or materials directly from a Third Party;

(b)           designate the Third Party who will provide such services or materials;

(c)           designate the particular services or materials (e.g., equipment make and model) that CSC shall obtain, provided that if CSC demonstrates to Textron that such designation will have an adverse impact on CSC’s ability to meet the Service Levels, such designation shall be subject to CSC’s reasonable approval;

(d)           designate the terms for obtaining such services or materials (e.g., purchase,  lease, lump sum payment or payment over time);

(e)           require CSC to identify and consider multiple sources for such services or materials, or to conduct a competitive procurement; and

(f)            review and approve the Pass-Through Expenses for such services or materials before entering into a contract for such services or materials.

5.2.3        CSC shall use commercially reasonable efforts to secure invoices from vendors and suppliers whose charges are designated as Pass-Through Expenses, and to validate and forward such invoices to Textron, within [***] after the provision of products or services to which such invoices relate.  CSC shall notify Textron of any invoice that it is unable to secure within a reasonable time after applicable products are delivered or services are provided.

5.3          Cost Improvement

5.3.1        During the Term, CSC shall plan for, identify and realize opportunities to reduce the Service Charges and the Pass-Through Expenses, and in so doing shall advise Textron in writing of each savings opportunity that is identified together with an estimate of the potential savings.

5.3.2        CSC shall use commercially reasonable efforts to persuade vendors to reduce their Pass-Through Expenses such that they are lower than, or equivalent to, the vendor’s current market prices for equivalent goods or services.  CSC shall identify ways in which, and assist Textron, to reduce volumes and consumption of the Services.

5.3.3        In the event CSC provides Textron with procurement services for information technology products and services, CSC will use commercially reasonable efforts to obtain for Textron the best pricing and financing rates then available for the products and services being procured.

5.3.4        If CSC offers services to any Third Party other than a government agency that are substantially similar to locations, volumes, scope, technological base and contract terms and conditions of the Services provided under this Agreement, and such services are offered or provided at a lower aggregate price than those charged to Textron, then Textron will receive the same aggregate price as such Third Party.

5.4          Significant Advances in Technology

5.4.1        Subject to Sections 13.3.1 and the Systems Change Management Procedure in Schedule K (Governance), if CSC adopts advanced state-of-the-art technology or processes that were not contemplated in the Transformation Plans, the Service Charges and the Services Descriptions as of the Signature Date and, as a result, the cost to CSC of supplying the Services materially decreases, CSC shall notify Textron in writing of the extent of the change.

5.4.2        As soon as reasonably practicable following such adoption, the Service Charges shall be revised so that CSC and Textron share the net benefit of the decreased cost equitably.

5.5          Taxes

5.5.1        Except as otherwise expressly provided below in this Section 5.5, each of Textron and CSC shall be responsible for:

(a)           any Taxes assessed or imposed on or with respect to property or assets or interests therein owned or used (to the extent such use permits the imposition of such a Tax) by it (collectively, “Property Taxes”);

(b)           any Taxes imposed on or attributable to its business, employees, contractors, subcontractors or operations (collectively, “Business Taxes”); and

(c)           any Taxes imposed on or attributable to its income or receipts (collectively, “Income Taxes”).

5.5.2        The Parties shall, wherever legally permissible, use commercially reasonable efforts to enable each to determine and minimize its own Taxes arising from or associated with this Agreement, including, without limitation, the consummation of the transactions contemplated herein and the provision of the Services.

5.5.3        CSC shall be liable for any Business Taxes or Property Taxes payable by CSC on or with respect to any goods and services used or consumed by CSC exclusively for purposes of providing the Services.

5.5.4        CSC shall be liable for all Business Taxes and Property Taxes that are assessed against or incurred on or in connection with the transfer of assets from Textron to CSC, including without limitation the transfer of the Transferred Equipment, Software or the Assigned Contracts, together with any other goods or services transferred or provided by Textron to CSC.

5.5.5        The Parties shall, wherever legally permissible, use commercially reasonable efforts to cause the transfer of Assigned Contracts, Transferred Equipment or Software from Textron to CSC and, on the termination or expiration of this Agreement, from CSC to a Third Party supplier or back to Textron as part of Transition, Transformation  or Termination Assistance, or otherwise, to not be subject to any Business Taxes or Property Taxes; provided, if such treatment is not possible or permissible, the Parties shall, wherever legally permissible, use commercially reasonable efforts to minimize the amount of such Taxes.

5.5.6        Textron shall be liable for all Service Taxes.

5.5.7        CSC shall, where applicable, provide Textron with a Service Tax invoice or equivalent document to enable Textron, where possible, to reclaim or obtain a refund of the Service Tax from the relevant taxing authority and such invoice or document shall be provided by CSC in the format and within the timeframes required by law.

5.5.8        In the event that the use without charge by CSC of the Textron’s premises in the provision of the Services constitutes additional consideration for Property Tax purposes, each Party will issue to the other a tax invoice for the amount of the additional consideration, and shall pay to the other the amount of tax due thereon or agree on any other mutually convenient procedure which allows both Parties to discharge their tax obligations.

5.5.9        If a new Tax increases the cost of an item included in the Service Charges, CSC may apply to adjust the Service Charges to take account of the net effect of the new Tax, but that increase will not take effect, and Textron is not obliged to pay the amount claimed to be attributable to that new Tax, unless and until Textron is notified thereof in writing and is satisfied that:

(a)           the claimed increase is actually attributable to that Tax and takes into account reductions in any other Taxes; and

(b)           the Tax increase has affected the Service Charges for supplying the Services.

5.5.10      Textron may withhold from any payments to CSC any Tax as required by Law but will provide CSC with a formal receipt or other document evidencing the withholding in the format and timeframe required by Law.  As soon as reasonably possible after Textron has determined that there is an obligation to deduct withholding Tax, Textron will inform CSC of the same.

5.5.11      In the event of any transfer of assets or Intellectual Property Rights under this Agreement, the transferee shall pay any applicable Business Taxes, Property Taxes or Service Taxes.  Textron and CSC shall use commercially reasonable efforts to minimize any such Taxes to the extent permitted by Law.

5.6          Incidental Expenses

Unless otherwise expressly stated in this Agreement, in a Project order or order for new services, all expenses that CSC incurs in performing the Services (including travel and lodging, document reproduction, shipping, and telephone expenses) are included in CSC’s Service Charges and rates as set forth in this Agreement.  Accordingly, such CSC expenses are not separately reimbursable by Textron unless, on a case-by-case basis for unusual expenses, Textron has agreed in advance in writing to reimburse CSC for such expenses.

5.7          Benchmarking

5.7.1        Textron shall have the right during the Term, beginning as of the [***] anniversary of the Signature Date, to benchmark the Service Charges for all of the Services in one or more Towers of Services, provided that the benchmarking of the Services for an individual Tower of Services cannot be undertaken more than [***].

5.7.2        A benchmarking under this Section shall be conducted by an independent industry recognized benchmarking service provider designated by Textron and approved by CSC (the “Benchmarker”), which approval shall not be unreasonably withheld or delayed, and CSC agrees that [***] and [***] are each acceptable as the Benchmarker.  Textron shall pay the charges for the Benchmarker.  The Parties shall each, at their own cost, cooperate with the Benchmarker and provide reasonable information requested by the Benchmarker relating to the Services, (including making available knowledgeable Personnel and pertinent documents and records but excluding CSC’s cost data) subject to the Benchmarker agreeing to comply with reasonable confidentiality restrictions.

5.7.3        The Benchmarker shall perform the benchmarking in accordance with the Benchmarker’s documented procedures and shall compare the Service Charges under this Agreement for the Services being benchmarked to the costs being incurred in a representative sample of information technology operations run by or for other entities.  The Benchmarker shall select the representative sample from entities:

(a)           identified by the Benchmarker and approved by the Parties, such approval not to be unreasonably withheld; and

(b)           identified by a Party and approved by the Benchmarker.

5.7.4        The following conditions shall apply to the representative sample contemplated in Section 5.7.3:

(a)           the representative sample shall include no more than [***] ([***]) entities;

(b)           that have outsourced information technology operations to entities similar to CSC; and

(c)           the representative sample may include entities that are outsourcing customers of CSC.

5.7.5        The Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances.  In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate (a) differences in volume of services, scope of services, service levels, location, financing or payment streams between the Services and services performed for the comparison entity or entities, (b) the proportion of the Services in the individual Tower(s) of Services being benchmarked to the aggregate of Services provided by CSC and the pricing for such Services, and (c) other pertinent factors as determined by the Benchmarker.  Each Party shall be provided the opportunity to review, comment on and request changes in the Benchmarker’s proposed findings.  Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions.

5.7.6        If, in the final report of the Benchmarker after normalization, the charges to Textron under this Agreement for the benchmarked Services are not in the [***], then either of the following shall apply:

(a)           CSC shall give Textron written notice within [***] after issuance of Benchmarker’s final report that CSC accepts such final report, and CSC will promptly develop a plan and schedule, subject to approval of Textron, to bring CSC within the [***] in a reasonable amount of time but in no event longer than [***] after the final report being issued.  CSC shall then implement the plan and achieve the [***] in the designated period of time; or

(b)           if CSC (i) does not provide notification, (ii) fails promptly to develop a plan and schedule to the approval of Textron, or (iii) fails to implement the plan and achieve the [***] in the designated period, all as contemplated in Section 5.7.6(a), then Textron may terminate the benchmarked Services or any portion of them, subject to compliance with the termination provisions set forth in Section 12 of Schedule D (Pricing), by giving CSC not less than [***] written notice.  In the case of termination by Textron of Services in accordance with this Section, the charges payable under this Agreement for continuing Services shall be decreased to reflect the Services that are terminated.

(c)           In the event either Party disputes the final report and requests a subsequent benchmarking, the requesting Party shall pay for the subsequent Benchmarker.

6.             INVOICING AND PAYMENT

6.1          Invoicing

6.1.1        CSC (or a CSC Affiliate, as the case may be) shall render invoices for all amounts due under this Agreement on a [***] basis, as follows:

(a)           for each of the [***] prior to [***], the invoice shall be rendered on the [***] that immediately precedes the [***] in which the applicable Services are provided (or Signature Date, whichever is later), in an amount set forth in Annex D-4 to Schedule D (Pricing); applicable to [***] only.

(b)           for each of the [***] beginning with the [***] during which the [***] occurs, the invoice shall be rendered on the [***] that immediately precedes the [***] in which the applicable Services are provided, in an amount calculated by (i) multiplying the [***] for each Resource Unit set forth in Appendix C (adjusted where applicable and upon agreement of both Parties) to each Tower Services

Agreement by the [***], totalling the resulting calculations, and (ii) adding to the foregoing total the [***] that is set forth in Annex D-4 to Schedule D (Pricing);

(c)           for the [***] beginning with the [***] during which the [***] occurs, the invoice shall be rendered on the [***] that immediately precedes the [***] in which the applicable Services are provided, in an amount calculated by:

(i)            multiplying the [***] for each Resource Unit set forth in Appendix C to each Tower Services Agreement by the [***] and totaling the resulting calculations,

(ii)           calculating the difference between the invoice rendered for [***] and the [***] based upon actual Resource Unit usage volume for[***],

(iii)          calculating the difference between the invoice rendered for each of the [***] beginning with the [***] during which the [***] occurs and the [***] beginning with the [***] during which the [***] occurs based upon actual Resource Unit usage volume for each of the [***] beginning with the [***] during which the [***] occurs

(iv)          adjusting the total amount of (i) to reflect the differences calculated in items (ii) and (iii) and totaling the resulting calculations

(v)           adding to the result of item (iv) the [***] for the applicable Contract Year that is set forth in Annex D-4 to Schedule D (Pricing).

(d)           for each [***] beginning with the [***] during which the [***] occurs and ending with the [***] during which [***] occurs, the invoice shall be rendered on the [***] that immediately precedes the [***] in which the applicable Services are provided, in an amount calculated by:

(i)            multiplying the [***] for each Resource Unit set forth in Appendix C to each Tower Services Agreement by the [***] and totaling the resulting calculations,

(ii)           calculating the difference between the invoice rendered for [***] and the [***] based upon actual Resource Unit usage volume for [***],

(iii)          adjusting the total amount of (i) to reflect the differences calculated in item (ii) and totaling the resulting calculations

(iv)          adding to the result of item (iii) the [***] for the applicable Contract Year that is set forth in Annex D-4 to Schedule D (Pricing).

(e)           for the [***] beginning with the [***] during which the [***] occurs, the invoice shall be rendered in arrears on the [***] following the [***] in which the applicable Services are provided, in an amount calculated by:

(i)            multiplying the [***] in which the applicable Services are provided for each Resource Unit set forth in Appendix C to each Tower Services Agreement by the [***] and totaling the resulting calculations,

(ii)           calculating the difference between the invoice rendered for [***] and the [***] based upon [***],

(iii)          calculating the difference between the [***] and the [***] based upon [***],

(iv)          adjusting the total amount of (i) to reflect the differences calculated in items (ii) and (iii) and totaling the resulting calculations

(v)           adding to the result of item (iv) the [***] for the applicable Contract Year that is set forth in Annex D-4 to Schedule D (Pricing).

(f)            for the [***] beginning with the [***] during which the [***] occurs, and onward, the invoice shall be rendered in arrears on the [***] following the [***] in which the applicable Services are provided, in an amount calculated by:

(i)            multiplying the [***] in which the applicable Services are provided for each Resource Unit set forth in Appendix C to each Tower Services Agreement by the applicable [***] and totaling the resulting calculations,

(ii)           adding to the result of item (i) the [***] for the applicable Contract Year that is set forth in Annex D-4 to Schedule D (Pricing), provided, however, that if the [***] has not occurred by the [***] after the [***] during which the [***] occurs, Textron shall be entitled, without respect to the limitations set forth in Section 6.8, to withhold all further amounts covered by this item until the final Transformation Completion Date has occurred, and all amounts so withheld shall become due and payable within [***] after the occurrence of the final Transformation Completion Date.

CSC shall promptly and properly bill and invoice all Service Charges, Pass-Through Expenses and any other charges for which Textron is responsible.

6.1.2        Invoices shall be rendered to Textron and to individual Service Recipients designated by Textron, as follows:

(a)           individual Service Recipients designated in Annex D-3 to Schedule D (Pricing) will be invoiced by designated CSC Affiliates for Services performed for the designated invoice recipients and, if applicable, for other designated Service Recipients; and

(b)           Textron will be invoiced by CSC for all Services not included on invoices rendered to designated Service Recipients.

6.1.3        Invoices shall set forth the following:

(a)	the calculations utilized to establish the Service Charges, including Resource Units consumed and applicable Service Charges for Resource Units;

(b)

for each Service Charge listed, the specific part of the Services on which such Service Charge is based, broken down by Tower Services Agreement and then by each sub-service within the Tower Services Agreement;

(c)

the Service Recipient to which the Service Charge is applicable (i.e., that Service Recipient which incurred the Service Charge) and the country and local currency amount applicable to the Service Charge;

(d)	the other amounts of any Taxes and a summary of invoices previously submitted for Pass-Through Expenses; and

(e)	such resource usage related details as may be reasonably specified by Textron to assist in internal chargeback requirements, including necessary creation of a data file.

6.1.4        CSC acknowledges that Textron’s invoicing and payment requirements will need to be designed jointly by Textron and CSC, will need to remain flexible and will change from time to time, and that CSC shall comply with and accommodate such changes to invoicing and payment requirements as Textron may require; provided that such changes do not have a material adverse affect on CSC.  Such changes shall not include changing the due date for payment.

6.2          Payment Due

Subject to the other provisions of this Section 6 and CSC performing the Services in accordance with this Agreement, invoices provided in accordance with Section 6.1 will be due and payable by Textron within [***] of the date the invoices were received.  CSC may charge interest at an annual percentage rate equal to [***] percent ([***]%) or the maximum rate permitted by Law, whichever is lower, calculated as of the original due date and accruing from such date until payment is made, in the event that Textron or a Service Recipient fails to make any payment in a timely manner.

6.3          Proration

Periodic charges under this Agreement shall be calculated on a calendar [***] basis, and shall be prorated for any [***].

6.4          Prepaid Amounts

6.4.1        Where Textron has prepaid for a service or function for which CSC is assuming financial responsibility under this Agreement, upon either Party identifying the prepayment, CSC shall promptly refund to Textron that portion of such prepaid expense which is attributable to periods on and after the applicable Handover Date.

6.4.2        Where CSC has prepaid for a service or function for which Textron is assuming upon expiration or termination of this Agreement or discontinuation of any Services, upon either Party identifying the prepayment, Textron shall promptly refund to CSC that portion of such prepaid expense which is attributable to periods on and after the applicable date of termination or expiration.

6.5          Refunds and Credits

6.5.1        If CSC receives a refund, credit or other rebate from a Third Party for goods or services previously paid for by Textron (including Pass-Through Expenses), CSC shall promptly notify Textron of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to Textron.

6.5.2        If Textron receives a refund, credit or other rebate from a Third Party for goods or services previously paid for by CSC (including Pass-Through Expenses, Textron shall promptly notify CSC of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to CSC.

6.6          Deductions

With respect to any amount to be paid by Textron hereunder, Textron may deduct from such amount any undisputed amount that CSC is obligated to pay Textron hereunder.

6.7          Accountability

CSC shall provide Textron with documentation and other information with respect to each invoice as may be reasonably requested by Textron to verify the accuracy of the invoice and compliance with the provisions of this Agreement.  Invoices for billable resources shall include weekly time reporting records for each billable Project resource showing hours worked during that month, sorted by Project code (or reference to the applicable Change Request).

6.8          Disputed Charges

Textron shall pay undisputed charges when those payments are due.  Textron may withhold payment of any charges that Textron disputes in good faith; provided however, disputed amounts withheld by Textron in good faith may not exceed (a) an aggregate amount of [***] prior billing measured at the time the first disputed amount is withheld (if the total amount withheld includes amounts withheld in more than [***]) plus (b) any amounts withheld solely due to computational errors in the invoice disputed.  Except as set forth in the preceding sentence and as otherwise expressly set forth in the Agreement, Textron shall have no other right to deduct, withhold or set off.  Nothing in the foregoing sentence shall limit or prejudice Textron’s right to dispute charges in good faith.

6.9          Net Payments to Textron

If, for any month, the amounts payable by CSC to Textron exceed the amounts payable by Textron to CSC for that month, CSC shall pay that net amount to Textron within [***] following the end of such month.

7.             TEXTRON FACILITIES

7.1          Provision of Textron Facilities

7.1.1           During the Term, Textron shall provide to CSC, and CSC shall utilize in providing the Services, the space, furnishings and fixtures specified in Schedule C (Service Recipients and Textron Facilities) or comparable facilities (collectively, the “Textron Facilities”).  CSC shall be responsible for providing, at CSC’s own cost, any other facilities and support CSC needs to provide the Services and to perform CSC’s obligations under this Agreement.

7.1.2           CSC acknowledges that the Textron Facilities are provided by Textron in their “as is, where is” condition without warranty, express or implied, as of the applicable Handover Date (or such later date that such Textron Facilities are provided).

7.1.3           Textron shall bear the costs of providing the Textron Facilities and all lease, support, maintenance or related leasehold improvements (subject to Section 7.3.2) with respect to the Textron Facilities, including the structures, roof, exterior and interior walls, electrical systems, water, sewer, lights, heating, ventilation and air conditions (HVAC) systems, physical security systems, fire suppression systems, general custodial services and other infrastructure components relating to the facilities (including monitoring and maintaining all uninterruptable power supply (UPS) system, backup power generators, air handlers and water chillers that support the facilities).  Textron will maintain, and support such facilities to the extent necessary for CSC to utilize the facilities in order to provide the Services in accordance with the Service Levels and CSC’s other obligations.  In addition, Textron shall improve, modify, expand and upgrade the facilities upon mutual agreement by the Parties.

7.1.4           CSC shall permit Textron and its agents and representatives to enter into those portions of the Textron Facilities occupied by CSC or CSC’s Personnel at any time and for any reason, including to perform maintenance and services related to such Textron Facilities, subject to reasonable safety and security requirements.

7.1.5           Textron shall be entitled to schedule and undertake pre-planned maintenance, repairs, shutdowns and alterations with respect to the Textron Facilities to the extent it does not degrade Services or increase CSC’s cost.  Textron shall be entitled to undertake emergency repairs, shutdowns and alterations with respect to the Textron Facilities.

Other than in the case of emergencies, Textron shall give CSC reasonable notice of the same, and in all cases shall work with CSC to minimize the impact of such activities on CSC’s ability to perform the Services.

7.2          Rights in Textron Facilities

7.2.1           Nothing in this Agreement shall be deemed to grant to CSC a leasehold or other property interest in the Textron Facilities, nor any exclusive right to occupy or use the same, or to transfer any title in the Textron Facilities to CSC and CSC hereby expressly disclaims any such interest or title.

7.2.2           In the event that a Textron Facility is subject to a lease or mortgage (each a “Property Interest”), then the limited licenses to utilize the Textron Facilities granted to CSC hereunder shall be subject, and subordinate, to such Property Interest.  CSC shall comply with the terms of such Property Interests.

7.2.3           At the request of Textron, CSC and Textron shall enter into a license with respect to each of the Textron Facilities in such form as may be needed to comply with any Property Interest.

7.3          Use of Textron Facilities

7.3.1           CSC shall use the Textron Facilities in a reasonably efficient manner, minimizing interference with Textron’s or Textron’s subcontractors’ operations.  To the extent that the Parties agree that CSC utilizes the space in a manner that unnecessarily increases the Textron Facilities operational costs incurred by Textron, Textron shall have the right to deduct the excess Textron Facilities costs of such utilization pursuant to Section 6.6.

7.3.2           CSC shall keep the Textron Facilities in good order, shall not commit or permit waste or damage to such Textron Facilities, shall not use such Textron Facilities for any unlawful purpose or act, and shall comply with Textron’s standard policies and procedures as made available to CSC regarding access to and use of the Textron Facilities, including procedures for the security and health and safety requirements of the Textron Facilities.

7.3.3           CSC shall only use the Textron Facilities for the purpose of providing the Services or back office activities related to the Services.  CSC shall not perform any services for any of its other clients, and shall not permit any CSC Subcontractors to perform any services for any other clients, while at the Textron Facilities and/or from the Textron Facilities.  CSC shall not permit any other person or entity to use the Textron Facilities, other than the CSC Subcontractors, without Textron’s prior written approval, which may be granted or withheld in Textron’s sole discretion.

7.3.4           CSC shall be responsible for any damage or waste to the Textron Facilities resulting from the abuse, misuse, neglect or negligence by CSC’s Personnel or other failure to comply with CSC’s obligations in respect to the Textron Facilities.  In the event of such damage or waste, CSC shall repair such damage or, if Textron repairs such damage, compensate Textron for the cost of such repair.

7.3.5           CSC shall not make any improvements or alterations involving structural, mechanical or electrical modifications to the Textron Facilities without Textron’s prior written approval, which may be granted or withheld in Textron’s sole discretion.  Any improvements or alterations to the Textron Facilities shall automatically become the property of Textron.

7.3.6           CSC shall coordinate the installation of Equipment at the Textron Facilities with Textron.  The installation of Equipment that materially increases the power, cooling or weight requirements for a Textron Facility shall be subject to Textron’s prior written approval, which may be granted or withheld in Textron’s sole discretion.

7.4          Relocation of Facilities

7.4.1           Textron may, upon reasonable notice to CSC, (a) relocate any space being used by CSC in a Textron Facility or (b) direct CSC to cease using all or part of any space in a Textron Facility.  If the requirement for CSC to relocate results in additional costs to CSC, the Parties will follow the Scope Change Procedure to reflect the increase in CSC’s costs of delivering the Services as well as any moving expense. Through the Scope Change Procedure, the Parties will also agree upon, if necessary, Changes in CSC’s performance obligations to the extent that they are affected by the relocation, whether on a one-time or ongoing basis or both.  CSC will use commercially reasonable efforts to minimize such costs and Changes to its performance obligations.

7.4.2           Except as specified in Section 7.4.1, CSC shall not relocate, migrate or consolidate the performance of the Services without Textron’s prior written consent; provided that relocations, migrations and consolidations provided in mutually agreed upon Transformation Plans and Technology Plans are deemed approved by Textron.

7.5          Return of Textron Facilities

In the event the Parties mutually agree that any of the Textron Facilities are no longer required for the performance of the Services or upon Termination of this Agreement, CSC shall promptly return such Textron Facilities to Textron in substantially the same condition as when CSC began to use such Textron Facilities, subject to ordinary wear and tear.

8.             EQUIPMENT AND THIRD PARTY CONTRACTS

8.1          Textron-Owned Existing Equipment

8.1.1           As of the applicable Handover Date, Textron shall sell, and CSC shall purchase, the Transferred Equipment owned by Textron as identified in Annex F-4 of Schedule F (Existing Equipment and Software) for the amount set forth in such Annex.  Usual and customary bills of sale and other similar documents shall be provided to a Party in respect of any Transferred Equipment at such Party’s request.

8.1.2           With respect to:

(a)       Existing Equipment other than the Transferred Equipment set forth in Annex F-5 of Schedule F (Existing Equipment and Software) that is owned or leased by Textron; and

(b)       Equipment purchased by Textron pursuant to Sections 8.5.2 or 8.5.3,

Textron grants to CSC, during the Term, the rights of access to and use of Textron-Owned Equipment and Textron-Leased Equipment to the extent necessary to provide the Services for the benefit of Textron and CSC’s use of Textron-Leased Equipment shall be subject to the terms of any relevant Lease.  CSC shall manage Textron-

Retained Leases to Textron-Leased Equipment as Managed Contracts, as set forth in Section 8.2.

8.1.3           CSC shall not perform any services for any of its other clients, and shall not permit any CSC Subcontractors to perform any services for any other clients, using any Textron-Owned Equipment or Textron-Leased Equipment.  CSC shall not permit any other person to use Textron-Owned Equipment or Textron-Leased Equipment, other than CSC Subcontractors that have been previously approved by Textron for such use and CSC Affiliates providing Services to Service Recipients.  CSC shall be responsible for any damage to or loss of Textron-Owned Equipment or Textron-Leased Equipment located at any CSC Facility and for any damage to or loss caused by CSC Personnel of Textron-Owned Equipment or Textron-Leased Equipment located at any CSC Facility.  In the event of such damage or loss, CSC shall repair the damage or loss and/or (if Textron rectifies) compensate Textron for the cost of such rectification.

8.1.4           CSC acknowledges and agrees that CSC has no legal or equitable claim to the Existing Equipment owned by Textron or leased by Textron from any Third Party.  CSC further agrees that CSC’s access and use of the Existing Equipment during the Term will not give rise any such ownership or other rights in the Existing Equipment and that CSC will not contest the ownership of such Equipment.

8.1.5           Throughout the Term and thereafter for the purposes of Termination Assistance, CSC shall keep any Existing Equipment that CSC uses to provide the Services separately identified from the property of CSC and of Third Parties.

8.1.6           CSC shall not pledge or encumber, or in any way agree to or permit the imposition of a lien or any security interest attributable to actions of CSC or any CSC Subcontractor on, any of the Existing Equipment, which shall at all times remain Textron’s or the applicable Third Party lessor’s property.  CSC hereby waives and agrees to waive any rights which may arise under Law for CSC to impose a lien on the Existing Equipment for any sums due to CSC by Textron pursuant to this Agreement.

8.1.7           Should Textron wish to consolidate or relocate some or all of the Textron-Owned Equipment or Textron-Leased Equipment during the Term, then the Parties must first agree to a consolidation/relocation plan (which may include the sale of Textron-Owned Equipment to or the assumption of relevant Leases by CSC and allocation of risk associated with such consolidation or relocation).  The sale of any Textron-Owned Equipment shall be made in accordance with this Agreement, and Textron-Leased Equipment shall be transferred pursuant to Section 8.5 with CSC obtaining all Required Consents, including in accordance with Section 8.7.

8.1.8           Textron shall be responsible for terminating existing Leases for Textron-Leased Equipment on the applicable expiration dates and for avoiding automatic renewal of any such Leases.  CSC shall cooperate with Textron  in connection with termination of such Leases and in planning and preparation for Refresh of Textron-Leased Equipment upon Lease expiration.

8.2          Managed Contracts

8.2.1           Subject to Section 8.6, CSC will, from the applicable Handover Date, administer the Managed Contracts.  For purposes of this section, the “Handover Date” for a Third Party Contract added to Annex F-3 to Schedule F (Existing Equipment and Software)

after the Signature Date shall be the later of the actual Handover Date or the date that the Third Party Contract is added to Annex F-3 to Schedule F.

8.2.2           Subject to CSC obtaining any Required Consents pursuant to Section 8.6, Textron hereby authorizes CSC to administer the Managed Contracts and will promptly notify all appropriate Third Party suppliers of such authorization.  CSC shall not have any right to sue, claim or take any legal actions (or any precursors to such actions) in Textron’s name with respect to the Managed Contracts, and CSC shall inform Textron of any issues arising out of or relating to the Managed Contracts.

8.2.3           CSC shall, from the applicable Handover Date, administer the Managed Contracts including managing Third Party suppliers, informing Textron when any Managed Contracts are due for renewal, and using Equipment, Software or other subject matter of any Managed Contract in compliance with the provisions of the applicable Managed Contracts.  CSC’s responsibility for the Managed Contracts shall be to manage only, and it shall not have any liability for the operational or other failure of any seller or other provider under a Managed Contract (except insofar as such failure is due to a failure to manage properly). In the event of an operational or other failure of any seller or other provider under a Managed Contract, CSC shall, upon request, demonstrate to Textron that it has exercised reasonable managerial measures.

8.2.4           Textron shall pay the charges under the Managed Contracts directly.

8.3          Transfer of Third Party Contracts

8.3.1           Subject to the CSC having obtained any Required Consents pursuant to Section 8.6, as of the applicable Handover Date, Textron shall assign or novate, as Textron shall deem appropriate in its sole discretion, to CSC, and CSC shall accept such assignment or novation, as applicable, for, those Existing Equipment Leases, Third Party Service Contracts and Third Party Software Contracts listed in Annex F-2 of Schedule F (Existing Equipment and Software) (collectively, the “Assigned Contracts”).  The Parties shall enter into an assignment or a novation agreement, as applicable, substantially in the form attached to Schedule F (Existing Equipment and Software) with respect to the Assigned Contracts.

8.3.2           CSC shall comply with the duties imposed on Textron under the Assigned Contracts and shall pay directly (or reimburse Textron if Textron has paid) the charges under the Assigned Contracts that are attributable to periods on and after the applicable Handover Date.  Textron shall be responsible for compliance and charges attributable to periods prior to the applicable Handover Date.  For purposes of this section, the “Handover Date” for a Third Party Contract added to Annex F-2 to Schedule F (Existing Equipment and Software) after the Signature Date shall be the later of the actual Handover Date or the date that the Third Party Contract is added to Annex F-2 to Schedule F.

8.3.3           Textron shall be responsible for charges for maintenance under any Lease for Midrange Legacy Servers in accordance with Appendix 2C to Attachment 2), and except for such Midrange Legacy Servers CSC shall be responsible for maintenance charges for any other Supported Equipment under any Lease which is a Managed Contract or an Assigned Contract.

8.3.4           CSC shall pay any fees or charges associated with the assignment, novation or consent, as applicable, of the Assigned Contracts and Managed Contracts that have been identified by Textron or CSC on Annex F-2 and F-3 to Schedule F (Existing Equipment and Software).  Textron shall pay any fees or charges associated with the assignment, novation or consent, as applicable, of any Third Party Contracts related to the Services which have been identified by Textron or CSC subsequent to the Signature Date and prior to the first anniversary of the first Handover Date and which Textron elects to add to Annex F-2 or F-3 to Schedule F.  In connection with any such contract, CSC shall provide a proposal showing the difference in pricing (up or down) if the contract is to assigned to CSC.  Upon receipt of the proposal, Textron shall elect to: (i) add the contract to Annex F-2 to Schedule F, in which case the pricing shall be adjusted up or down in accordance with CSC’s proposal; (ii) add the contract to Annex F-3 to Schedule F and treat the contract as a Managed Contract; or (iii) terminate the contract at Textron’s expense. CSC shall use commercially reasonable efforts to minimize the costs to Textron of any consents. If during the first year after the applicable Handover Date Textron elects to treat the contract as a Managed Contract, and CSC can administer such contract with its existing dedicated staff without incurring additional cost and without impacting its ability to perform other Services, there shall be no adjustment in pricing. If CSC will incur additional cost or if its ability to perform other Services using the existing dedicated staff for other Services is impaired, the election to add the contract as a Managed Contract shall be treated as a Scope Change.  Any Third Party Contract which Textron elects to add as an Assigned Contract or Managed Contract subsequent to the first anniversary of the applicable Handover Date shall be treated a Scope Change.

8.3.5           CSC shall pay (or reimburse Textron if Textron has paid) the charges under the Assigned Contracts that are attributable to periods on and after the applicable Handover Date to Textron directly.  Textron shall be responsible for charges attributable to periods prior to the applicable Handover Date.  For purposes of this section, the “Handover Date” for a Third Party Contract added to Annex F-2 to Schedule F (Existing Equipment and Software) after the Signature Date shall be the later of the actual Handover Date or the date that the Third Party Contract is added to Annex F-2 to Schedule F.

8.4          Right of Use Under Managed Contracts

8.4.1           Other than with respect to the Assigned Contracts and subject to the Parties having obtained any Required Consents, with effect from the applicable Handover Date, Textron grants to CSC during the Term and solely to the extent necessary for performing the Services, rights of access to and use of the Managed Contracts (“Rights of Use”).

8.4.2           CSC shall comply with the duties, other than payment obligations, that are imposed on Textron under the Managed Contracts, including, without limitation, use restrictions and confidentiality obligations, and CSC shall not seek to modify or otherwise revoke such terms.

8.4.3           Textron will, from the applicable Handover Date, not terminate, extend, amend or substitute for any Managed Contract without prior written notice to CSC.  CSC will, from the applicable Handover Date, be authorized to serve as Textron’s agent to terminate, extend or amend any Managed Contract with the prior written consent of Textron. Textron shall exercise termination, extension and other rights thereunder as CSC reasonably directs in writing with respect to such Managed Contracts after consultation with Textron; provided that CSC shall be responsible for all costs, charges and fees associated with the exercise of such rights with respect to a Managed Contract unless such costs and fees are incurred as a result of termination of the Managed Contract by reason of a material breach by the Textron contractor, in which case Textron shall be responsible.  If Textron exercises termination, extension and other rights under a Managed Contract on Textron’s own initiative, without request by CSC, Textron shall be responsible for all costs, charges and fees associated with the exercise of such rights.  Nothing in this Section 8.4.3 shall be construed as altering Textron’s financial responsibility for Managed Contracts other than as described with respect to termination or extension.

8.4.4           Except as otherwise requested or approved by Textron (or the relevant licensor), CSC shall cease all exercise of rights under the Managed Contracts, upon Termination of this Agreement.

8.5          Equipment Acquisitions during the Term

8.5.1           Subject to Section 8.5.3 and the Technology Plan, CSC shall acquire Equipment, including modifications, upgrades, enhancements, additions and replacements of Existing Equipment that is Supported Equipment, as necessary or appropriate to provide the Services.  Such Equipment shall be acquired in the name of CSC and title shall vest in CSC, except as set forth in Sections 8.5.2 and 8.5.3.

8.5.2           Modifications, upgrades and enhancements of Existing Equipment that is Supported Equipment shall be acquired in the name of Textron (and title shall vest in Textron), to the extent that Textron or any of its Affiliates remains the owner of such Existing Equipment, and shall be treated in accordance with the governing lease to the extent that Textron remains the lessee of such Existing Equipment.

8.5.3           With respect to Equipment acquisitions identified in Section 8.3 of Schedule B (Cross Functional Obligations), acquisition costs for such Equipment shall be treated as described in such Section 8.3, and such Equipment shall be purchased or leased in the name of Textron unless Textron requires otherwise in writing.

8.6          Required Consents

CSC shall obtain, insofar as practicable as of the applicable Handover Date, the Required Consents for Third Party Contracts identified in Schedule F (Existing Equipment and Software) prior to the applicable Handover Date.  If a Required Consent is not obtained, then unless and until such Required Consent is obtained, CSC shall determine and adopt such alternative approaches as are appropriate to provide the Services without such Required Consents subject to Textron’s prior approval.  Required Consents include any consents necessary to enable CSC Subcontractors to perform the Services.

8.7          Shared-Host Processor License

In the event CSC performs any Services using a shared-host processor, CSC will be responsible, and will not charge Textron, for any software license and maintenance fees attributable to CSC’s use of a processor larger than would be necessary to run Textron’s work alone.

8.8          Subcontractors

The grant by Textron to CSC of a license to use or of rights of access and use pursuant to this Section 8 shall be deemed to include the grant of such license or rights to CSC Subcontractors subject to Textron’s prior written approval and to the provisions of this Agreement.

8.9          Relocation of Equipment

Except as provided in any Transformation Plan or Technology Plan that has been mutually agreed upon by the Parties, CSC shall not migrate, consolidate or relocate any Equipment related to the Services, or the performance of the Services, to any location or facility, without Textron’s prior written approval, which may be granted or withheld in Textron’s sole discretion.

9.             SOFTWARE AND PROPRIETARY RIGHTS

9.1          Intellectual Property Rights Existing at the Signature Date

This Agreement shall not be deemed to assign to any Party any Intellectual Property Rights existing at the Signature Date.  Neither the existence of this Agreement nor the provision of Services hereunder shall be used as a justification by a Party to contest the other’s ownership of any such Intellectual Property Rights.

9.2          Textron Software and Textron Material

9.2.1           Textron shall have and retain all right, title and interest in and to the Textron Software, the Textron Material and the Work Product (to the extent that rights in the same have been assigned to Textron pursuant to Section 9.5), including all Intellectual Property Rights therein.

9.2.2           Textron hereby grants to CSC a world-wide, fully paid-up, non-exclusive, non-transferable license during the Term to access and execute the Textron Software, the Textron Material and the Work Product (to the extent that rights in the same have been assigned to Textron pursuant to Section 9.5) solely to the extent necessary and for the sole purpose of performing CSC’s obligations under this Agreement, with the right to grant sublicenses thereunder to the CSC Subcontractors solely for such purpose.

9.2.3           The Textron Software, the Textron Material and the Work Product (to the extent that rights in the same have been assigned to Textron pursuant to Section 9.5) shall be made available to CSC in such form and on such media as exists at the Signature Date and, with respect to the Textron Software, the Textron Material and the Work Product (to the extent that rights in the same have been assigned to Textron pursuant to Section 9.5) supplied after the Signature Date, in such form and on such media as may be agreed between the Parties.

9.2.4           CSC shall cease any and all access and use of the Textron Software, the Textron Material, and the Work Product (in which rights have been assigned to Textron pursuant to Section 9.5) upon expiration or Termination of this Agreement, except during any Termination Assistance Period.

9.3          CSC Software and CSC Material

9.3.1           Subject to the license and rights granted in Section 9.3.4, CSC shall retain all right, title and interest in and to the CSC Software and the CSC Material, including all derivative works and other Intellectual Property Rights therein.

9.3.2           CSC shall not use any of the CSC Software (other than Software such as tools, scripts, monitoring and similar types of software, and software CSC uses for its internal administration) as part of, or in the provision of, the Services without obtaining Textron’s prior written approval.

9.3.3           CSC shall be responsible for installing, operating and maintaining the CSC Software at CSC’s own expense.

9.3.4           CSC hereby grants to Textron, solely for its internal use, a worldwide, fully paid-up, non-exclusive, non-transferable license to use, execute, operate, adapt, copy, maintain, support, modify, display, distribute, perform and enhance (as may be reasonably necessary for Textron and the Service Recipients to receive the Services under this Agreement or to enjoy all of the benefits hereof) the CSC Software and the CSC Material for the purpose of Textron and the Service Recipients obtaining the benefit of the Services during the Term and without further consideration to CSC.  The license granted under this Section 9.3.4 includes the right to grant sublicenses to Service Recipients and End Users and to contractors of Textron, Service Recipients and End Users and shall take effect on the date that the relevant CSC Software or CSC Material is first used by or on behalf of CSC to provide the Services.

9.3.5           With effect from and after the Termination Date, CSC grants to Textron, solely for its internal use, a worldwide, fully paid-up, non-exclusive, non-transferable license to use, execute, operate, adapt, copy, maintain, support, modify, display, distribute, perform and enhance the CSC Software and the CSC Material as may be reasonably necessary for the purpose of enabling Textron, the Service Recipients and the End Users to receive services similar to the Services but not for any commercialization purposes, without further consideration.  The license granted under this Section 9.3.5 includes the right to grant sublicenses to Service Recipients and End Users and to contractors of Textron, Service Recipients and End Users.

9.3.6           Prior to the Termination Date, at Textron’s request, the Parties shall use commercially reasonable efforts to agree to the terms pursuant to which CSC will support the CSC Software and the CSC Material after Termination, provided that such terms shall be no more restrictive than those offered by CSC to entities similarly situated to Textron.

9.3.7           For purposes of clarification, the provisions of this Agreement shall not apply to any of CSC’s software licensed directly to Textron outside the scope of this Agreement.

9.4          Third Party Software

9.4.1           CSC shall secure the grant to Textron, the Service Recipients, and its and their respective employees and designees, solely for their internal use, of a license to all Third Party Software adequate to permit Textron, the Service Recipients and End Users to receive the Services during the Term without further consideration.  For the avoidance of doubt, financial responsibility for Software is allocated between the Parties as set forth in Schedule B and nothing in this Section 9.4.1 is intended to broaden CSC’s financial responsibility.

9.4.2           CSC shall not introduce any Third Party Software that is not commercially available as part of, or in the provision of, the Services without obtaining Textron’s prior written approval, which may be granted or withheld in Textron’s sole discretion.

9.4.3           If Textron so requests, CSC shall promptly supply Textron with a list of Third Party Software licensed or otherwise supplied to CSC in connection with the Services.

9.4.4           With effect from and after the Termination Date, CSC shall use commercially reasonable efforts but without additional cost to CSC to secure the grant to Textron, the Service Recipients, and its and their respective employees and designees, of a world-

wide, fully paid-up, non-exclusive, non-transferable license to use, execute, operate, adapt, copy, maintain, support, modify, prepare derivative works based on, display, distribute, perform and enhance the Third Party Software, without further consideration, as may be reasonably necessary for the purpose of enabling them to receive services similar to the Services performed under this Agreement.

9.5          Work Product

9.5.1           Subject to Section 9.1 and the rights of any Third Party, Textron shall have and hold all right, title and interest (including Intellectual Property Rights) in and to any and all Work Product, together with all copies thereof, subject, in the case of Modifications to Textron Software, Textron Material, or Third Party Software, to the terms of the relevant licenses or contracts; provided however that Textron shall not obtain any such rights (except rights necessary to receive the Services during the term of this Agreement and thereafter) in any derivative works based on CSC Material, CSC Software, or Third Party Software ..  Notwithstanding the foregoing, Textron’s rights in Textron Data and, without Textron’s prior written consent, derivative works based on Textron Software and Textron Material shall not be subject to the rights of any Third Party.  To the extent that any such right, title and interest does not vest in Textron by operation of Law, CSC hereby irrevocably assigns and agrees to assign (free from any encumbrance) all right, title and interest (including all Intellectual Property Rights) in and to the Work Product without further consideration.  CSC shall secure a waiver of all applicable Intellectual Property Rights from the holders of such rights.  For the avoidance of doubt, this assignment shall not be affected in any way by the rejection of any Work Product by Textron under this Agreement or the termination, in whole or in part, of this Agreement by Textron.

9.5.2           Textron hereby grants CSC a world-wide, fully paid-up, non-exclusive, non-transferable license to access and use the Work Product to the extent necessary and for the sole purpose of performing CSC’s obligations under this Agreement, with the right to grant sublicenses thereunder to CSC Subcontractors only for such purpose.  The license granted under this Section 9.5.2 shall take effect on the date that the relevant Work Product is created and shall continue until the date that item ceases to be used in the performance of the Services (in which event CSC shall promptly comply with Section 16.7) and, in any event, such license shall cease on the later of the date of Termination and the end of the period during which Termination Assistance is provided.

9.6          Third Party Application Software Acquired During Term

CSC shall not use any Third Party Software in Tier 3 for which Textron has financial responsibility, and in Tier 4 and Tier 5 that is not commercially available as part of, or directly in the provision of, the Services, other than service delivery software that is not used by Textron or any Service Recipient or End User, without Textron’s prior written approval, which may be granted or withheld in Textron’s sole discretion. Subject to the Change Control Procedure, CSC shall install, operate, and support (and otherwise treat in the same manner as Third Party Applications Software existing as of the applicable Handover Date) additional Third Party Applications Software that Textron may designate from time to time during the Term.

9.7          Third Party Systems Software Acquired During the Term

In accordance with CSC’s financial responsibility, as described in Section 9.3 of Schedule B, and subject to Sections 8.3.1 and 9.6, the Technology Plan and the applicable Change Control

Procedure, CSC shall acquire Third Party Software, including modifications, enhancements, upgrades, additions, and replacements of Third Party Software, as necessary or appropriate to provide the Services.  Third Party Software acquisitions shall be in CSC’s name; provided that prior to the introduction of such Software:

9.7.1           CSC shall use commercially reasonable efforts at no additional cost to CSC to obtain the right to grant to Textron, the Service Recipients, End Users and its and their contractors, a perpetual, non-exclusive, non-transferable license to use, execute, operate, adapt, copy, maintain, support, modify, display, distribute and perform and enhance such Third Party Software at the Termination of this Agreement and at no additional charge to Textron; and

9.7.2           if CSC is unable to obtain such right, CSC shall notify Textron in writing of its inability to grant Textron, the Service Recipients, the End Users and its and their contractors, such a license and of the cost and viability of any other Software that can perform the requisite functions and with respect to which CSC has the ability to grant such a license.  Such notice shall contain the proposed Third Party supplier’s then current terms and conditions, if any, for making the Software available to Textron after Termination of this Agreement.  With Textron’s prior written approval, CSC may introduce such Software to use, execute, operate, adapt, copy, maintain, support, modify, display, distribute, perform and enhance as necessary or appropriate to provide the Services.

9.8          Non-Infringement, Conformity to Specifications and Confirmation of Ownership

9.8.1           CSC represents, warrants and covenants to Textron that the Material, Work Product or all or any part of the Infrastructure Systems or their configurations or any other product or service provided by CSC or any CSC Subcontractor, and its use by Textron, the Service Recipients and its or their respective Personnel in the intended manner, does not and shall not infringe or misappropriate any Intellectual Property Right of any Third Party.

9.8.2           CSC represents, warrants and covenants to Textron that CSC and CSC Subcontractors:

(a)       own or have the right to use or otherwise exploit, and shall, at all relevant times, own or have the right to use or otherwise exploit the Equipment, and all Intellectual Property Rights necessary to provide the Services;

(b)       shall not infringe Textron’s or any Third Party’s Intellectual Property Rights in providing the Services; and

(c)       have, and shall at all relevant times have, full right and authority to grant the licenses and provide the Equipment and the Software to Textron as set forth in this Agreement.

9.9          Relocation of Software

Except as set forth in any (a) Transformation Plan or project definition thereunder, or (b) Technology Plan, that is mutually agreed upon by the Parties, CSC shall not migrate, consolidate or relocate any Software related to the Services, or the performance of the Services, to any location or facility, without Textron’s prior written approval, which may be granted or withheld in Textron’s sole discretion.

10.          EMPLOYEES

10.1        Transfer of Employees

10.1.1         The In-Scope Employees shall transfer to CSC on the applicable Handover Date, in accordance with Schedule E (Employees).  Such transfers shall be done pursuant to applicable local Law in each relevant jurisdiction.

10.1.2         On Termination of this Agreement for any reason, in whole or in part, the Parties shall comply with their respective obligations set forth in Schedule E (Employees).

10.2        Key CSC Positions

10.2.1         The Key CSC Positions as of the Signature Date together with CSC employees approved as of the Signature Date to fill such positions are set forth in Annex E-2 to Schedule E (Employees).

10.2.2         Textron may, from time to time, designate new or alternative Key CSC Positions.

10.3        Key CSC Position Approvals Procedure

Before assigning an individual to a Key CSC Position, whether as an initial assignment or a subsequent assignment, CSC shall comply with the following procedure:

10.3.1         CSC shall:

(a)       notify Textron in writing of the proposed assignment;

(b)       introduce the individual to appropriate Textron representatives (and, upon request, provide such representatives with the opportunity to meet with the individual); and

(c)       provide Textron with such information as Textron may request about the individual’s training, experience and skills relevant to the requirements of the Key CSC Position;

10.3.2         if Textron objects in writing to the proposed assignment, Textron and CSC shall each use commercially reasonable efforts to resolve Textron’s concerns; and

10.3.3         if Textron and CSC are unable to resolve Textron’s concerns within [***] after Textron’s written objection, CSC shall not assign the individual to the Key CSC Position and shall propose to Textron the assignment of another individual with training, experience and skills suitable to the requirements of that position and the provisions of this Section 10.3 shall apply to such other individual.

10.4        Retaining Key CSC Positions

10.4.1         CSC shall fill the Key CSC Positions at all times and:

(a)       shall cause each of the CSC employees identified in Annex E-2 to Schedule E (Employees) as filling the Key CSC Positions to devote substantially his or her full working time and effort to providing the Services in the Key CSC Position initially assigned to him or her for at least [***] from the applicable Handover Date;

(b)       except as otherwise provided in Section 10.4.1(a), shall not reassign or replace CSC employees filling Key CSC Positions during the Term for at least [***] following assignment to those positions; and

(c)       shall use commercially reasonable efforts to continue to offer each of CSC employee filling Key CSC Positions terms and conditions of employment which are competitive with those offered elsewhere by CSC, unless such CSC employee resigns from his or her employment, or terminates his or her contract with CSC (other than in circumstances in which such CSC employee is claiming constructive dismissal), or is unable to work owing to mental or physical incapacity for a period exceeding [***], or is reasonably dismissed or terminated by CSC for misconduct.

10.4.2         CSC shall not replace a person filling a Key CSC Position without first complying in full with Section 10.3 and:

(a)       demonstrating to Textron’s satisfaction that the new person is fully qualified to meet the requirements of the Key CSC Position; and

(b)       obtaining Textron’s prior written approval.

10.5        Use and Compliance of CSC Personnel

CSC shall:

10.5.1         use an adequate number of CSC Personnel to provide the Services;

10.5.2         cause all CSC Personnel who perform the Services to be properly trained and capable of meeting the requirements of the Services tasks assigned to them in a professional and timely manner and to a standard acceptable to Textron, provided however that all In-Scope Employees performing work similar to the work they performed prior to the applicable Handover Date shall be deemed to fulfill this requirement with respect to Services of the type performed as of such Handover Date;

10.5.3         require that all CSC Personnel comply with:

(a)       any applicable policies or procedures identified by Textron to CSC from time to time which shall include, without limitation, any health or safety requirements, building access and security procedures and policies relating to conduct of personnel admitted to Textron’s (or a Third Party’s) premises; and

(b)       CSC’s obligations under this Agreement with respect to Confidential Information and data security; and

10.5.4         involve only CSC Personnel who are authorized in accordance with the provisions of this Section 10 in supplying the Services.

10.6        Turnover of CSC Personnel

Textron and CSC agree that it is in their best interests to minimize the turnover rate of CSC employees performing the Services and employees of CSC Subcontractors that are substantially dedicated to performing the Services (the “Turnover Rate”).  Accordingly, CSC shall use commercially reasonable efforts keep the Turnover Rate to a level comparable to industry norms.  If CSC is experiencing performance failures and Textron notifies CSC that Textron deems the Turnover Rate contributes to such failures and is not acceptable, CSC shall as soon as reasonably practicable:

10.6.1         provide to Textron sufficient data to establish the actual extent of the Turnover Rate including, in particular, the Turnover Rate among CSC employees and employees of CSC Subcontractors that are substantially dedicated to performing the Services;

10.6.2         meet with Textron to discuss the impact of the level of the Turnover Rate; and

10.6.3         submit to Textron a proposal for reducing the Turnover Rate.

10.7        Replacement of CSC Personnel at Textron’s Request

10.7.1         Textron may notify CSC at any time during the Term that Textron requires CSC to replace any of the CSC Personnel directly providing or adversely affecting the Services for the reasons stated in the notice.  After receipt of such notice, CSC shall have [***] in which to investigate the matters stated in the notice and discuss CSC’s findings with Textron.  If, following that period, Textron still requires replacement of the individual, CSC shall promptly replace that individual with another individual with training, experience and skills suitable to meet the requirements of the assigned Services tasks.

10.7.2         If Textron believes, in its sole discretion, that an individual is a threat to the health, safety or security of any of Textron’s, Service Recipient’s or a Third Party’s Personnel, data or property, is materially in breach of any Textron, Service Recipient or Third Party policy or procedure which was previously notified to CSC or places either Textron, a Service Recipient or CSC at risk of violating any applicable Laws, then CSC shall immediately remove that individual from the provision of the Services and thereafter follow the procedures set forth in Section 10.7.1.

10.7.3         Nothing in this Agreement shall grant Textron the right to require CSC to terminate any individual’s employment or contract with CSC or to violate any Law relating to employment.

10.8        In-Scope Contractors

If applicable, the Parties will, following the Signature Date, cooperate to effect the novation or, where novation is not possible or, in the opinion of Textron, not economically feasible, the assignment of the contracts between Textron and the In-Scope Contractors, listed on Annex E-3 to Schedule E (Employees) who, after the applicable Handover Date, shall form part of the CSC Personnel.  CSC shall cooperate with Textron to procure the consent of the In-Scope Contractors to the novation or assignment of their contracts to CSC, such novation or assignment to take effect on the applicable Handover Date.

10.9        Assignment and Reassignment of CSC Employees

10.9.1         Without the prior written consent of Textron, CSC shall not reassign to perform services for any Textron Competitor any CSC employee who has performed Services for Textron or a Service Recipient in a Key CSC Position at any time during the [***] period immediately following such employee’s performance of such Services.

10.9.2         Without the prior written consent of Textron, CSC shall not assign to the performance of Services for Textron or any Service Recipient any CSC employee who has performed any services for a Textron Competitor in a position comparable to a Key CSC Position at any time during the [***] period immediately following such employee’s employment by or performance of services for a Textron Competitor.

11.          SUBCONTRACTORS

11.1        Approval of Material Subcontractors

11.1.1         CSC shall obtain Textron’s written approval prior to appointing any CSC Subcontractor with respect to which (i) the value of the Services to be performed under the subcontract is greater than $[***] annually, or (ii) the proposed CSC Subcontractor will have the ability to access, either physically, logically or electronically, any Textron Data; or (iii) the proposed CSC Subcontractor will be providing a service (including any of the Services) which requires Textron or any Service Recipient to impose specific additional terms and conditions upon such CSC Subcontractor to enable that Textron or the Service Recipients to comply with all applicable Laws, or the proposed CSC Subcontractor otherwise must receive Textron’s or a Service Recipient’s specific approval in order for Textron or such Service Recipient to comply with all applicable Laws (a “Material Subcontractor”). CSC shall submit a written request for approval to Textron which shall specify:

(a)        the actual components of the Services that CSC proposes to subcontract;

(b)       the scope of the proposed subcontract;

(c)        the type of contract between CSC and the CSC Subcontractor, including any provisions material to, or inconsistent with, this Agreement;

(d)       the identity, background and qualifications of the proposed CSC Subcontractor; and

(e)        that all relevant consents have been obtained in accordance with Section 8.

11.1.2         The Parties agree that the CSC Subcontractors listed in Schedule J (Key Subcontracts and Material Subcontractors) are approved by Textron as Material Subcontractors as of the Signature Date.

11.2        Key Subcontracts

Schedule J (Key Subcontracts and Material Subcontractors) identifies “Key Subcontracts”.  These comprise:

11.2.1         “Key Textron Subcontracts” that are, in Textron’s opinion, important to the on-going performance of any of the Services.  The Parties agree, for any Key Textron Subcontracts that are identified as Assigned Contracts in Annex F-2 on or following the Signature Date, to cooperate to effect the novation, or where novation is not possible or, in the opinion of Textron, not economically feasible, the assignment, of such Key Textron Subcontracts to CSC.  Provided that it does not result in additional costs to CSC or degrade the Services, CSC shall not during the Term terminate such an assigned Key Textron Subcontract or allow it to expire without renewal without the prior written consent of Textron.  Any Key Textron Subcontracts that are identified as Managed Contracts in Annex F-3 shall be managed in accordance with Section 8 of this MSA; and

11.2.2         “Key CSC Subcontracts” between CSC and Third Parties which are, in Textron’s opinion, essential to the performance of the Services. Provided that it does not result in additional costs to CSC or degrade the Services, CSC shall not terminate the Key CSC Subcontracts or allow them to expire without renewal without the prior written consent of Textron.

11.3        CSC Subcontractor Compliance

CSC shall require that each of the CSC Subcontractors complies with:

11.3.1         the terms, conditions and obligations of this Agreement as applicable to the CSC Subcontractors;

11.3.2         all of Textron’s rules, guidelines, policies and procedures that are relevant to the CSC Subcontractor’s performance of the Services or the CSC Subcontractor’s access to or use of Confidential Information, data or resources or facilities provided by Textron; and

11.3.3         all applicable Laws and any other regulatory requirements (including rights of access and audit) which may apply to CSC Subcontractors in the performance of the Services under this Agreement.

11.4        Remediation of CSC Subcontractor Problems

CSC shall:

11.4.1         immediately notify Textron if an act or omission of any CSC Subcontractor causes a problem or delay that has a material impact on CSC’s ability to provide the Services;

11.4.2         immediately notify Textron if, in good faith, CSC has doubts concerning a CSC Subcontractor’s ability to render future performance because of changes in such CSC Subcontractor’s ownership, management, financial condition, or otherwise, or there have been material representations by or concerning such CSC Subcontractor’s ability or CSC reasonably believes that the CSC Subcontractor (or its employees) is a threat to the health, safety or security of Textron or any Service Recipient (or its or their Personnel); and

11.4.3         work with Textron and all other CSC Subcontractors promptly and use CSC’s best efforts to prevent, resolve or circumvent the problem or delay.

11.5        Revocation of Approval

Textron may request, by notice in writing, that CSC replace any CSC Subcontractor for the reasons stated in the notice.  After receipt of such notice, CSC shall have [***] in which to investigate the matters stated in the notice and discuss CSC’s findings with Textron.  If, following that [***] period, Textron still requests replacement of the CSC Subcontractor and provided that such action is not anticipated to lead to a degradation in Services or an increase in cost to CSC, CSC shall, subject to the other provisions of this Agreement, cease using such CSC Subcontractor to provide the Services.  For the avoidance of doubt, Textron will not have the right under this Section 11 to require CSC, or any CSC Subcontractor, to terminate any individual’s employment with CSC or with the CSC Subcontractor.

11.6        Procedure After Revocation

Any subcontractor proposed by CSC to replace a Material Subcontractor must be approved by Textron in accordance with this Section 11, except that as an interim measure, where necessary to continue to provide the Services, CSC may replace the Material Subcontractor concerned with a subcontractor which has not been so approved until such approval has been obtained for that replacement subcontractor or an alternative replacement has been approved.

11.7        Requirements for CSC Subcontractors

11.7.1         Unless otherwise specified below, each subcontract with a CSC Subcontractor, entered into by CSC after the applicable Handover Date, shall reflect the terms of this Agreement to the extent that they apply to the Services to be supplied by such CSC Subcontractor and CSC will, using commercially reasonable efforts, attempt to include:

(a)       the right of termination without cause by CSC of the subcontract;

(b)       the right of Textron to take a novation of the subcontract if this Agreement expires, there is a Termination of this Agreement for any reason or if there is a termination of the Services related to such subcontract;

(c)       obligations no less favorable to Textron than those contained in this Agreement, the Tower Services Agreements or the Local Enabling Agreements, as applicable, with respect to confidentiality, privacy, data security, data protection and Intellectual Property Rights;

(d)       an assignment to Textron of all right, title and interest, including without limitation Intellectual Property Rights, in and to Work Product, including Textron Data, created by the CSC Subcontractor (or its employees) in the course of providing the Services under the subcontract;

(e)       no right to subcontract or assign the CSC Subcontractor’s rights or transfer the CSC Subcontractor’s obligations under the subcontract without first obtaining CSC’s and Textron’s prior written consent;

(f)        an obligation to comply with the terms of this Agreement as they affect the CSC Subcontractor;

(g)       the CSC Subcontractor’s covenant and warranty that the CSC Subcontractor is the employer of its employees;

(h)       the CSC Subcontractor’s obligation to indemnify, defend and hold harmless Textron, the Service Recipients, its and their Affiliates, and any of their respective directors, officers and contractors and Personnel from and against any Losses arising from or related to any Claim by any employee, worker or agent of the CSC Subcontractor that he or she has an employment relationship with Textron; and

(i)        the CSC Subcontractor’s obligation to indemnify defend and hold harmless Textron, the Service Recipients, its and their Affiliates, and any of their respective directors, officers, contractors, Personnel, professional advisors, predecessors, successors and assigns harmless against any Losses arising from or related to any decision of any statutory, legal or regulatory authority that Textron, a Service Recipient or one of its or their Affiliates is the employer of such individual.

CSC shall notify Textron if it is unable to obtain any of the foregoing provisions, in which case CSC shall not subcontract any Services to such proposed Subcontractor without Textron’s prior written consent.

11.7.2         Unless prohibited by the provisions of the subcontract, CSC shall provide Textron with a copy of each subcontract executed between CSC and a Material Subcontractor (excluding payment provisions), upon request.

11.7.3         CSC shall not include in any subcontract any provision the effect of which would be to limit the ability of a CSC Subcontractor to contract directly with Textron.

11.8        Liability for Contractors

CSC will remain liable at all times for all acts or omissions of any of the CSC Subcontractors or their employees to the extent engaged to work with, or provide Services for, Textron or any

Service Recipient. Textron will remain liable at all time for all acts or omissions of any of the Textron’s and Service Recipients’ contractors and their employees to the extent engaged to work with, or provide Services for, CSC or any CSC Affiliate.

12.          TEXTRON RESPONSIBILITIES

12.1        Cooperation

Textron shall cooperate with CSC by making information and granting or denying approvals of Textron available as required in this Agreement within the time periods specified herein for such information or approvals or, where no time period is specified, within a reasonable time period, and such approvals shall not be unreasonably withheld or delayed, unless qualified herein as being within Textron’s sole discretion, and Textron shall be responsible for any increased CSC cost resulting from any unreasonable delay.

12.2        Savings Section

The failure by Textron to perform any of Textron’s responsibilities set forth in this Agreement shall not be deemed to be grounds for Termination by CSC (other than as provided for in Section 24.4); provided, however, that CSC’s non-performance of CSC’s obligations under this Agreement shall be excused if and to the extent that:

12.2.1         CSC’s non-performance results (a) from the failure by Textron, Textron Affiliate, Textron contractor, Textron Personnel or a Service Recipient to perform any of Textron’s obligations under this Agreement or to comply with a reasonable request by CSC or (b) from an act or omission of Textron, Textron Affiliate, Textron contractor, Textron Personnel, a Service Recipient, or Textron’s, Textron’s Affiliate or a Service Recipient’s contractors of which CSC gives Textron prior written notice and a reasonable opportunity to correct; and

12.2.2         CSC promptly provides Textron with notice of such non-performance and uses commercially reasonable efforts to perform the Services to the extent possible, notwithstanding the failure by Textron to perform.

Nothing in this Section 12.2 is intended to relieve Textron of liability for direct, provable damages that may be incurred by CSC as a result of any of the circumstances described in Section 12.2.1.

13.          CONTRACT MANAGEMENT

13.1        Governance

The Parties shall facilitate communications between them and establish structures and procedures for governing their relationship and managing the performance of their respective obligations under this Agreement in accordance with Schedule K (Governance) and the Service Level Agreement attached thereto as Annex K-1.

13.2        Reports

13.2.1         Within [***] after the earliest Handover Date, the Parties shall determine an appropriate set of periodic reports to be issued by CSC to Textron.  CSC shall provide Textron with suggested formats for such reports, for Textron’s review and approval.  Such reports shall:

(a)       be no less comprehensive than the internal reporting of Textron prior to the Signature Date;

(b)       be issued at the frequency requested by Textron;

(c)       enable Textron to secure TS 16949 quality certification annually to the extent being handled by In-Scope Employees as of the Signature Date; and

(d)       include the reports described in Section 7.7 of Schedule B (Cross-Functional Obligations), Section 4 of Schedule K (Governance) and Section 13.2.2.

13.2.2         In addition to the reports to be provided by CSC in accordance with Section 13.2.1, CSC shall provide a written [***] performance report, which shall be delivered to Textron within [***] after the end of each [***] (commencing with the [***] during which the applicable Handover Date occurs), describing CSC’s performance of the Services in that [***] at the enterprise level (Textron and all the Service Recipients) and including the identification of Business Unit and Site for Problems identified by Textron and, as much as possible, for Problems identified by CSC.  Such report shall be provided in a format commonly understood (e.g., Microsoft Access or Excel) and shall:

(a)       separately address CSC’s performance in each Tower of Services in a form and format acceptable to Textron;

(b)       for each Tower of Services, assess the degree to which CSC has attained or failed to attain the pertinent objectives in that area, including measurements with respect to the Performance Standards and Service Level Agreements applicable thereto;

(c)       explain deviations from the Performance Standards and Service Level Agreements and include a plan for corrective action where appropriate;

(d)       describe the status of any Software development projects, problem resolution efforts, and other initiatives;

(e)       if requested by Textron, set forth a record of all Supported Equipment and Software installed thereon, and to the extent billable to Textron, changes to CSC employees in Key CSC Positions, in each case that pertain to each Tower of Services and describe planned changes during the upcoming [***] that may affect such Tower of Services;

(f)        set forth the utilization of resources for the [***] and report on utilization trends and statistics;

(g)       include softcopy database extracts from the management databases that track Projects, Problems and issues; and

(h)       include such documentation and other information as Textron may reasonably request to verify CSC’s compliance with this Agreement.

13.3        Technology Plan

13.3.1         The responsibility for establishing the information technology architecture, standards, and the strategic direction of Textron shall at all times remain with Textron.  CSC, in performing the Services, shall conform to and shall support such architecture, standards and strategic direction, provided that (a) the Transformation Plans and the project definitions thereunder, and (b) the Technology Plans, each in a form approved by Textron, are deemed to be in accordance with such strategic direction.

13.3.2         For each Tower of Services, CSC shall prepare an annual technology plan in accordance with the provisions of this Section 13.3 (each a “Technology Plan”) and shall perform the Services in accordance with the Technology Plans. The Technology Plans shall address comprehensively the information technology requirements of Textron’s activities and shall include, at a minimum:

(a)       a comprehensive assessment and strategic analysis of Textron’s then-current information technology systems and services requirements for the next [***], including:

(i)        an assessment of the appropriate direction for such systems and services, in light of Textron’s business priorities and strategies and competitive market forces (to the extent such business information is provided by Textron to CSC);
(ii)       a specific identification of proposed Infrastructure Systems, new technologies, strategies and direction;
(iii)      a cost projection;
(iv)      a cost/benefit analysis of any proposed changes;
(v)       a description of the types of individual skills and abilities needed to respond to any recommended changes or upgrades in technology;
(vi)      a general plan and a projected time schedule for developing and achieving the recommended elements; and
(vii)     references to appropriate information services operations platforms that support Performance Standard requirements and exploit industry trends in production capabilities, and offer potential price performance improvement opportunities; and

(b)       as necessary to support the overall objectives and directions of the [***] plan described above, an annual implementation plan which shall:

(i)        provide specific guidance as to the information services requirements, projects, and plans for the upcoming [***] period, including details on operations, maintenance backlog and development activities; and
(ii)       include a summary review of CSC’s performance of the Services in the previous [***] period, then concluding and review and assess the Technology Plan with respect to that period.

13.3.3         The annual Technology Plans shall be submitted and revised annually in accordance with Section 4.1 of Schedule B (Cross Functional Obligations) and in a manner that supports Textron’s annual business planning cycle.  The Technology Plans shall also be updated during the year as necessary to reflect changes in the business or strategies of Textron which materially impact the validity of the then-existing Technology Plans.  CSC shall recommend modifications to the Technology Plans as it deems appropriate, and shall revise the Technology Plans as requested or approved by Textron.  Changes in Services relating to changes in the Technology Plan shall be subject to the Change Control Procedure.

13.3.4         CSC shall submit to Textron a draft of each Technology Plan for Textron’s review and approval, which draft shall have been developed with input from key Personnel of Textron.  CSC shall submit the final Technology Plans within [***] of receiving Textron’s comments.  The draft of the Technology Plan for the first year shall be provided within [***] of the Signature Date.

14.          DUE DILIGENCE

14.1          Textron represents, to its knowledge, that it has identified and made reasonably available to CSC for its review all contracts for Equipment, Software and related services having an annual value in excess of [***] Dollars and all specifically requested due diligence material, that such material was current, accurate and complete at the time of the review and that such material did not materially change between the date of CSC’s due diligence review and the execution of the Agreement.

14.2               CSC acknowledges and agrees that CSC was solely responsible for due diligence, any additional information that was necessary to provide the Services in accordance with this Agreement, and the evaluation of information and data obtained (during due diligence) prior to the Signature Date, and that CSC carried out to its satisfaction, adequate due diligence exercises and validation and verification activities on Textron, the Service Recipients, its and their systems, and the Services CSC shall perform under this Agreement.  CSC acknowledges that there shall not be any due diligence or joint verification with Textron or the Service Recipients after the Signature Date, and that failure to carry out due diligence prior to the Signature Date on any part of or relating to the Services or associated expenses shall not be used as a reason to increase the Service Charges, alter the Performance Standards or Service Levels specified in this Agreement or refuse to provide any Services under this Agreement.

14.3               Notwithstanding Sections 14.1 and 14.2, In the event that CSC reasonably demonstrates to Textron that: (i) new information exists which was not made available to CSC as part of the due diligence process or that (ii) information provided was incomplete or incorrect and that as a result of either (i) or (ii) there has been a demonstrable adverse impact on CSC’s costs, CSC shall be entitled to an equitable adjustment to the pricing.  Without limiting the meaning of “equitable adjustment” as used elsewhere in this Agreement, such equitable adjustment shall include all elements included in CSC’s pricing including an appropriate profit element. The adjustment shall be implemented as a Scope Change.  Textron shall have the right to have a Textron Audit Representative verify CSC’s assertions regarding cost impact. In the event of a dispute, the dispute resolution process shall apply.

15.          AUDITS AND RECORD KEEPING

15.1        Audit Rights

15.1.1         CSC shall provide the Textron Audit Representatives with access at all reasonable times (and in the case of regulators, at any time required by such regulator) to any facility or part of a facility at which either CSC or any CSC Subcontractor is providing the Services, and shall grant the Textron Audit Representatives access to CSC Subcontractors and CSC Personnel and to all data, records and information relating to the Services (including the right to copy such data, records and information) for the purpose of performing audits and inspections, including, without limitation, SAS 70 Type II examinations (collectively, “Audits”) of either CSC or any of CSC Subcontractors, subject to confidentiality obligations, to:

(a)       verify the accuracy of Service Charges and invoices;

(b)       verify the integrity of Textron Information and examine the systems that process, store, support and transmit Textron Information;

(c)       verify CSC’s and CSC Subcontractors’ performance of the Services and compliance with the terms of this Agreement including, to the extent applicable to the Services and to the relevant Service Charges, performing Audits of:

(i)        practices and procedures;
(ii)       systems;
(iii)      general controls and security practices and procedures (including the performance of penetration testing);
(iv)      disaster recovery and back-up procedures;
(v)       the use of any Equipment or Software owned by Textron or licensed or leased by a Third Party to Textron and used by or on behalf of CSC;
(vi)      Performance Standards, Service Levels and supporting information and calculations, including the tools and procedures specified in Section 4.6; and

(d)       enable Textron to meet, or to confirm that CSC is meeting, all requirements of applicable Laws.

15.1.2         CSC shall cooperate with the Textron Audit Representatives and provide such assistance as the Textron Audit Representatives reasonably require (including installing and operating audit software) in carrying out the Audits.  The Parties shall cooperate to minimize any disruption caused by, and the cost incurred by CSC in connection with, Audits.  If the CSC Program Executive believes that the number of Audits adversely impacts CSC’s costs for performing the Services, the CSC Program Executive will engage in a discussion with the Textron Program Executive about this impact.

15.1.3         Textron shall provide at least [***] notice of any Audit it intends to carry out pursuant to this Section 15 unless any of the following circumstances apply:

(a)       such Audit is required by Textron for reasons of suspected fraud or to validate compliance with the security requirements set forth in Schedule B (Cross-Functional Obligations) to this Agreement;

(b)       Textron has reasonable grounds to suspect that CSC may be in material breach of CSC’s obligations;

(c)       a shorter time is required by applicable Laws; or

(d)       other circumstances have arisen which would give Textron the right to terminate this Agreement.

15.1.4         The Textron Audit Representatives (other than regulatory Textron Audit Representatives) shall not be CSC Competitors except with the prior consent of CSC and shall comply with CSC’s reasonable security requirements provided to Textron.

15.1.5         CSC shall cooperate with Textron in dealing with regulatory Audits, including:

(a)       notifying Textron as soon as practicable of any regulatory Audits;

(b)       permitting Textron or its representatives to be present and to participate in such regulatory Audits;

(c)       providing Textron with copies of any reports or written communications with such regulators; and

(d)       liaising with Textron with respect to responses to such regulators’ communications.

15.1.6         Where any government or regulatory body or agency of competent jurisdiction requests information and/or cooperation from Textron for any general compliance or regulatory purposes relating to the Services, then where required by Textron, CSC shall assist Textron in responding to such request, by providing Textron or any such government, regulatory body or agency of competent jurisdiction (as directed by Textron), with all relevant cooperation and information relevant to CSC or CSC Subcontractors’ Services, whether or not the request relates to a regulatory Audit.

15.2        CSC Audits

15.2.1         CSC shall conduct reviews and Audits of, or pertaining to, the Services in a manner consistent with customary audit practices.  CSC shall cause a security audit and a SAS 70 Type II examination of CSC’s services performed at CSC’s Data Centers at Norwich, Connecticut and Chesterfield, England to be carried out by an independent Third Party at least [***], covering at least the period January 1-September 30 and shall furnish a copy of the portions thereof relevant to the Services, and the relevant portions of any other available SAS 70 reports relating to Textron Services, subject to confidentiality restrictions imposed on such reports, to Textron’s auditors not later than November 15 of such Contract Year, at no additional charge to Textron.  Annual SAS 70 Type II examinations shall cover at least the period from January 1 through September 30 of the year in which the resulting report is provided.  Subject to written confidentiality agreements that are consistent with Textron’s obligations set forth in the Agreement to maintain the confidentiality of CSC’s confidential information and that identify CSC as a third party beneficiary, Textron shall be entitled to provide a copy of any such Audit reports to others as necessary to evidence its internal control structure.

15.2.2         CSC shall promptly make available in writing to Textron a summary of the results of any review or Audit conducted by CSC or any CSC Subcontractors relating to the Services and any finding or report concerning any actual or suspected error with respect to amounts charged to Textron under this Agreement.

15.2.3         In no event shall CSC disclose to any Third Party any Textron Confidential Information contained in any Audit, Audit report or Audit summary unless required to do so by Law.

15.3        Audit Follow-Up

15.3.1         Following an Audit, Textron shall conduct (in the case of an internal Audit), or request Textron’s external Textron Audit Representatives to conduct, a review meeting with CSC to obtain factual concurrence with issues identified in the Audit.  Either Party shall be entitled to invoke the dispute resolution procedure set forth in Section 22 in connection with a disagreement regarding the results of any Audit.

15.3.2         CSC and Textron shall meet to review each Audit report promptly after the issuance thereof and shall mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the Audit report.  CSC shall provide to Textron a plan and schedule for any necessary corrective actions for Textron’s approval and shall complete such corrective actions in accordance with the approved plan and schedule.

15.3.3         Textron and CSC shall develop and follow procedures for the sharing of reports for Audits carried out pursuant to this Section 15.

15.3.4         To the extent that any Audit reveals any error or incorrect charging in any CSC invoice that is undisputed (or if disputed, after resolution of the dispute), an appropriate correcting payment or credit or the net amount thereof shall be promptly made as follows:

(a)        in the case of an overpayment by Textron, a payment or credit shall be made by CSC together with interest at an annual percentage rate equal to [***] percent ([***]%) or the maximum rate permitted by Law, whichever is lower, calculated as of the date the incorrect payment was made and accruing from such date until the date of reimbursement to Textron of the overcharge by CSC; or

(b)       in the case of an underpayment by Textron, a payment shall be made by Textron to CSC, less the cost of the Audit which resulted in the discovery of such underpayment.

15.4        Records Retention

15.4.1         CSC shall maintain and provide access for the Textron Audit Representatives to the records, documents and other information (including any data contained in the foregoing, and any other data related to all relevant transactions containing any data with controlled access pursuant to this Agreement or applicable Laws) required to meet Textron’s audit rights under this Agreement until the later of:

(a)       [***] after the Termination Date of the Agreement;

(b)       the date that all pending matters relating to this Agreement (including disputed Tax audits) are closed; and

(c)       the date when such records, documents and other information are no longer required to meet Textron’s records retention policy, as such policy may be amended from time to time.

15.4.2         Without limiting Section 15.4.1, CSC shall maintain complete and accurate records of, and supporting documentation for, invoices submitted to Textron and the payments made by Textron under this Agreement in accordance with generally accepted accounting principles applied on a consistent basis.

15.4.3         Before destroying or otherwise disposing of information of the type referred to in this Section 15.4, CSC shall provide Textron with [***] prior written notice and shall offer Textron, at Textron’s expense, the opportunity to recover such information or to request CSC to deliver such information to Textron.

15.5        CSC Subcontractor and Pass-Through Expenses

15.5.1         CSC shall use commercially reasonable efforts to provide in each subcontract with a Material Subcontractor entered into after the Signature Date that such Subcontractor will give Textron the same rights and agree to fulfill the same obligations as are undertaken by CSC under this Section 15, and shall advise Textron in writing if it is unable to obtain such provisions, in which case CSC shall not subcontract any Services to such proposed Subcontractor without Textron’s prior written consent.

15.5.2         CSC shall use commercially reasonable efforts to cause arrangements which CSC enters into with Third Parties and which are to be paid by Textron as Pass-Through Expenses to provide for the right for Textron to audit such third party’s charges and invoicing with respect to such Pass-Through Expenses.

15.6        Duration of Rights

Except for such longer periods otherwise expressly provided herein, Textron may exercise any of its rights set forth in this Section 15 for a period of [***] following the later of the date of expiration or Termination of this Agreement or the end of the Termination Assistance Period.

16.          CONFIDENTIAL INFORMATION

16.1        Protection of Confidential Information

Textron and CSC each shall:

16.1.1         keep confidential all Confidential Information given by one Party (the “Disclosing Party”) to the other Party (the “Recipient”), or otherwise obtained by the Recipient, and shall not (except as expressly permitted by this Agreement or by the Disclosing Party in writing) disclose the Confidential Information, make copies of Material containing the Confidential Information or otherwise use the Confidential Information;

16.1.2         safeguard the Disclosing Party’s Confidential Information and comply with any reasonable security requirements specified by the Disclosing Party from time to time with respect thereto;

16.1.3         implement rigorous security practices against any unauthorized copying, use, disclosure, access, damage or destruction of the Disclosing Party’s Confidential Information no less stringent than such Party applies to its own Confidential Information;

16.1.4         immediately notify the Disclosing Party if the Recipient suspects or becomes aware of any unauthorized access, copying, use, disclosure, in any form, or if the Recipient is required by Law to disclose any of the Disclosing Party’s Confidential Information;

16.1.5         take all reasonable steps to enforce against any Third Party (and to assist the Disclosing Party to so enforce) any obligation of confidence imposed or required to be imposed by this Agreement; and

16.1.6         do all things, execute all documents and give all assistance reasonably required by the Disclosing Party to enforce any obligation of confidence imposed or required to be imposed by this Agreement.

16.2        Use of Confidential Information

Subject to Sections 16.3, 16.4 and 25.2, the Recipient may only use and copy the Disclosing Party’s Confidential Information solely to the extent necessary:

16.2.1         to comply with its obligations under this Agreement; or

16.2.2         to enable the Recipient to exercise its rights under this Agreement.

16.3        Handling Textron Confidential Information

16.3.1         During the Term, CSC may disclose Textron Confidential Information to (a) CSC Personnel, CSC Subcontractors and CSC’s professional advisors and (b) other persons approved by Textron in writing on a “need to know” basis and only for the purposes identified in Section 16.2 above.  CSC shall not disclose Textron Confidential Information to any other party unless CSC:

(i)         obtains Textron’s prior written consent, which may be granted or withheld in Textron’s sole discretion;
(ii)        notifies Textron of all persons to whom Textron Confidential Information is to be disclosed or who may become aware of Textron Confidential Information before those persons are permitted access to Textron Confidential Information; and
(iii)       if required by Textron, arranges for any persons who are permitted access to Textron Confidential Information to give a written confidentiality undertaking directly to, or in favor of, Textron in a form reasonably required by Textron.

16.3.2         CSC shall require that CSC’s Personnel, CSC Subcontractors, CSC’s professional advisors and any other person approved by Textron comply with the provisions of this Section 16.

16.4        Handling CSC’s Confidential Information

Textron and the Service Recipients may:

16.4.1         use CSC’s Confidential Information to receive and use the full benefit of the Services;

16.4.2         disclose CSC’s Confidential Information to (a) any of the other Service Recipients, its and their Personnel and professional advisors, and (b) other persons approved by CSC in writing, all on a “need to know” basis provided that Textron makes the Recipient aware of Textron’s obligations under this Section 16; and

16.4.3         with CSC’s written consent, which shall not be unreasonably withheld or delayed, use and disclose CSC’s Confidential Information following the Termination of this Agreement to the extent necessary to enable Textron to continue receiving services equivalent or similar to the Services as of the Termination Date.

16.5        Exceptions to Obligations of Confidentiality

16.5.1         Nothing in this Agreement shall prohibit the use, copying or disclosure by the Recipient of the Disclosing Party’s Confidential Information to the extent that:

(a)        such Confidential Information has been placed in the public domain other than through the fault of the Recipient or a person that was provided with the information by the Recipient;

(b)       such Confidential Information has been or is subsequently independently developed by the Recipient or its Affiliates without access to the Disclosing Party’s Confidential Information;

(c)        the Disclosing Party has approved in writing the particular use or disclosure of the Confidential Information;

(d)       such Confidential Information is already known by the Recipient without an obligation of confidentiality; or

(e)        such Confidential Information has been or will be independently or rightfully received from a Third Party without any obligation of confidentiality.

16.5.2         Nothing in this Agreement shall prevent the Recipient from disclosing any of the Disclosing Party’s Confidential Information where the disclosure is expressly required by Law or otherwise by any relevant stock exchange, governmental or regulatory authority or court entitled by Law to disclosure of the same, provided that the Recipient:

(a)       uses commercially reasonable efforts to minimize any such disclosure or to assist the Disclosing Party to prevent or restrict the disclosure;

(b)       gives the Disclosing Party prompt notice of such requirement to disclose to enable the Disclosing Party to seek a protective order or other appropriate relief; and

(c)        uses commercially reasonable efforts to require the Recipient of such Confidential Information to preserve the confidential nature of the Confidential Information once disclosed.

16.6        Period of Confidentiality

The obligations with respect to Confidential Information disclosed under this Agreement shall survive Termination of this Agreement and continue for as long as such information remains confidential.

16.7        Returning Material, Data and Information

Upon Textron’s request, and, in any event, on expiration or Termination of this Agreement, CSC shall promptly return to Textron all or any specified part of Textron’s Confidential Information and all physical and written records containing Textron’s Confidential Information, and all documentation relating to or concerning Textron’s Confidential Information or, if requested by Textron, destroy or delete in the manner specified by Textron and promptly certify to Textron in writing that CSC has done so.

17.          REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1        Representations, Warranties and Covenants by CSC

17.1.1         CSC represents and warrants to Textron that:

(a)       CSC’s execution, delivery and performance of this Agreement shall not:

(i)        constitute a violation of any applicable Laws, or of any judgment, order or decree of any court or governmental agency to which CSC is a party or by which CSC is bound;
(ii)       constitute a violation, breach or default under any contract by which CSC or any of its assets (whether tangible or intangible) are bound (whether by charge, pledge, lien or otherwise); or
(iii)      result in the termination, cancellation or acceleration (whether after the giving of notice, lapse of time, or both) of any material contract by which CSC or any of its material assets (whether tangible or intangible) are bound (whether by charge, pledge, lien or otherwise);

(b)       CSC has the requisite power, capacity and authority to enter into this Agreement and to carry out CSC’s obligations contemplated herein;

(c)       there is no proceeding pending or, to the knowledge of CSC, threatened which challenges or may have a material adverse affect on this Agreement or on the ability of CSC to carry out its obligations under this Agreement;

(d)       CSC is not insolvent or unable to pay its debts as they become due, no order has been made or petition presented or resolution passed for its winding up or liquidation and no receiver or trustee has been appointed by any person or court of its business or assets or any part thereof, nor has any equivalent event taken place;

(e)       CSC does not have any commitments to Third Parties that will conflict in any material way with CSC’s obligations under this Agreement;

(f)        CSC has not violated any applicable Laws or Textron policies of which CSC is aware regarding the offering of inducements in connection with this Agreement; and

(g)       the Service Charges were independently established by CSC and proposed to Textron without collusion with any Third Party or any employee or representative of Textron.

Each of the above shall be construed as a separate warranty or representation on behalf of CSC and shall not be limited or restricted by reference to, or inference from, the terms of any other warranty or representation or any other terms of this Agreement, and CSC acknowledges and agrees that its compliance with any or all of the warranties and representations contained in this Section 17.1 shall not of itself constitute performance of any of CSC’s other obligations under this Agreement.

17.1.2         CSC covenants that:

(a)        CSC will, at its own cost, (i) comply with CSC Laws related to export and import, including, without limitation, ITAR, EAR and OFAC and (ii) adhere to any policies and procedures of Textron or any Service Recipient that have been implemented and disclosed to CSC prior to the applicable Handover Date, for purposes of enabling Textron and the Service Recipients to comply, or to facilitate compliance by Textron and the Service Recipients, with any Textron Laws related to export and import, including, without limitation, ITAR, EAR and OFAC.  The completion and implementation of those policies and procedures existing as of the applicable Handover Date and not fully implemented shall be at no additional cost to Textron, provided that there is no incremental cost to CSC and the implementation would have been a continuation (in terms of both nature and time expended) of the normal and regular job functions of In-Scope Employees.  In all other instances, including any such completion and implementation and any modifications to the Services that Textron may request in order to enable Textron or a Service Recipient to comply, or to facilitate compliance by Textron or a Service Recipient, with any Textron Laws related to export and import, including, without limitation, ITAR, EAR and OFAC, existing as of the Signature Date or becoming effective thereafter, the implementation shall be a Scope Change subject to the Change Control Procedure.  Except as expressly set forth herein, Textron will comply at its own cost with Textron Laws related to export and import, including, without limitation, ITAR, EAR and OFAC existing as of the signature date or becoming effective thereafter.

(b)       CSC acknowledges that the export control regulations of the United States and other countries in which certain Textron Facilities specifically identified by Textron to CSC are located may limit access to certain Textron Data residing on the computer systems of such Textron Facilities without appropriate government licenses or other approvals, and in such case CSC will not allow access to such Textron Data to anyone other than individuals who meet the requirements that have been implemented and disclosed to CSC prior to the applicable Handover Date by Textron or the applicable Service Recipients prior to the applicable Handover Date. The completion and implementation of those requirements existing as of the applicable Handover Date and not fully implemented shall be at no additional cost to Textron, provided that there is no incremental cost to CSC and the implementation would have been a continuation (in terms of both nature and time expended) of the normal and regular job functions of In-Scope Employees.  In all other instances, including compliance with changes to such requirements from time to time, compliance shall be a Scope Change subject to the Change Control Procedures.

(c)       CSC shall be responsible for obtaining any necessary export licenses and permissions for any CSC data, goods, or software that CSC exports from any country where such data is located.  CSC shall notify the Textron Facility point of contact prior to (i) any export by CSC of Textron Data, Software or goods from any country where such data, software or goods are located, (ii) the provision of Services by CSC Personnel from outside the United States, or (iii) the transmittal, transfer, shipment or discussion of Textron Data, Software or goods by CSC to or with a citizen of a country other than the country where such Textron Data, Software or goods are located, whether within the United States or outside.  Textron shall be responsible for obtaining any required export licenses or permissions prior to shipment, transfer, shipment or discussion.  CSC shall not make or permit any shipment of Textron Data, Software or goods outside the country where they are located without prior written authorization from Textron or the applicable Service Recipient.

(d)       Textron shall be responsible for obtaining any required export licenses or permissions prior to transmittal, transfer, shipment or discussion of any Textron Data, goods or Software that Textron exports from any country where such  Textron Data, goods or Software is located.  CSC shall not make or permit any transmittal, transfer or shipment of Textron Data, Software or goods outside the country where they are located or to a citizen of a country other than the one where they are located without prior written authorization from Textron or the applicable Service Recipient. For the avoidance of doubt, Textron or the applicable Service Recipient, and not CSC, shall be deemed to have made or permitted the transmittal, transfer or shipment of Textron Data, Software or goods if Textron or the Service Recipient directs the destination and CSC’s role is to provide the computing capacity, network, and other capabilities as part of the Services.

(e)       In particular, CSC shall:

(i)        establish and provide to Textron procedures to prevent technical data residing on computer systems at certain Textron Facilities identified by Textron to CSC as having Textron Data that is subject to the ITAR or that has an ECCN other than EAR99 from being accessed by CSC Personnel other than individuals who meet the requirements implemented by Textron or the applicable Service Recipient as of the Handover Date as such procedures may be changed from time to time as a Scope Change in accordance with the Change Control Procedures; and
(ii)       for purposes of this Section 17.1.2, be able at all times to identify the nationality and status as a “U.S. Person” of all of CSC Personnel performing Services that from time to time have access to Textron Data Software or goods that are subject to ITAR, EAR and OFAC, and to provide written certification with respect thereto to Textron from time to time upon Textron’s request.

17.2        Representations and Warranties By Textron

Textron represents and warrants to CSC as follows:

17.2.1         Textron’s execution, delivery and performance of this Agreement shall not constitute a violation of any applicable Laws, or of any judgment, order or decree of any court or governmental agency to which Textron is a party or by which Textron is bound or, subject to performance by CSC of its obligation under Section 8.6, constitute a violation, breach or default under any contract by which Textron or any of its assets (whether tangible or intangible) are bound (whether by charge, pledge, lien or otherwise); or result in the termination, cancellation or acceleration (whether after the giving of notice, lapse of time, or both) of any material contract by which Textron or any of its material assets (whether tangible or intangible) are bound (whether by charge, pledge, lien or otherwise);

17.2.2         Textron has the requisite power, capacity and authority to enter into this Agreement and to carry out Textron’s obligations contemplated herein;

17.2.3         no Textron Software or Textron Material or their configurations, nor their use by CSC in the intended manner, to the knowledge of Textron, infringe any Intellectual Property Right of any Third Party;

17.2.4         to its knowledge, Textron, the Service Recipients and their respective subcontractors are, as of the Signature Date, in full compliance with all the Assigned Contracts, Managed Contracts and Textron-Retained Leases; and

17.2.5         Except as Textron may inform CSC from time to time, Textron has, and shall at all relevant times have, full right and authority to grant the licenses to use Textron Software to CSC as set forth in this Agreement.

Each of the above shall be construed as a separate warranty or representation on behalf of Textron and shall not be limited or restricted by reference to or inference from the terms of any other warranty or representation or any other terms of this Agreement, and Textron acknowledges and agrees that compliance by it with the warranties and representations contained in this Section 17.2 (or any of them) shall not of itself constitute performance of any of Textron’s other obligations under this Agreement.

17.3        Compliance with Laws

17.3.1         Each Party shall perform its obligations under this Agreement in a manner that complies with all applicable Laws in relation to, or otherwise relevant to its obligations under, this Agreement and shall promptly notify the other Party if it receives a written allegation of non-compliance with any such Law by any person which relates to its performance of such obligations.

17.3.2         CSC shall be responsible for any governmental filings, notifications and registrations, and identifying and procuring governmental permits, certificates, approvals and inspections as are required of CSC to perform the Services and CSC’s other obligations under this Agreement.

17.4        No Additional Representations and Warranties

17.4.1         The Materials, Equipment, Software, Textron Facilities, Assigned Contracts, Textron Information and other assets or resources to be transferred, licensed, provided or otherwise made available by Textron to CSC under this Agreement (collectively, the “Textron Assets”) shall be transferred, licensed, provided or otherwise made available on an “as is, where is” basis, and CSC acknowledges and accepts that, to the extent permitted by Law, no representation or warranty (whether express or implied) is, has been or will be made or given, by or on behalf of Textron with respect to:

(a)       the condition, state of repair, design, quality or fitness for purpose of any of Textron Assets; or

(b)       the accuracy, completeness, currency, design, suitability or efficacy of any of the Materials or Textron Information provided by Textron.

17.4.2         EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES OR CONDITIONS (INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF FITNESS FOR A PARTICULAR USE, MERCHANTABILITY OR NON-INFRINGEMENT) ARE HEREBY EXPRESSLY EXCLUDED.

18.          INDEMNITIES

18.1        Indemnity by CSC

CSC shall indemnify, defend and hold harmless Textron, the Service Recipients, its and their Affiliates, and each of their respective predecessors, successors and assigns, together with the officers, directors and employees of any of them, from and against any Losses arising from or in connection with any of the following:

18.1.1         any claim, demand, proceeding or other action (each a “Claim”) by a Third Party that (a) the performance of the Services, (b) or any part of the Infrastructure Systems, any CSC Material or any CSC Software, (c) any Material or any other resource provided or used by CSC or by any CSC Subcontractor or other third party on behalf of CSC in performing the Services or any Work Product (excluding, subject to Section 18.1.2, any Textron Material and Textron Software), or (d) the possession, use, Modification, reproduction or exploitation of any of the same by or on behalf of Textron in the intended manner, actually or allegedly infringes a Third Party’s Intellectual Property Rights or rights with respect to its confidential information, provided that such Claim is not based on items or work provided for or specified (if such specification cannot be met in a noninfringing manner) by Textron, Textron’s Affiliates or its contractors, and that the rights claimed to have been violated are recognized under the Laws applicable to the use of the item as applying to CSC’s actions;

18.1.2         any Claim by a Third Party that any Textron Software or Textron Material infringes such Third Party’s Intellectual Property Rights if the claim is based on or attributable to the fact that CSC has Modified, or has had Modified by a Third Party acting on behalf of CSC, any of the Textron Software or Textron Material, or has used, Modified, reproduced or exploited Textron Software or Textron Material in violation of any term or condition that Textron has disclosed to CSC, provided that such Claim is not based on items or work provided for or specified by Textron, Textron’s Affiliates or its contractors, that the rights claimed to have been violated are recognized under the Laws applicable to the use of the item as applying to CSC’s actions;

18.1.3         any violation or alleged violation of Law by CSC or by any CSC Subcontractor or by any other Third Party acting on behalf of CSC;

18.1.4         any breach by CSC or by any CSC Subcontractor of CSC’s confidentiality obligations under this Agreement;

18.1.5         Claims for loss or damage to real or tangible personal property or any criminal claims caused by a wrongful, willful or negligent act or omission of CSC or any CSC Subcontractor;

18.1.6         Claims for loss or damage resulting from personal or bodily injury or death resulting from any act or omission of CSC or any CSC Subcontractor;

18.1.7         any Claim by a Third Party arising from any act or omission of CSC relating to the Managed Contracts, or the Assigned Contracts, (cumulatively known for the purposes of this Section 18.1.7 as the “Third Party Contracts”) or arising from an act or omission by CSC in performing any of the obligations to be performed by CSC relating to Rights of Use under Third Party Contracts, on or after the applicable Handover Date, including, provided Textron has taken actions required of it under this Agreement in relation thereto,  any Claim arising from the failure by CSC to obtain a Required Consent or any Right of Use with respect to any Third Party Contract;

18.1.8         any Claim under this Agreement or otherwise in connection with the Services brought against a Service Recipient or End User by any CSC Affiliate or CSC Subcontractor; provided, however, that this obligation shall not prejudice CSC’s rights to bring such Claim directly against Textron;

18.1.9         any Claim by a Third Party arising after the applicable Handover Date from any act or omission of CSC other nonpayment or past due payment relating to a Managed Contract; and

18.1.10       Claims by employees of CSC in which such employee alleges that while employed by CSC, an employer-employee relationship existed between Textron and such employee subsequent to the applicable Handover Date and such claim arises from a failure of CSC to perform such acts as are reasonably necessary to impart knowledge to the employee that he or she is an employee of CSC.  CSC shall not be responsible for any acts of Textron which give rise to a claim that the employee is an employee of Textron.

18.2        Indemnity by Textron

Textron shall indemnify, defend and hold harmless CSC, CSC’s Subcontractors and Affiliates, and each of their respective predecessors, successors, and assigns, together with the officers, directors and employees of any of them, from and against any Losses arising from or in connection with any of the following:

18.2.1         Subject to Section 18.1.2, any Claim by a Third Party that any Textron Software or Textron Material or Textron-owned or -leased Equipment provided to or used or reproduced by or on behalf of CSC under this Agreement in the intended manner infringes a Third Party’s Intellectual Property Rights or right of that Third Party with respect to its confidential information, unless such Claim is based on or attributable to the fact that CSC or any other person seeking indemnity hereunder has Modified the same, or has had the same Modified by a Third Party, provided that such Claim is not based on items or work provided for or specified (if such specification cannot be met in a noninfringing manner) by CSC or its Subcontractors, and that the rights claimed to have been violated are recognized under the Laws applicable to the use of the item as applying to Textron’s actions;

18.2.2         any violation or alleged violation of Law by Textron or a Service Recipient;

18.2.3         any breach by Textron or a Service Recipient of its confidentiality obligations under this Agreement;

18.2.4         Claims for loss or damage to real or tangible personal property caused by a wrongful, willful or negligent act or omission of Textron or Service Recipient;

18.2.5         Claims for loss or damage resulting from personal or bodily injury or death resulting from any act or omission of Textron, a Service Recipient or an End User or any contractor of Textron, a Service Recipient or an End User;

18.2.6         any Claim under this Agreement or otherwise in connection with the Services brought against a CSC Affiliate or a CSC Subcontractor by any Service Recipient or End User; provided, however, that this obligation shall not prejudice Textron’s rights to bring such Claim directly against CSC; and

18.2.7         any Claim by a Third Party arising (a) prior to the applicable Handover Date from any act or omission of Textron relating to the Assigned Contracts or Managed Contracts, or (b) after the applicable Handover Date from any nonpayment or past due payment relating to a Managed Contract.

18.3        Anticipation of Infringement

18.3.1         If any item (including any Infrastructure Systems, Work Product, Material or Textron Data) prepared by CSC or a CSC Affiliate as part of the Services becomes, or in CSC’s reasonable opinion is likely to become, the subject of a Claim for which CSC has an indemnification obligation related to infringement, CSC shall, at its own expense and in addition to CSC’s obligation to indemnify and to the other rights Textron may have under this Agreement, promptly either:

(a)        secure the right for the item to continue to be used on terms which are acceptable to Textron;

(b)       replace or Modify the item to make it non-infringing if Section (a) cannot be accomplished with commercially reasonable efforts, provided that any such replacement or Modification shall not degrade the performance, functionality or quality of the affected component of the Services; or

(c)        remove the item from the Services if Sections (a) or (b) cannot be accomplished with commercially reasonable efforts, in which event Textron shall have the option to terminate such portion of the Services, or any Tower(s) of Services, as are materially adversely affected thereby in accordance with Section 24.1, without further obligation to CSC, or the Service Charges shall be equitably reduced to reflect such removal and the effect thereof.

18.3.2         If any item (including any Infrastructure Systems, Material or Textron Data) provided to CSC by Textron or a Service Recipient becomes, or in the reasonable opinion of Textron or the applicable Service Recipient is likely to become, the subject of a Claim for which Textron has an indemnification obligation related to infringement, Textron or the applicable Service Recipient shall, at its own expense and in addition to Textron’s obligation to indemnify and to the other rights CSC may have under this Agreement, promptly either:

(a)        secure the right for the item to continue to be used on terms which are acceptable to CSC;

(b)       replace or Modify the item to make it non-infringing if Section 18.3.2(a) cannot be accomplished with commercially reasonable efforts, provided that any such replacement or Modification shall not increase CSC’s costs for performing the Services; or

(c)        remove the item from the Services if Sections 18.3.2(a) or (b) cannot be accomplished with commercially reasonable efforts, in which event the Service Charges shall be equitably adjusted to reflect such removal and the effect thereof.

18.4        Enforcement of Indemnities

It is not necessary for a Party to incur any expense or make any payment before enforcing a right of indemnity conferred by this Agreement.

18.5        Indemnification Procedures

18.5.1         Each Party (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) in detail in writing (a “Notice of Claim”) promptly after it becomes aware of any event or any Claim against it, which it believes may give rise to a claim for indemnification under the provisions of Section 18.1 or Section 18.2 these indemnity obligations (an “Indemnified Claim”), provided that a delay in promptly notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except and to the extent that the Indemnifying Party can demonstrate damages attributable to such failure.

18.5.2         Within [***] following receipt of Notice of Claim from the Indemnified Party, but no later than [***] before the date on which any response to legal process is due, the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party acknowledges and unconditionally accepts its indemnification obligation and elects to assume control of the defense and settlement of that Indemnified Claim (a “Notice of Election”).

18.5.3         Provided that the Indemnifying Party delivers a suitable Notice of Election within the specified period, the Indemnifying Party shall be entitled, at own its expense, to control the conduct, defense and settlement of any litigation and negotiations arising with respect to the Indemnified Claim, subject to Section 18.5.8, and provided that where there is an impact on the Indemnified Party, the Indemnifying Party will consult with the Indemnified Party and will at all times keep the Indemnified Party informed of all material matters.  The Indemnified Party shall be entitled to participate and employ legal assistance in any such litigation or negotiations, provided that unless the participation of the Indemnified Party was in response to a request by the Indemnifying Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal costs and expenses relating to the Indemnified Claim incurred after the Indemnifying Party delivered a Notice of Election in a timely manner.

18.5.4         At the request of the Indemnifying Party, the Indemnified Party shall afford to the Indemnifying Party reasonable assistance and documentation for the purpose of contesting any Indemnified Claim, and act as or be joined as defendant in legal proceedings.  The Indemnifying Party shall reimburse the Indemnified Party for reasonable costs and expenses (including reasonable attorneys’ fees and any disbursements and costs) incurred in so doing.

18.5.5         If the Indemnifying Party does not deliver a Notice of Election relating to the Indemnified Claim, or otherwise fails to acknowledge and accept unconditionally its indemnification obligation or to assume the defense of the Indemnified Claim within the required notice period, or ceases to defend the Indemnified Claim, the Indemnified Party shall have the right to defend the Indemnified Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, including payment of any judgment or award and the costs of settlement or compromise of the Indemnified Claim.  The Indemnifying Party shall promptly reimburse the Indemnified Party for all such costs and expenses (including reasonable attorneys’ fees and any disbursements and costs of investigation).

18.5.6         At the request of the Indemnified Party, the Indemnifying Party shall assign or otherwise pass through to the Indemnified Party, to the extent the Indemnifying Party is able, the benefit of any indemnities given to the Indemnifying Party by third parties which are applicable to the Indemnified Claim.

18.5.7         The Indemnified Party shall not make any admissions (except where required by court order or governmental regulations), which may be prejudicial to the defense or settlement of any Indemnified Claim, without the prior written approval of the Indemnifying Party.

18.5.8         The Indemnifying Party shall not cease to defend, compromise or settle any Indemnified Claim without the Indemnified Party’s prior written consent, if such compromise or settlement:

(a)        would impose an injunction or other equitable relief upon the Indemnified Party;

(b)       calls for an admission of liability or other statement against the interests of the Indemnified Party; or

(c)        does not include the third party’s release of the Indemnified Party from all liability relating to such Indemnified Claim.

18.5.9         In the event that an Indemnifying Party is obliged to indemnify an Indemnified Party pursuant to this Section 18, the Indemnifying Party shall, upon fulfillment of its obligations with respect to the Indemnified Claim, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the Indemnified Party with respect to the Indemnified Claim.

18.6        Employee Indemnities

The Parties agree to be bound by the indemnities set forth at Schedule E (Employees).

19.          LIMITATION OF LIABILITY

19.1        Limitation of Liability

19.1.1         Subject to Section 19.1.3, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, SERVICE RECIPIENTS OR END USERS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, SERVICE RECIPIENTS OR END USERS FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF DATA OR OTHER PECUNIARY LOSS) WHETHER ARISING IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF THE OFFENDING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19.1.2         Subject to Section 19.1.3;

(a)        CSC’s and its Affiliates’ total liability to Textron and its Affiliates for all claims, losses and liabilities  under or in connection with the Services, the Agreement and the Local Enabling Agreements, whether arising in contract, tort (including negligence), misrepresentation (other than fraudulent misrepresentation), breach of statutory duty or otherwise pursuant to this Agreement, shall be limited, in the aggregate, to an amount equal to [***] Dollars ($[***]) United States currency; and

(b)       Textron’s and its Affiliates’ total liability to CSC and its Affiliates for all claims, losses and liabilities under or in connection with the Services, the Agreement, and the Local Enabling Agreements, whether arising in contract, tort (including negligence), misrepresentation (other than fraudulent misrepresentation), breach of statutory duty or otherwise pursuant to this Agreement (excluding the obligation to pay CSC the Service Charges pursuant to Section 6.2), shall be limited, in the aggregate, to an amount equal to [***] Dollars ($[***]) United States currency.

19.1.3         Nothing in this Agreement shall be deemed to exclude or limit a Party’s liability with respect to:

(a)       death or personal or bodily injury arising as a result of any act or omission of such Party or any of its contractors or Subcontractors;

(b)       any indemnity given such Party under the Agreement;

(c)       any breach such Party of:

(i)        its obligations under this Agreement with respect to the other Party’s Intellectual Property Rights or Confidential Information; or
(ii)       Section 17.3; or

(d)       losses occasioned by wrongful termination of this Agreement, or abandonment of a material portion of the Services which is not cured within [***] after written notice thereof given by Textron; provided, however, that this Section shall not apply to a request for Services that are not then being performed.

19.1.4         For purposes of this Section 19, the term “Affiliates” shall include, in the case of CSC, all CSC Affiliates, and, in the case of Textron, all Affiliates, all Service Recipients and all End Users, whether denominated as End Users, Permitted Users, Authorized Users or otherwise.

20.          INSURANCE AND RISK

20.1        Insurance Coverage

20.1.1         Without limitation to any other term of this Agreement, for the Term, CSC shall take out and maintain, at CSC’s own cost and expense, the following insurance coverage with a reputable insurance company and on terms usual and customary to CSC’s business:

(a)       commercial general liability insurance including product and public liability insurance for an insured amount of not less than $[***] per occurrence and in the aggregate during any one insurance period; limits may be provided by umbrella and/or excess liability policies

(b)       professional liability and errors and omissions insurance for an insured amount of not less than $[***] per claim and in the aggregate during any one insurance period; the policy will contain a retroactive date no later than the Signature Date and if there is an interruption in the retroactive date an extended reporting period will be purchased according to the terms of the policy in force at the time of the retroactive date interruption;

(c)       property insurance to cover CSC’s risk of loss under Section 20.3;

(d)       employee dishonesty insurance and computer fraud insurance for an insured amount of not less than $[***] per loss and in the aggregate during any one insurance period;

(e)       employer’s liability and/or workers’ compensation as required by Law;

(f)        business automobile liability covering vehicles that CSC owns, hires or leases for an insured amount of not less than $[***] per occurrence; limits may be provided by umbrella and/or excess liability policies; and

(g)       any other insurance required to comply with any applicable Law.

The above insurance coverage (items a, b, d and e) shall be primary and non-contributory with regard to CSC’s acts or omissions regardless of any insurance which may be carried by Textron and shall be procured from insurance companies of recognized financial responsibility with an A rating or better, as rated by the A.M. Best’s rating guide for property and casualty insurance companies; provided, however, that CSC shall not be required to change a company as a result of a drop in rating after insurance has been procured until [***] after such drop in rating has occurred and provided, further, that CSC may procure insurance from an insurance company having a rating lower than A, as rated by the A.M. Best’s rating guide for property and casualty insurance companies, with Textron’s prior written consent for the specific insurance company.

20.1.2         This Section 20.1 shall not be constructed as to constitute acceptance by Textron of any responsibility for liability in excess of the insurance coverage contemplated herein.

20.1.3         If CSC fails or refuses to obtain appropriate insurance cover as contemplated in this Section 20.1, in addition to any other remedies available to Textron under this Agreement or at Law, Textron may follow the procedures set forth in Section 23.

20.2        Terms of Insurance

CSC shall:

20.2.1         provide Textron with a certificate of insurance evidencing that coverage and policy endorsements required under this Agreement are maintained and containing a summary of the key provisions (including, without limitation, the commencement and expiration dates and the territorial limits) for each of the insurance policies set forth in Section 20.1 within [***] following the Signature Date and, with respect to renewals, within [***] of expiration of coverage;

20.2.2         note on each insurance policy taken out to provide the coverage contemplated in Section 20.1 that the insurer shall notify Textron in the event of any cancellation for nonpayment of premium or any other reason by, or any adverse modification of the terms of such insurance on the part of CSC or its insurers;

20.2.3         take out insurance policies that are primary and without any right of contribution by Textron or any insurance effected by Textron;

20.2.4         cause the CSC Subcontractors to maintain insurance coverage commensurate with the scope of Services to be performed by the CSC Subcontractor, naming CSC as an additional insured or loss payee where relevant;

20.2.5         be solely responsible, in the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in Section 20.1, to take such action.  CSC shall provide Textron with contemporaneous notice and with such other information as Textron may request regarding the event if Textron is named as a party to the claim and if the Textron is an additional insured under the relevant insurance policy;

20.2.6         comply with the insurance policies taken out to provide the coverage contemplated in Section 20.1;

20.2.7         cause all insurance policies contemplated under Sections 20.1.1(a), (c), (e) and (f) to include a waiver by the insurer of its right to subrogation under such policies in favor of Textron; and

20.2.8         cause Textron to be named as loss payee under the insurance policies contemplated in Sections 20.1.1(c) and (d) and as an additional insured under the insurance policies contemplated in Section 20.1.1 (a) and (f).

20.3        Risk of Loss and Damage

CSC shall be responsible for the risk of loss of, and physical damage to, any Equipment and Software that is owned or leased by Textron or a Service Recipient and is in the custody or control of CSC or the CSC Subcontractors and used to provide the Services, except to the extent that any loss of, or damage to, any such Equipment and Software is caused by a wrongful or negligent act or omission of Textron, any of the Service Recipients or its or their respective contractors or Personnel.  Textron shall be responsible for the risk of loss of, and physical damage to, any Equipment and Software that is owned or leased by CSC or a CSC Affiliate and is in the custody or control of Textron, any of the Service Recipients or its or their respective contractors or Personnel except to the extent that any loss of, or damage to, and such Equipment and Software is caused by a wrongful or negligent act or omission of CSC or the CSC Subcontractors.  Textron shall provide property insurance to cover Textron’s risk of loss under this Section 20.3.

21.          FORCE MAJEURE

21.1        Force Majeure Events

21.1.1         Subject to Section 21.1.2, neither Party shall be liable for any breach, or delay in performance, of its obligations under this Agreement if, and to the extent that:

(a)       the breach or delay is directly caused by:

(i)        fire, flood, earthquake or act of God;
(ii)       war, riot, rebellion, terrorism, civil disorder or revolution;
(iii)      epidemic or outbreak of disease;
(iv)      strikes, lockouts or labor disputes (but in each case, other than of the non-performing Party’s employees); or
(v)       other causes similar to the above that are beyond its reasonable control; and

(b)       such breach or delay:

(i)        is not the fault of the non-performing Party; and
(ii)       could not have been prevented by the non-performing Party taking reasonable precautions,
(iii)      (each a “Force Majeure Event”).

21.1.2         Upon the occurrence of a Force Majeure Event, the non-performing Party shall:

(a)       immediately notify the other Party of the occurrence of the Force Majeure Event, describing the circumstances causing such delay of performance to a reasonable level of detail, and giving an estimate of when performance will recommence; and

(b)       use commercially reasonable efforts to perform (or recommence performing) its obligations as soon as, and to the extent, possible, including through the use of alternative sources, workarounds, plans and, in the case of CSC, complying with its obligations to perform disaster recovery services as described in this Agreement.

21.2        Allocation of Resources

21.2.1         If a Force Majeure Event causes CSC to allocate limited resources between CSC’s customers, CSC shall not place Textron or any Service Recipient lower in priority to any other similarly-affected customer.

21.2.2         CSC shall not redeploy or reassign any person in a Key CSC Position to another customer account in the event of a Force Majeure Event.

21.3        Subcontractors

The failure of any of the CSC Subcontractors to perform any obligation owed to CSC shall only constitute a Force Majeure Event with respect to CSC’s performance of its obligations under this Agreement if, and to the extent that, the failure by the CSC Subcontractor is directly caused by a Force Majeure Event.

21.4        Textron Option

21.4.1         If a Force Majeure Event substantially prevents or delays performance of any of the Services, CSC shall attempt to restore such Services or procure such Services from an alternative source, as follows:

(a)       if the prevented or delayed Services are covered by a disaster recovery plan, within the time, and to the extent, specified in an applicable disaster recovery plan;

(b)       if the prevented or delayed Services are not covered by a disaster recovery plan, but are reasonably identified to CSC in writing by Textron as critical, within [***] after the Force Majeure event; or

(c)       for all other prevented or delayed Services,  within [***] after the Force Majeure event.

CSC shall be liable for payment for Services procured from an alternate source for not less than [***] and thereafter, at CSC’s election, Textron shall reimburse CSC for the amount such Services; provided, however that for so long during the Term as CSC procures substitute Services, Textron shall continue to pay CSC’s Service Charges for the Services.

21.4.2         To the extent that the Force Majeure Event requires temporary or permanent replacement of a Textron Facility or components of the Supported Infrastructure System that are located at a Textron Facility, Textron shall be liable for payment of costs for procuring such components from an alternative source.

21.4.3         If CSC fails to restore, or procure from an alternative source, in accordance with Section 21.4.1, or fails to maintain substituted Services, or requires Textron to reimburse CSC for any substituted Services, for any Services that are prevented or delayed by a Force Majeure occurrence, Textron may, at its option [***], (a) [***]; or (b) [***].

21.5        No Compensation

Except as provided in the disaster recovery plan or Sections 21.4.1 and 21.4.3 above, CSC shall not have the right to any additional payments from Textron as a result of any Force Majeure Event or the performance of its obligations under this Section 21.

22.          DISPUTE RESOLUTION AND CHOICE OF LAW

Any dispute between the Parties arising out of or relating to this Agreement will be resolved as provided in this Section 22 and Schedule K (Governance).

22.1        Informal Dispute Resolution

22.1.1         Subject to Section 22.1.2 and Section 22.4 below, the Parties will attempt to resolve disputes between the Parties arising out of or relating to this Agreement using the informal dispute resolution procedure as set forth in this Section 22.1 and Schedule K (Governance) prior to the initiation of the formal dispute resolution procedures set forth in Section 22.4.

22.1.2         Nothing in this Section 22.1 will, at any time while the informal dispute resolution or alternative dispute resolution procedures described in Section 22.2 are in progress or before or after they are invoked, restrict either Party’s freedom to commence legal proceedings to preserve any legal right or remedy or to protect its Confidential Information or its Intellectual Property Rights.

22.1.3         Subject to Section 22.1.2, disputes that cannot be resolved by the Textron Program Executive and the CSC Program Executive shall follow the procedures as set forth below and in Schedule K (Governance). The Policy and Procedures Manual will set forth any escalation procedures for disputes arising between the Parties and will govern how the dispute is escalated to the Textron Program Executive and the CSC Program Executive. Nothing set forth in the Policy and Procedures Manual will supersede the provisions set forth in this Agreement nor prevent either Party from escalating a dispute to the Textron Program Executive and the CSC Program Executive, as applicable.

22.1.4         Upon the written request of a Party, each Party will appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet with each other and with the appropriate representatives of each Party, as set forth in Schedule K (Governance), for the purpose of attempting to resolve such dispute.

22.1.5         The designated representatives will hold an initial meeting within [***] of their appointment to attempt to resolve the dispute and thereafter meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue that the Parties believe to be appropriate and germane in connection with its resolution.  The designated  representatives will discuss the dispute and attempt to resolve the dispute without unreasonable delay and without the necessity of any formal proceeding.  If the unresolved dispute is having a material effect on the Services, the Parties will use their respective best efforts to reduce the elapsed time in reaching a resolution of the dispute.

22.1.6         During the course of discussion, all reasonable requests made by either Party for non-privileged information reasonably related to this Agreement will be honored in order that each of the Parties may be fully advised of the other’s position.

22.1.7         Each Party will use all commercially reasonable efforts to reach a negotiated resolution through the above dispute resolution procedure. The specific format for such resolution will be left to the reasonable discretion of the Parties, but may include the preparation and submission of statements of fact or of position.

22.2        Alternative Dispute Resolution

22.2.1         If the dispute is not resolved pursuant to Section 22.1, either Party may propose to the other in writing that structured negotiations are entered into with the assistance of a neutral advisor or mediator (“Neutral Adviser”).

22.2.2         The Neutral Adviser will either be agreed upon by the Parties or, in the absence of agreement within [***] of the written proposal described in Section 22.2.1, appointed by the American Arbitration Association (“AAA”).

22.2.3         Within [***] of the appointment of the Neutral Adviser, the Parties will meet with him or her in order to agree on a program for the exchange of any relevant information and the structure to be adopted for the negotiations.

22.2.4         Unless concluded with a written legally binding agreement, all negotiations connected with the dispute will be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings.

22.2.5         The Parties may request the Neutral Adviser to issue written recommendations and if the Neutral Adviser is willing to make such recommendations and the Parties accept such recommendations or otherwise reach agreement on the resolution of the dispute, such agreement will be reduced to writing and, once it is signed by the authorized representatives of each Party, will be binding on the Parties.

22.2.6         In the event that alternative dispute resolution in accordance with this Section 22.2 is initiated and the Parties fail to reach agreement in the structured negotiations within [***] of the appointment of the Neutral Adviser or otherwise withdraw from the structured negotiations, then any dispute or difference between them may be referred to the courts in accordance with Section 22.3 or Section 22.4.

22.2.7         Unless agreed otherwise by the Parties, each Party will bear its own costs and expenses associated with participating in the dispute resolution process and any Third Party costs, including fees payable to the Neutral Adviser and in relation to the hiring of a venue, will be split equally between the Parties.

22.3        Special Procedure following a Notice of Termination

If a Party has delivered a notice of termination of this Agreement, the chief executive officer (or his or her designee) of each Party shall meet within [***] after the date of such delivery for the purpose of defining the scope of the dispute, if any, that may be referred to formal dispute resolution.  Such chief executive officers (or designees) may include as attendees at such meeting a reasonable number of business managers and/or legal or other advisors as he or she requires to assist in the purpose of such meeting.

22.4        Formal Dispute Resolution

22.4.1         In the event that the Parties are unable to resolve a dispute by the application of the informal and/or alternative dispute resolution procedures as set forth in and in accordance with Section 22.1 and Section 22.2 respectively or the provisions of Section 22.1.1 apply, either Party may elect to seek recourse through the state and federal courts located in the State of Delaware which will have exclusive jurisdiction with respect to any such disputes provided that no exclusivity as to jurisdiction will apply with respect to:

(a)       a Party seeking equitable, injunctive or other similar relief;

(b)       enforcement or other similar proceedings in any court of competent jurisdiction; or

(c)       an action commenced by a Third Party or in which Third-Party joinder is necessary or desirable and the Third Party is not amenable to the exclusive jurisdiction of the courts located in the State of Delaware.

22.4.2         Nothing will prevent a Party from at any time commencing court proceedings relating to any dispute arising from this Agreement after having notified the other Party in writing of its intention to withdraw from a dispute resolution process set forth in Sections 22.1 or 22.2.

22.5        Equitable Relief

Each Party may be entitled to equitable relief against the other Party (in addition to any other rights available under this Agreement or applicable Laws) for any breaches by the other Party of its obligations under this Agreement.

22.6        Continued Performance

The Parties agree to continue, without interruption, to honor their ongoing obligations, if any, under this Agreement, including but not limited to performance of Services and payment of amounts that are required to be paid.  The Parties shall use good faith efforts and due diligence to expedite the final resolution of any dispute.

22.7        Governing Law

The construction, performance and validity of this Agreement shall be governed by the law of the State of Delaware, without reference to that state’s provisions regarding choice of law.

22.8        Waiver of Right to Trial by Jury

Each Party hereby waives its right to trial by jury for purposes of resolution of any dispute in accordance with Section 22.4 or 22.5.

23.          STEP-IN RIGHTS

If a breach by CSC of this Agreement substantially prevents or delays performance of the Services necessary for the performance of a Textron function reasonably identified by Textron as critical and the applicable Services are nor restored by the later of the time specified in the disaster recovery plan for restoration of such function(s) or if such functions are not covered by a disaster recovery plan for more than [***], then without limiting any other rights of Textron (whether in Law or under the Agreement), Textron may at its option:

23.1.1         [***]; or

23.1.2         [***]; or

23.1.3         [***].

24.          TERMINATION

24.1        Termination for Cause or Insolvency by Textron

24.1.1         Without prejudice to any other rights or remedies it may have, Textron, by giving written notice to CSC, may terminate this Agreement, in whole or in part, as of the date specified in the notice of termination (as the same may be amended in accordance with Section 24.5), without further liability to CSC, if any of the following circumstances occur or exist:

(a)       CSC commits a material breach of this Agreement, which breach is not cured within [***] after written notice of the breach from Textron to CSC, if reasonably capable of being cured in such time, and if not then cured within [***] after written notice of the breach from Textron to CSC so long as CSC makes continuous, diligent efforts to cure such breach throughout the extended cure period;

(b)       CSC commits a material breach of this Agreement or a Tower Services Agreement which is not capable of being cured; or

(c)        CSC commits repeated breaches of CSC’s obligations under this Agreement or a Tower Services Agreement (whether of the same or different obligations and regardless of whether these breaches are cured), the cumulative effect of which is a material breach of this Agreement or a Tower Services Agreement.

24.1.2         Without prejudice to any of the rights or remedies it may have, Textron, by giving written notice to CSC, may terminate this Agreement, as of the date specified in the notice of termination (as the same may be amended in accordance with Section 24.5) if:

(a)       A voluntary or involuntary petition is filed for protection of CSC under the United States Bankruptcy Code and is not dismissed within [***] after filing;

(b)       CSC enters into an assignment for the benefit of creditors;

(c)       is the subject of a voluntary or involuntary petition or proceeding for CSC’s liquidation or winding up, which petition, if involuntary, is not dismissed within [***]; or

(d)       if a receiver, administrator, examiner, liquidator, trustee or similar officer is appointed for CSC or for substantially all of CSC’s assets or business and such appointed officer is not discharged with [***] of such appointment.

24.1.3         If this Agreement is terminated in part pursuant to Section 24.1.1, the Service Charges shall be equitably adjusted with effect from the Termination Date to reflect the terminated Services; provided, however, that notwithstanding anything to the contrary in the Agreement, Resource Unit prices shall not be adjusted in connection with terminated Services.

24.2        Termination for Convenience by Textron

24.2.1         Textron, by giving at least [***] written notice to CSC, may terminate this Agreement, or  any one or more of the Tower Services Agreements, for convenience, as of the date specified in the notice of termination (as the same may be amended in accordance with Section 24.5).

24.2.2         If Textron terminates this Agreement or part of the Services pursuant to Section 24.2.1:

(a)        Textron shall comply with the applicable termination provisions set forth in Section 12 of Schedule D (Pricing); and

(b)       Textron’s total liability to CSC arising from such Termination shall be limited to compliance with Section (a).  If a purported Termination of all or part of this Agreement by Textron for cause by Textron under Section 24.1 is determined by a court of competent jurisdiction not properly to be a Termination for cause or Termination for change of control, then such Termination shall be deemed to be a Termination for convenience for the purpose of Section 24.2.

24.3        Termination by Textron for Change of Control of CSC

24.3.1         Textron, by giving written notice to CSC, may terminate this Agreement as of the date specified in the notice of termination (as the same may be amended in accordance with Section 24.5) in the event of a Change of Control of CSC; provided, however, that such right of termination shall only be exercisable by Textron giving notice of such termination within [***] of the completion by CSC of the transaction (or in the case of a series of related transactions, the final transaction) constituting the Change of Control.  Notwithstanding any other provision of this Agreement, CSC shall provide prompt notice to Textron in the event of a Change of Control of CSC, and in such event, the [***] period during which Textron has a right to exercise termination in accordance with this Section 24.3.1 shall not commence until receipt of such notice from CSC.  If Textron terminates this Agreement pursuant to Section 24.3.1, Textron shall comply with the applicable termination provisions in Section 12 of Schedule D (Pricing).

24.3.2         Textron’s total liability arising from Textron terminating this Agreement in accordance with this Section 24.3 shall be limited to the amount payable in accordance with Section 24.3.1.

24.4        Termination by CSC for Non-Payment

24.4.1         Subject to Section 24.4.2 below, CSC, by giving written notice to Textron, may terminate the Agreement as of the date specified in the notice of termination, which date shall not fall before the expiration of the [***] period described in Section 24.4.2 below, if:

(a)       Textron fails to pay any undisputed Service Charges or Pass-Through Expenses (to the extent that such Pass-Through Expenses have been paid by CSC) when due with respect to the Agreement which exceed in aggregate [***] Dollars ($[***]), or

(b)       withholds any amount in excess of the total amount that Textron is entitled to withhold in accordance with Section 6.8 in connection with disputed payments or makes any other deduction, withholding or setoff not permitted by Section 6.8.

24.4.2         CSC shall not terminate this Agreement in accordance with Section 24.4.1 above unless CSC has given Textron:

(a)       [***] of notice of Textron’s failure to make such payment; and

(b)       a further written notice to Textron not less than [***] prior to the date of termination.

24.4.3         CSC acknowledges and agrees that Section 24.4.1 sets forth the only grounds upon which CSC may terminate this Agreement.

24.5        Effective Date of Termination

Textron may extend the Termination Date with respect to any notice of termination, other than a notice of termination by CSC, given in accordance with Section 24.1 [***] upon no less than [***] notice of such extension, provided that the total of such extensions shall not exceed [***] from the date the notice of termination was given.

24.6        Termination Charges

Any Termination by Textron in accordance with this Section 24 shall not result in the payment of any termination or other charges except as expressly provided in Section 12 of Schedule D (Pricing).

24.7        Effect of Termination

Upon the expiration or termination of this Agreement or any Tower Services Agreement, upon Textron’s request, CSC shall:

24.7.1         provide to Textron (or to the Successor Supplier) all of the following as related to the terminated Services:

(a)       Textron data, Textron Materials, Textron Confidential Information, Work Product, Textron-owned or leased Equipment, Textron-owned or licensed Software and any items provided by Textron to CSC that are capable of being returned (“Returnable Material”); and

(b)       tapes and other removable computer-readable media which contain any Returnable Material.

24.7.2         transfer to Textron (or to the Successor Supplier) any Returnable Material that is contained on any non-removable media, by a means agreed between Textron and CSC and, if they cannot agree, by any reasonable means requested by Textron;

24.7.3         promptly provide to Textron (or to the Successor Supplier) all details reasonably requested by Textron relating to the assets used by CSC to provide the Services, subject to customary obligations of confidentiality and limited use;

24.7.4         cooperate as with Textron to assist Textron to identify the assets necessary for Textron or its Third Party service provider to provide the terminated Services with continuity preserved;

24.7.5         use commercially reasonable efforts to transfer, assign or sublicense to Textron, or the Successor Supplier, as required by the Agreement, Third Party Software, and other Third Party agreements used to provide the Services as of the date of such expiration or termination, at Textron’s expense;

24.7.6         use commercially reasonable efforts to transfer or assign to Textron, or the Successor Supplier, any contracts applicable to the Services being provided to Textron as of the date of such expiration or termination, including maintenance services and disaster recovery services, subject to Textron’s approval of the terms and conditions applicable to each such contract, at Textron’s expense;

24.7.7         introduce Textron to any vendor whose contract cannot be transferred or assigned to Textron or the Successor Supplier in accordance with Section 24.7.6 and facilitate Textron’s efforts to enter into a contract with such vendor for applicable products and/or services;

24.7.8         transfer to Textron, or the Successor Supplier, the title to or benefit of all other tangible assets used directly and exclusively by CSC to provide the Services, free and clear of all liens, security interests or other encumbrances, at net book value, except as to assets created or acquired at Textron’s expense, the transfer of which shall be at no cost to Textron; and

24.7.9         take all actions reasonably requested by Textron to effectuate the assignments, sublicensing and transfers described in this Section.

Notwithstanding anything to the contrary in this Section 24.7, CSC’s obligation to transfer to Textron items other than Textron Data, derivative works based on Textron Software and derivative works based on Textron Material shall be subject to the provisions of Section 9.

24.8        Termination Assistance

24.8.1         Commencing on the earlier of:

(a)       [***] prior to expiration of this Agreement;

(b)       upon any notice of termination of this Agreement (or any part of this Agreement), (including a termination notice given by CSC pursuant to Section 24.4); or

(c)       on such earlier date as Textron may request,

and for a period of up to [***] following the Termination Date (the “Termination Assistance Period”), CSC shall provide to Textron, or at Textron’s request to the Successor Supplier, the reasonable termination assistance requested by Textron to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Textron or the Successor Supplier (“Termination Assistance”).

24.8.2         The purposes of Termination Assistance shall include the following:

(a)       to enable Textron to obtain from a Successor Supplier, or to provide for itself, services to substitute for or replace those provided by CSC;

(b)       for CSC to assist Textron during the Termination Assistance Period, so that Textron or its Successor Supplier can from the end of the Termination Assistance Period perform in substitution for CSC:

(i)        all of the Services in the event this Agreement is terminated in its entirety or the Term expires;
(ii)       with respect to a partial termination of this Agreement, those Services terminated;
(iii)      if Services are removed from scope, those Services; or
(iv)      to eliminate or minimize any disruption or deterioration of the Services, or failure to achieve the Service Levels, during and as a result of the handover of any of the terminated or removed Services.

24.8.3         Regardless of the reason for termination, Termination Assistance shall include the services and assistance set forth in Schedule H (Termination Assistance), and Textron shall pay CSC for Termination Assistance services in accordance with Schedule H.

24.8.4         In the process of evaluating whether to undertake or allow Termination or renewal of this Agreement, Textron may obtain offers for performance of services similar to the Services following Termination of this Agreement from one or more Successor Suppliers.  As and when reasonably requested by Textron for use in this process, CSC shall provide to Textron such information and other cooperation regarding performance of the Services as would be reasonably necessary for a Third Party to prepare an informed, non-qualified offer for such services, and for a Third Party not to be disadvantaged compared to CSC if CSC were to be invited by Textron to submit a proposal.  CSC’s support in this respect shall include providing information regarding Infrastructure Systems, staffing, and other matters described in Schedule I.A (Transition Plan and Milestones) that is similar to the kinds of information provided to CSC by Textron prior to the Handover Date(s), as applicable to this Section 24.8.4, provided CSC shall not be required to provide proprietary information to CSC Competitor.

24.8.5         To the extent that CSC is providing Termination Assistance services after the Termination Date, Textron shall pay for such Termination Assistance services at the rates for Projects set forth in Schedule D (Pricing).

24.9        Equitable Remedies

CSC acknowledges that in the event it breaches (or attempts or threatens to breach) its obligation to provide Termination Assistance to Textron as provided in Section 24.8, provided customer is currently paying all charges due under this Agreement, Textron may be irreparably harmed.  In such a circumstance, Textron may proceed directly to court.  If a court of competent jurisdiction finds that CSC has breached (or attempted or threatened to breach) any such obligations, CSC agrees that without any additional findings of irreparable injury, or other conditions to injunctive relief, CSC shall not oppose the entry of an appropriate order compelling performance by CSC and restraining CSC from any further breaches (or attempted or threatened breaches).

24.10      Accrued Rights

Termination or expiration of this Agreement shall not affect any accrued rights of either Party.

24.11      Survival

The following Sections shall survive the Termination or expiration of this Agreement:  1, 6, 7.5, 9, 11.8, 15.6, 16, 18, 19, 22, 24.5, 24.11 and 25 and any other provision which by its nature should survive termination.

25.          GENERAL

25.1        Non-Solicitation of Employees

Subject to Paragraph 3 of Schedule E (Employees), during the Term and for a period of [***] after the Termination Date of the Agreement (except in the event of Termination by Textron in accordance with Section 24.1), neither Party shall directly or indirectly solicit or attempt to solicit, without the prior written consent of the other Party, (i) in the case of Textron, CSC employees employed or engaged in the provision of the Services at the date of such solicitation or attempted solicitation or who have been so employed or engaged during the preceding [***], and (ii) in the case of CSC, Textron employees employed or engaged in the provision of its information systems at the date of such solicitation or attempted solicitation or who have been so employed or engaged during the preceding [***].  For the purposes of this Section, ‘solicit’ means an approach by a Party or a Third Party on its behalf to an individual with a view to employ or engage or procure the employment or engagement of such person as an employee, director, officer or independent contractor or consultant, other than by way of general advertising.

25.2        Public Statement

25.2.1         Subject to Sections 25.2.2 and 25.2.3, CSC shall:

(a)       submit to Textron any advertising, written sales promotions, press releases, public announcements and other promotional, marketing or publicity material relating to this Agreement in which Textron’s name, corporate logo or trademark is mentioned or which contains language from which the connection of said name, logo or trademark may be inferred or implied (“Publicity Material”);

(b)       not publish or use (or authorize the publication or use of) any Publicity Material without Textron’s prior written consent, which may be granted or withheld in Textron’s sole discretion; and

(c)       coordinate with Textron any press releases or public announcement that it makes in relation to this Agreement.

25.2.2         Notwithstanding Section 25.2.1, CSC may use Textron’s name for the purposes of internal announcements within its organization, or in accordance with Section 16.5.2.

25.2.3         Any Publicity Material used by CSC shall make clear that Textron does not endorse CSC or its provision of the Services and any description of the Services in such Publicity Material shall be in general terms only.

25.3        Notices

25.3.1         Notices given under this Agreement shall be:

(a)       in writing in the English language;

(b)       addressed to the attention of Textron Program Executive or CSC Program Executive, as the case may be at the address of the other Party specified in the preamble of this Agreement as the same may be altered by notice given in accordance with this Section 25.3; and

(c)        delivered or sent in the manner set forth in Section 25.3.2.

25.3.2         A notice given in accordance with Section 25.3.1 shall deemed to be received:

(a)       if delivered to the Recipient’s address during normal business hours, on the date of delivery;

(b)       if sent by prepaid registered mail, return receipt requested, on the date of delivery indicated on the receipt; or

(c)       if sent by an express courier with a reliable system for tracking delivery, on the date of delivery to the Recipient.

25.4        Relationship of Parties

25.4.1         CSC, in furnishing the Services, will be acting as an independent contractor.  Nothing in this Agreement shall create any relationship of agent and principal, partnership, or employer and employee between the Parties or between one of the Parties and the other Party’s employees.

25.4.2         Nothing in this Agreement shall give either Party any authority to act or make representations or commitments on behalf of the other Party or to create any contractual liability to a Third Party on behalf of the other Party.

25.5        No Security

CSC shall not give or purport to give any security interest in any of its rights to receive payment from Textron under this Agreement without Textron’s prior written consent.

25.6        Waivers, Consents and Approval

25.6.1         The failure of either Party to insist upon strict performance of any provision of this Agreement, or the delay or failure of either Party to exercise any right to which it is entitled hereunder, shall not constitute:

(a)       a waiver or diminution of that right or any other right hereunder; or

(b)       a waiver with respect to any subsequent breach by the other Party.

25.6.2         A waiver by either Party of any of the terms of this Agreement shall not be effective unless and to the extent such waiver is expressly stated in writing and executed by the duly authorized representative of such Party.

25.6.3         The waiver by either Party of a breach or default of any of the provisions of this Agreement by the other Party shall not be construed as a waiver with respect to any subsequent breach of the same or other provisions, unless expressly stated by the waiving Party in writing and then only to the extent of such writing.

25.6.4         Any written consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall such consent be construed as a waiver of any rights under this Agreement, except as, and to the extent, expressly so provided in such written consent.

25.6.5         Except where expressly provided in this Agreement, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed, conditioned or withheld.

25.7        Entire Agreement

25.7.1         This Agreement, together with all Appendices, Schedules and Exhibits hereto, the Tower Services Agreements and the Local Enabling Agreements, together with all Appendices, Schedules and Exhibits thereto:

(a)       constitutes the entire agreement between the Parties as to its subject matter; and

(b)       in relation to that subject matter, and in the absence of fraud, supersedes any prior warranties, indemnities, undertakings, conditions, understandings, commitments or agreements between the Parties, whether oral, written or implied.

25.8        Amendments

No amendment or variation to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each Party.

25.9        Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one single agreement between the Parties; provided that no one Party shall be bound hereby unless and until it has received a properly executed copy of this Agreement from the other Party.

25.10      Cumulative Rights

Except as otherwise expressly provided herein, a right, power, remedy, entitlement or privilege given or granted to a Party under this Agreement is cumulative with, without prejudice to, and not exclusive of any other right, power, remedy, entitlement or privilege granted or given under this Agreement or by Law and may be exercised concurrently or separately.

25.11      Severability, etc.

25.11.1       If a provision of this Agreement is reasonably capable of an interpretation which would make that provision valid and enforceable and an alternative interpretation that would make such provision void, illegal, invalid or otherwise unenforceable, then that provision shall be interpreted, so far as is possible, to the extent necessary to make the provision valid and enforceable.

25.11.2       Subject to Section 25.11.1, if any provision of this Agreement is prohibited by law or found by a court or authority of competent jurisdiction to be void, illegal, invalid or otherwise unenforceable, such provision shall be severed and the remainder of this Agreement shall continue in full force and effect to the fullest extent permitted by Law.  The Parties agree to negotiate in good faith in order to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

25.12      Costs

Each Party shall bear its own legal and other costs and expenses of, and incidental to, the preparation, negotiation, execution, completion and, if applicable, notification and/or registration of this Agreement and of any related documents or instruments.  CSC shall pay any stamp duty payable on execution of this Agreement or any related documents or instruments.

25.13      Third Party Rights

Except as expressly provided in any provision that sets forth an express indemnification obligation, nothing in this Agreement shall be deemed to grant any rights or benefits to any person or entity other than the Parties and their respective permitted successors and assigns (a “Third Party”) to enforce any provision hereof.

25.14      Further Assurances

The Parties shall, and shall ensure that their contractors, Subcontractors and Personnel shall do all things reasonably necessary, including executing any additional documents and instruments, to give full effect to the terms and conditions of this Agreement.

25.15      Assignment

25.15.1       This Agreement shall be binding on and inure to the benefit of the Parties and their respective permitted successors and assigns.

25.15.2       This Agreement is personal to CSC.  CSC shall not assign, novate or otherwise transfer or dispose of any of CSC’s rights or obligations under this Agreement without prior written consent of Textron, and any attempt by CSC to assign, novate or otherwise transfer or dispose of CSC’s rights or obligations in violation hereof shall be null and void as between the Parties, provided that agreements for the provision of a portion of the Services by Subcontractors or Affiliates shall not be deemed to violate the foregoing constraints.

25.15.3       Textron may not assign, novate, subcontract or otherwise dispose of and be released from any or all of Textron’s rights and/or obligations under this Agreement except to an Affiliate of Textron or any entity which acquires all or substantially all of the business of Textron to which the affected Services relate or all or substantially all of the assets of Textron or to any successor entity in a merger or acquisition of Textron, provided that Textron’s assignee or successor in title undertakes in writing to CSC to be bound by the obligations of Textron under this Agreement.

25.15.4       Notwithstanding anything to the contrary contained in this Agreement, either Party may also provide a copy of this Agreement to a good-faith prospective assignee or successor in title, provided that such assignee or successor in title is subject to a suitable non-disclosure agreement containing obligations of confidentiality at least equivalent to those contained in Section 16.

25.16      Interpretation

25.16.1       In this Agreement, unless the contrary intention appears:

(a)        words suggesting the singular include the plural, and vice versa;

(b)       words suggesting any gender include all other genders;

(c)        references to a person or entity include a company, corporation, firm, unincorporated or incorporated association, or statutory authority;

(d)       headings are for ease of reference only and shall not affect the interpretation of this Agreement;

(e)        references to any schedule, exhibit, annex, agreement or instrument are to that schedule, exhibit, annex, agreement or instrument as amended or replaced from time to time;

(f)        use of the word “including” (and its derivatives such as “includes” or “include”) means “including, without limitation;”

(g)       a reference to any body is:

(i)        if that body is replaced by another organization, deemed to refer to that organization; and
(ii)       if that body ceases to exist, deemed to refer to the organization which most nearly or substantially serves the same purposes as that body; and

(h)       references to any statute, enactment, order, regulation or other similar instrument shall be construed as a reference to the statute, enactment, order, regulation or instrument as amended by any subsequent statute, enactment, order, regulation or instrument, or as contained in any subsequent enactment thereof.

25.16.2       No rule of construction will apply in the interpretation of any provision of this Agreement to the disadvantage of one Party on the basis that such Party put forward or drafted such provision.

25.17      Precedence

This Master Services Agreement, the Schedules and Annexes thereto, the Attachments and Appendices thereto, and the other appended documents are to be interpreted so that all of the provisions are given as full effect as possible.  In the event of a conflict between the terms of any documents that comprise the Agreement, the order of precedence shall be first, the Master Services Agreement, second, any Schedule to the Master Services Agreement or any Annex thereto; third, any Attachment or Appendix thereto.  All of the terms of the Master Services Agreement, the Schedules and the Annexes thereto shall apply to each Tower Services Agreement except to the extent that a Tower Services Agreement or any Appendix thereto expressly specifies that a particular term is intended to supersede, modify or negate a term in the Master Services Agreement or a Schedule or Appendix thereto. Notwithstanding the foregoing, in the event of a conflict between the terms of (a) any documents that comprise the Agreement and (b) any mutually agreed upon Resource Unit Change Request, Systems Change Request or Scope Change Request, the mutually agreed upon Resource Unit Change Request, Systems Change Request or Scope Change Request shall prevail.

25.18      Conflicts of Interest

In providing the Services, CSC shall use CSC’s best efforts not to do anything or knowingly or negligently permit a situation to arise whereby a conflict may be created between the interests of Textron and CSC.  CSC shall not accept bribes, commissions or other improper financial inducements from any suppliers or CSC Subcontractors in relation to the Services.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first set forth above.

TEXTRON INC.

By:
Title:

By:
Title:

COMPUTER SCIENCES CORPORATION

By:
Title:

By:
Title:

SCHEDULE A

DEFINITIONS

SCHEDULE A

Definitions

Term	Definition

Actual CPI Increase	has the meaning set forth in Section 6(c) of Schedule D (Pricing).

Actual RU Volume	has the meaning set forth in Section 2.1 of Schedule D (Pricing).

Ad Hoc Project	has the meaning set forth in Section 17.2.1 of Schedule B (Cross-Functional Obligations).

Adjustment Date	has the meaning set forth in Section 6(c) of Schedule D (Pricing).

Adverse Impact	has the meaning set forth in Section 9.3 of Schedule K (Governance).

Affiliate	means, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

Agreement	means the MSA and all Schedules, Annexes, Appendices, Attachments and Exhibits thereto.

Applicable Service Charges

mean those charges derived from multiplication of Resource Unit volumes used or consumed by Textron by the applicable Resource Unit prices, and excludes all other charges, including charges for transition and transformation, time and materials charges, and Pass-Through Expenses).

Application Server	means any Midrange computer whose primary purpose is to serve Tier 3 Software for which Textron has financial responsibility for the license, Tier 4 Software and Tier 5 Software.

Assigned Contracts

has the meaning set forth in Section 8.3.1 of the MSA, and any changes that may be agreed upon by the Parties in accordance with the Change Control Procedure.

Audit	has the meaning set forth in Section 15.1.1 of the MSA.

Baseline RU Volume or Baseline Usage Volume	means the usage volume for each Resource Unit, set forth in Attachments 1C, 2C, 3C, 4C or 5C, that is denominated as such.

Benchmarker	has the meaning set forth in Section 5.7.2 of the MSA.

Black Belt	means a person certified as a Six Sigma Black Belt.

Business Taxes	has the meaning set forth in Section 5.5.1(b) of the MSA.

Business Unit	means all or a portion of Textron or a Service Recipient or a group of Service Recipients, as designated by Textron from time-to-time.

Term	Definition

Campus

means any location within a twenty (20) mile radius of (a) a Textron or Service Recipient facility where full-time CSC managed Workstation support personnel are stationed or (b) a CSC Facility from which Workstation support Services are provided. Changes of designation of a location from Campus to Non-Campus must be coordinated with and approved by Textron.

Cascading

means any installation, de-installation, move or change to a single item of Equipment or a group of Equipment items that causes a requirement for change to another component of the Services, such as to another item of Equipment, Software, support documentation, a procedure in the applicable Policy and Procedures Manual or coordination with one or more Third Parties.

Cause	has the meaning set forth in Section 1.5 of Schedule E (Employees).

Change	has the meaning set forth in Section 5 of Schedule K (Governance).

Change Control Procedures	has the meaning set forth in Section 5 of Schedule K (Governance).

Change of Control

means with respect to either Party, Control of that Party is acquired by an entity that was not, prior to that acquisition, an Affiliate of the Party, by way of either a single transaction or series of related transactions.

Change Request	means any request for a Change.

Claim	has the meaning set forth in Section 18.1.1 of the MSA.

Completion Date	has the meaning set forth in Section 3.6.9(a)(iii) of the MSA.

Confidential Information

means all information of a confidential nature, whether commercial, financial, technical or otherwise, whether or not disclosed by one Party to the other Party, which information may be contained in or discernible from any form whatsoever (including oral, documentary, magnetic, electronic, graphic or digitized form or by demonstration or observation), whether or not that information is marked or designated as confidential, whether created or otherwise arising prior to or during the Term, and including information belonging to or in respect of Textron, any other Service Recipient or CSC, any of their Affiliates and/or any of their customers or suppliers, which contains or relates to, including without limitation, research, development, trade secrets, know-how, ideas, concepts, formulae, processes, designs, specifications, past, present and prospective business, current and future products and services, internal management, information technology and infrastructure and requirements, finances, marketing plans and techniques, price lists and lists of, and information about, customers and employees, and information belonging to Third Parties in respect of which Textron, any Service Recipient or CSC or any of their Affiliates or any of their customers or suppliers owe obligations of confidence.

Term	Definition

Contract Year	means the period commencing on, and including, the Signature Date and ending on the anniversary of the first Handover Date and each immediately successive [***] period.

Control or Controlled or Controlling

means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of any entity or person, whether through the ownership of voting securities, by contract, or otherwise.

Core Service Level

means each Service Level designated as a “Core Service Level” in Annex B-2 to Schedule B (Cross-Functional Obligations), Annex K-2 to Schedule K (Governance) and Appendix B of each Tower Services Agreement.

CSC	has the meaning set forth in the preamble of the MSA.

CSC Competitor	means any company listed in Schedule L (Competitors) as it may be changed unilaterally by CSC from time to time upon written notice to Textron.

CSC Facility	means any physical Facility used by CSC or any CSC Affiliate to provide any portion of the Services.

CSC Laws

means (a) Laws applicable to CSC as a provider of information technology and other outsourcing services, and (b) Laws with which CSC would be required to comply without regard to CSC’s having entered into the Agreement with Textron, excluding any Laws with which CSC would not be required to comply but for a contractual obligation between CSC and a Third Party.

CSC Material	means Material owned by the CSC or its Affiliates (including Material in which the Intellectual Property Rights are owned by the CSC) which is used to provide, or which forms part of, the Services.

CSC Personnel

means employees (including for the avoidance of doubt all Transitioned Employees) of CSC and CSC Subcontractors assigned to perform the Services, or any part of the Services, pursuant to this Agreement.

CSC Program Executive	means the individual designated by the CSC to whom Textron shall communicate issues related to the Agreement as set forth in Schedule K (Governance).

CSC Software	means any Software, the Intellectual Property Rights in which are owned by CSC or its Affiliates.

CSC Subcontractor	means any subcontractor or agent of CSC that provides any of the Services, as any part of the Services, to, or on behalf of, CSC, including the Material Subcontractors.

Term	Definition

CSC Wide Area Network or CSC WAN

means the Equipment, Software, telecommunications facilities, lines, interconnect devices, wiring, cabling and fiber that are used to create, connect and transmit data, voice and video signals between a Textron location and CSC’s Data Center, and between and among CSC locations, as required for CSC to provide the Services. A WAN commences with the WAN Network interconnect Equipment at one Textron location (e.g., router, dial-up modem, dial backup Equipment) and ends with and includes the WAN Network interconnect Equipment (e.g., router, dial-up modem, dial backup Equipment) at the applicable CSC location. For voice and data circuits, a CSC WAN includes local access and interexchange and other long-haul circuits, whether or not provided by a Third Party and used to transport voice traffic and interconnect with the PSTN.

Database Server	has the meaning set forth in Appendix 2C to Attachment 2.

Data Center

means (a) before any applicable Transformation Completion Date, any Textron Facility referenced in Section I.B (Transformation Plans and Milestones), and (b) after any applicable Transformation Completion Date, in context, one or more of the data centers of CSC located in Norwich, Conn. and Chesterfield, England and the data centers of Textron located in Wichita, Kan., Hurst, Tex., and Providence, R.I and any data center that may be substituted for any of the foregoing data centers in accordance with the Change Control Procedures.

Data Network	means the Infrastructure Systems and other resources used to transport data associated with data applications, including computer interconnectivity, email, internet access and client server.

Data Network Services	means the Network Services as they relate to the Data Network.

Data Protection Laws	means all relevant data protection Laws, as applicable in each country in which CSC provides Services to Textron.

Delaying Event	has the meaning set forth in Section 3.6.10 of the MSA.

Disclosing Party	has the meaning set forth in Section 16.1.1 of the MSA.

Equipment

means all of the computer and telecommunications equipment, and the associated peripherals and connecting equipment, either owned or leased (whether by CSC, Textron or a Third Party), and used by CSC in the provision of the Services or used by Textron or any other Service Recipient. Equipment includes the following: (i) computer equipment and associated attachments, features, accessories, front-end processors, step controllers, Servers, and peripheral devices; (ii) telecommunications equipment, including private branch exchanges and associated peripherals, multiplexors, modems, network hubs, network bridges, network routers, and network switches; and Supported Devices.

End-State Service Levels or SLA

has the meaning set forth in Section 11.3 of Schedule B.

Term	Definition

End User

means an employee of (a) Textron, (b) a Service Recipient; (c) a contractor of Textron or a Service Recipient; or (d) any other individual authorized or permitted by Textron or a Service Recipient to utilize the Services.

Europe or EU	means any member country of the European Union and Switzerland and Norway.

Event Survey	has the meaning set forth in Section 12.1.2 of Schedule K (Governance).

Executive Survey	has the meaning set forth in Section 12.1.1(a) of Schedule K (Governance).

Existing Equipment

means Equipment existing on the Signature Date and utilized by Textron or another Service Recipient, immediately prior to the Signature Date, in performing functions that form part of the Services. Existing Equipment includes Textron Owned Equipment, Textron Leased Equipment and the equipment located in facilities identified in Schedule C (Textron Facilities).

Existing Equipment Leases

means those lease agreements pursuant to which a Third Party is, immediately prior to the Signature Date, furnishing or providing the Existing Equipment to Textron or another Service Recipient. Existing Equipment Leases are identified as such in Schedule F (Existing Equipment and Software) as it may be changed in accordance with the applicable Change Control Procedure.

Existing Interim Service Levels	has the meaning set forth in Section 11.1.1 of Schedule B (Cross-Functional Obligations).

Extraordinary Event	has the meaning set forth in Section 3.7.2 of the MSA.

First Call Resolution	has the meaning set forth in Section 3.3 of Appendix 5B to Attachment 5.

Force Majeure Event	has the meaning set forth in Section 21.1.1 of the MSA.

Formal Survey	has the meaning set forth in Section 12.1.1 of Schedule K (Governance).

General Subsystem

means any software code that provides service to users or to other subsystems or application code. “General Subsystems” comprise all executing programs that are not the result of an individual user logging on to the computer.

General User Survey	has the meaning set forth in Section 12.1.1(b) of Schedule K (Governance).

Global Network	means interconnections between points spanning more than one continent.

Handover Date	means the date or dates on which the In-Scope Employees are transferred from Textron to CSC and the date(s) on which CSC commences performing the Services.

Hard IMAC	means an IMAC that requires physical presence on-site at the End-User office or Equipment location to complete the requested activity as further explained in connection with its use.

Term	Definition

Hours of Operation

means those hours of the day during which the facility is in normal operation as set forth in Schedule C (Service Recipients) for each location listed in Schedule C. Hours are expressed in the local time zone of each location listed.

IMAC	means install, move, add, and/or change.

IMS

means IBM’s transactional and hierarchical database management system for on-line operational and e-business applications and data and all IBM supported, un-supported, current, future and past releases of the product as well as all additional features and functions that are used by the IBM product as part of its operating environment.

Impact Analysis	means the analysis of the impact of any Change, as further described in Section 9 of Schedule K (Governance).

Income Taxes	has the meaning set forth in Section 5.5.1(c) of the MSA.

Increased Impact Service Level or Increased Impact Level	means the required quantitative level or degree of performance by CSC specified as the “Increased Impact Service Level” in the SLAs.

Indemnified Claim	has the meaning set forth in Section 18.5.1 of the MSA.

Indemnified Party	has the meaning set forth in Section 18.5.1 of the MSA.

Indemnifying Party	has the meaning set forth in Section 18.5.1 of the MSA.

Infrastructure Operations SubCommittee	means the management committee formed pursuant to Schedule K (Governance) and identified therein as the “Infrastructure Operations SubCommittee.”

Infrastructure Server	means any Midrange computer whose primary purpose is to serve Tiers 1-2 Software and/or Tier 3 Software for which CSC has financial responsibility for the license.

Infrastructure System(s) or Supported Infrastructure System(s)

means all or any part of the Supported Networks, the Supported Equipment and the Supported Software, exclusive of Software in Tier 3 (other than that which CSC is financially responsible for the license), Tier 4 Software, Tier 5 Software and any other Software for which CSC is not financially responsible.

In-Scope Employees	means the individuals to whom CSC will offer employment under Section 1.1 of Schedule E.

Term	Definition

Intellectual Property Rights

means patents (including patent applications; amendments, and continuations, whether in whole or in part), registered designs, trademarks and service marks (whether registered or otherwise), trade names, trade secrets, copyrights, database rights, design rights, moral rights, and all other intellectual property rights, including in other jurisdictions, that grant similar rights as the foregoing, including those subsisting in inventions, drawings, performances, software, semiconductor topographies, improvements, discussions, business names, goodwill and the style of presentation of goods or services, and in applications for the protection thereof, throughout the world.

Interim Service Levels	means Existing Interim Service Levels and New Interim Service Levels.

Key Textron Subcontracts	has the meaning set forth in Section 11.2.1 of the MSA.

Key Deliverable

means all or any of the specific items required to be provided by a Party under this Agreement and designated as key in any relevant project plan related to the deliverable, or otherwise material to the Services.

Key In-Scope Contractors	means the individuals identified in Annex E-3 to Schedule E (Employees);

Key Subcontracts	means the Key Textron Subcontracts and Key CSC Subcontracts listed at Schedule J (Key Subcontracts and Material Subcontractors);

Key CSC Positions	means the positions listed in Annex E-2 to Schedule E (Employees), as the same may be changed in accordance with Section 10.3 of the MSA.

Key CSC Subcontracts	has the meaning set forth in Section 11.2.2 of the MSA.

Law	means:
(a) any statute, regulation, by-law, ordinance or subordinate legislation in force from time to time to which a Party or its employees, agents, Affiliates sub-contractors is subject;
(b) the common law and the law of equity as applicable to the Parties from time to time;
(c) any binding court order, judgment or decree;
(d) any applicable industry code, policy or standard enforceable by law; or

(e)          any applicable direction, policy, rule or order that is binding on a Party and that is made or given by any regulatory body having jurisdiction over a Party or any of that Party’s assets, resources or business, in any jurisdiction that is applicable to this Agreement.

Lease	means a contract between Textron and a Third Party pursuant to which Textron has certain rights with respect to Equipment owned by a Third Party.

Term	Definition

Legacy Software

means all Software in use by Textron and/or any Service Recipient on the applicable Handover Date. Any Legacy Software, whether or not it is included in the Annexes to Schedule F, that meets the foregoing description shall nevertheless be treated as Legacy Software as provided for in Schedule B until, as part of Transformation and in accordance with the Change Control Procedure, such Legacy Software (i) is removed from use; or (ii) is added to one or more SOEs, or (c) becomes Non-SOE Software.

Level 0 Support	means any automated service that allows the End User to resolve Service Problems or submit Service Requests without contacting a live Service Desk agent

Level 1 Support	has the meaning given to it in Section 2, Appendix 5A to Attachment 5.

Level 2 Support

means assistance with the use or operation of a component of the Infrastructure System which cannot be answered by reference to the applicable user documentation and requires assistance from the applicable vendor or other Third Party.

Level 3 Support

means (a) correction of any Problem or other failure by one or more components of the Infrastructure System to operate in accordance with applicable specifications and (b) securing updates, upgrades, patches, releases and Problem resolutions that are generally provided to other similarly situated entities.

Local Area Network or LAN

means the Equipment, software, telecommunications facilities, lines, interconnect devices (e.g., bridges, routers, hubs, switches, gateways), wiring, cabling and fiber that are used to create, connect and transmit data, voice and video signals within and among Textron’s (or Service Recipient’s) local area Network segments. A LAN commences with the interface to a WAN Network interconnect device (e.g., router) and ends with and includes the Network interface points (e.g., Network interface cards that are in LAN-connected Equipment (e.g., desktop Equipment, Servers).

Local Enabling Agreement	has the meaning set forth in Recital D of the MSA.

Losses

means all losses, liabilities, damages, costs, claims, actions and expenses including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties.

LPAR

means the logical partition or division of a Mainframe or Server’s processing resources into separate operating system instances where the Server is capable of such partitioning or division on a dynamic basis to meet processing demand. A Server without such capability is not capable of LPAR.

Term	Definition

Mainframe or Mainframe Technology

means any computing platform (inclusive of CPU) generally regarded by the computing industry as being mainframe technology, including any system based on the IBM System 390, architecture or any of its preceding or following technology platforms as of the Signature Date, and all related/supporting peripherals (e.g., channel extenders, front-end processors, DASD, tape storage) connected or linked thereto.

Mainframe Services	has the meaning set forth in Attachment 1 (Tower Services Agreement for Mainframe Services.)

Major Project	has the meaning set forth in Section 17.2.3 of Schedule B (Cross-Functional Obligations)

Managed Contracts	means those contracts retained by Textron or any other Service Recipient and managed by CSC, and set forth in Annex F-3 to Schedule F (Existing Equipment and Software).

Material

means any material in whatever form (including written, magnetic, electronic, graphic or digitized), including any methodologies, processes, know-how, reports, specifications, business rules or requirements, manuals, user guides, training materials and instructions and material relating to Software and/or its design, development, Modification, operation, support or maintenance, but excluding Software.

Material Subcontractor	has the meaning set forth in Section 11.1.1 of the MSA.

Measurement Period	means those hours of the day that performance against the Service Levels will be measured.

Midrange or Midrange Technology

means any computing platform (inclusive of CPU, disk array, tape robot and other devices) generally regarded by the computing industry as being midrange technology, including any system based on the Intel or RISC architecture and all related/supporting peripherals connected or linked thereto.

Midrange Services	has the meaning set forth in Attachment 2 (Tower Services Agreement for Midrange Services).

Milestone Date	means the date in the Transition Plan or Transformation Plan for the delivery by CSC to Textron of an item of Work Product or a Key Deliverable.

Minimum Service Level

means the required quantitative level or degree of performance by CSC specified as the “Minimum Service Level “ in the SLAs. The Minimum Service Levels are the minimally acceptable levels of service for the Services.

Modify	means to add to, enhance, reduce, change, replace, vary, prepare a derivative work based on, improve, recast, transform or adopt, and “Modification” and “Modified” have corresponding meanings.

Term	Definition

MSA	means the Master Services Agreement between Textron and CSC to which this Schedule A is attached.

Network	means the WANs and the LANs that, collectively constitute the in-scope network. Network shall include Textron’s Data Network and Voice landline and wireless Network.

Network Printer	means a printer that is connected to the Network and can be accessed by multiple End Users on the Network.

Network Services	has the meaning set forth in Attachment 3 (the Tower Services Agreement for Network Services), and shall include, collectively, Data Network Services and Voice Network Services.

Network Software	means all Software embedded in or installed on Network Equipment, including routers, switches, hubs and PBXs and that is necessary to their functionality.

Neutral Adviser	has the meaning set forth in Section 22.2.1 of the MSA.

New Interim Service Levels	has the meaning set forth in Section 11.1.2 of Schedule B.

Non-Campus	means any location that is not a Campus.

Non-SOE Software	means all Software, other than Legacy Software, that is installed on any Supported Equipment at any time during the Term of the Agreement but is not included in an SOE.

Notice of Claim	has the meaning set forth in Section 18.5.1 of the MSA.

Notice of Election	has the meaning set forth in Section 18.5.2 of the MSA.

Party or Parties	means either or both of Textron and CSC as the context requires.

Pass-Through Expense	means the pass-through expenses specified in Annex D-2 of Schedule D (Pricing).

Performance Standards

means, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in this Agreement, including those described in Section 4 of the MSA, the Service Levels and any key performance indicators in the Service Level Agreements.

Personal Textron Data	has the meaning set forth in Section 15 of Schedule B (Cross-Functional Obligations).

Personnel	means all employees of a Party, officers, consultants, contractors and agents employed or engaged by a Party who are individuals.

Physical Database Management

means the Services required to install and upgrade the supported database management software. Application of software fixes, management of the disk space and tuning of system parameters in support of the database management software is also included.

Term	Definition

Planned Special Event	means an unusual business activity either during or outside normal business hours or location.

Policy and Procedures Manual or Procedures Manual

mean the overall policy and procedures manual or the policy and procedures manual for a Tower of Services, Schedule B (Cross-Functional Obligations), or Schedule K (Governance), each of which describes the manner in which CSC shall perform and deliver the Services, as further described in Schedule B, Schedule K or in the applicable Tower Services Agreement.

Predictive Dialer	means alert systems/applications that dial out to pagers/cell phones and voicemail.

Problem	means any problem, issue, unscheduled downtime, unscheduled outage, or other interruption in or delay or failure of, any Supported component(s) of the Infrastructure Systems and/or the Services.

Problem Management and Escalation Procedures	means the problem management and escalation procedures developed pursuant to Schedule B (Cross Functional Obligations).

Production	means the set of computer programs and all forms of computer system output that are scheduled to run or requested to run on the computer system in order to perform daily business requirements.

Project	has the meaning set forth in Section 17.1.1 of Schedule B.

Project Estimate	has the meaning set forth in Section 17.1.4 of Schedule B.

Project Hour	has the meaning set forth in Section 17.1.2 of Schedule B.

Project Pool	has the meaning set forth in Section 17.1.3 of Schedule B.

Project-Related Costs	has the meaning set forth in Section 17.1.5 of Schedule B.

Project Survey	has the meaning set forth in Section 12.1.1(c) of Schedule K (Governance).

Project Working Group	has the meaning set forth in Section 17.3.2 of Schedule B.

Property Interest	has the meaning set forth in Section 7.2.2 of the MSA.

Property Taxes	has the meaning set forth in Section 5.5.1(a) of the MSA.

Publicity Material	has the meaning set forth in Section 25.2.1(a) of the MSA.

Term	Definition

Reasonable Currency

means, with respect to installation of updates and new versions of Software installed on Supported Equipment, (a) maintaining such Software within one (1) major release of the most current commercially released version available from the Software supplier that includes changes to the architecture and/or adds new features and functionality, usually but not necessarily identified by full integer changes in numbering, such as from “7.0” to “8.0” behind the most recent major release, and (b) promptly installing all other releases, usually but not necessarily identified by a change in the decimal numbering of a release, such as from “6.12” to “6.13.”

Recipient	has the meaning set forth in Section 16.1.1 of the MSA.

Refresh

means CSC’s scheduled technology change of Equipment with new Equipment or major upgrades of Equipment components that materially affect the operational capacity and/or life of the Equipment in accordance with this Agreement, including Schedule N.

Regular Project	has the meaning set forth in Section 17.2.2 of Schedule B (Cross-Functional Obligations)

Remote Access	means access to Textron or a Service Recipient’s Network or Infrastructure Systems from any Remote Office.

Remote Offices	means End Users connecting from their home or other non-Textron or non-Service Recipient locations.

Remote Server

means a Server (a) that is not located in a CSC Data Center in Norwich, Conn. or Chesterfield, England or in a Textron Data Center in Wichita, Kan., Hurst, Tex., and Providence, R.I.(without regards to whether before or after any Transformation Completion Date) or any data center that may be substituted for any of the foregoing data centers in accordance with the Change Control Procedures or (b) that is mutually agreed in writing to be managed by the CSC as a Remote Server.

Reporting Period	means the required frequency for reporting Service Level compliance.

Required Consents

means such consents, approvals or authorizations as may be required, or that Textron determines would be prudent to obtain, for the assignment to CSC, or the grant to CSC of rights of access and use, of resources otherwise provided for in this Agreement or in respect of a Termination as may be required for the assignment to Textron; or the grant to Textron of rights of access and use of resources used by CSC in the terminated Services and required for Textron to continue those Services in accordance with the Termination Assistance provided for under this Agreement.

Resolution Time	means the time defined as such in Section 3 of Schedule B.

Resource Unit or RU

means a unit of measurement specified as a “Resource Unit” in Schedule D (Pricing) or Appendix C to any Tower Services Agreement. A Resource Unit may be in the form of an item of Equipment, seat, port or other unit.

Term	Definition

Resource Unit Change	has the meaning set forth in Section 5.1 of Schedule K (Governance).

Resource Unit Change Procedure	means the procedure for implementing a Resource Unit Change as set forth in Section 6 of Schedule K (Governance).

Responsibility Matrix

means the listing of processes, activities, tasks and the accountable Party that is included in each of the Tower Services Agreements, Schedule B (Cross-Functional Obligations) and Schedule K (Governance).

Returnable Material	has the meaning set forth in Section 24.7.1 of the MSA.

Rights of Use	has the meaning set forth in Section 8.4.1 of the MSA.

Scope Change	has the meaning set forth in Section 5.3 of Schedule K (Governance).

Scope Change Procedure	means the procedure for implementing a Scope Change as set forth in Section 8 of Schedule K (Governance).

Server or Midrange Server

means an Application Server, Database Server, Infrastructure Server, Remote Server or Standalone Server, as well as related Equipment necessary to operate the Server. For clarification, the term “Server” shall include any replacements to Textron’s Servers (e.g., consolidation of Servers into new Servers).

Service Charges	means the charges payable by Textron to CSC pursuant to this Agreement, but excluding the Pass-Through Expenses.

Service Credit or Service Level Credit

means an amount calculated in accordance with Section 11.9 of Schedule B (Cross-Functional Obligations) as a reduction of the Service Charges payable to CSC as a result of CSC’s failure to meet a Service Level.

Service Description	means a service description set forth in Attachments 1A, 2A, 3A, 4A or 5A.

Service Desk	means a single point of contact for End Users to call to resolve Problems and Service Requests pertaining to the Infrastructure Systems.

Service Desk Services	has the meaning set forth in Attachment 5 (Tower Services Agreement for Service Desk Services).

Service Levels	means End-State Service Levels and/or the Interim Service Levels, as applicable.

Service Problem	has the meaning set forth in Section 4.4 of the MSA.

Service Recipient

means (a) Textron, (b) any entity that Controls, is Controlled by or is under common Control with Textron, and (c) any entity that has a business relationship with Textron or an entity that is under common Control with Textron and is designated from time to time to receive Services in connection with such business relationship. Service Recipients are listed in Schedule C (Service Recipients), as such list may change in accordance with Section 3.4 of the MSA.

Service Request	means a request for Problem resolution or other inquiry, request or issue.

Term	Definition

Services	means the services, functions and responsibilities identified in Section 3.1 of the MSA.

Service Taxes	means any and all sales, use, excise, value-added, services, consumption and other Taxes assessed on the provision of the Services as a whole or on any particular Services.

Service Ticket	means a report of a Problem or a Service Request by any End User by means of the applicable reporting process established by CSC and approved by Textron.

Severity Levels	has the meaning set forth Section 10.2 of Schedule B (Cross-Functional Obligations).

Severity Weight	has the meaning set forth in Section 11.2 of Schedule B (Cross-Functional Obligations)

Signature Date	has the meaning set forth in the preamble of this Agreement.

Site

means any Service Recipient location; provided that as used in Attachment 3, Site means a service location identified in Appendix 3D to Attachment 3 (Network Sites), as modified pursuant to Change Control Procedures, and with a connection to the Textron WAN.

SOE or Standard Operating Environment

means the Software in the Standard Operating Environments and listed as such in Annex F-7 to Schedule F (Existing Equipment and Software), as such Annex may thereafter be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

SOE Software	means Software that is included in any SOE.

Soft IMAC	means an IMAC that does not require physical presence on-site at the End-User office or Equipment location to complete the requested activity.

Software

means any computer program (including source code and object code), related documentation, tangible media, program interfaces and any Software Tools or object libraries embedded in that Software, which is used to provide, or which forms part of, the Services, or which is used in connection with the Services, or is otherwise used by Textron or any other Service Recipient. For the avoidance of doubt, Software includes any computer program embedded in or used in connection with a Supported Device.

Software Tools

means any Software that is used for Software development or testing, data capture, system maintenance, data search, analysis, project management, measurement and monitoring, including related methodologies, processes and know-how. Examples of Software Tools include compilers, interpreters, assemblers, 4GLs, editors, debuggers, and application generators.

Speed to Answer	has the meaning given to it in Section 3 of Appendix 5B.

Term	Definition

SPOC	means the Level 1 Support single point of contact for End Users.

Standalone Server

means a Server that is physically located in a CSC Data Center in Norwich, Conn. or Chesterfield, England or in a Textron Data Center in Wichita, Kan., Hurst, Tex., and Providence, R.I (without regards to whether before or after any Transformation Completion Date.) or in any data center that may be substituted for any of the foregoing data centers in accordance with the Change Control Procedures.

Steering Committee	means the management committee formed pursuant to Schedule K (Governance) and identified therein as the “Steering Committee.”

Successor Supplier

means a Third Party to whom, on the termination of this Agreement for any reason, Textron proposes or intends to contract the Services or any part of the Services or any other services as Textron may require in substitution for or in addition to the Services.

Supported Device

means any device identified as such in Annex F-6 to Schedule F (Existing Equipment and Software) and any similar device added to Annex F-6 in accordance with a Change Control Procedure. A Supported Device may be in the form of a bar code printer, plotter, scanner, projector, time clock, certain designated cameras, certain designated PDAs, Blackberry, certain limited thin clients or other electronic device designated by Textron.

Supported Equipment	means any Equipment for which Services are provided through a Resource Unit.

Supported Network	means the WANs, LANs and any other Network related Equipment for which Services are provided through a Resource Unit.

Supported Peripheral

means any non-asset-tagged, Workstation-related peripheral device and may be in the form of a PDA, local attached printer, zip drive, camera, or other similar electronic device, but shall not include a display monitor, keyboard, mouse, network printer, other pointing device or internal storage. Support for Supported Peripherals will be provided as such support exists (both as to nature and volume) as of the applicable Handover Date. Any new technology or increase in support requirements will be subject to a Change Control Procedure.

Supported Software

means one or more programs in Tier 1 Software, Tier 2 Software, Tier 3 Software, Tier 4 Software and Tier 5 Software; provided that no usage of this term in any context shall be construed to alter, enlarge, or change in any way CSC’s financial responsibility as set forth in Annex F-7 to Schedule F. In the event of any conflict, this construction shall prevail.

Supported Workstation

means any Workstation for which a Resource Unit is payable. For purposes of Appendix 4A, Appendix 4B and Schedule B (Cross-Functional Obligations), Network Printers for which Textron incurs a Resource Unit charge shall be treated as Supported Workstations, as applicable.

Term	Definition

Systems Change

means any change in the manner in which the Services are performed or provided, including changes in the Software, Equipment or systems used in the Service, as further described in Schedule K (Governance).

Systems Change Procedure	means the procedures for implementing a Systems Change as set forth in Section 7 of Schedule K (Governance).

Systems Change Request	means any request for a Systems Change.

Tax or Taxes

means all forms of taxation, whenever created or imposed, whether domestic or foreign (regardless of the identity of the taxing authority imposing such Tax), and without limiting the generality of the foregoing shall include net income, alternative or add-on minimum tax, gross income, sales, use, franchise, gross receipts, value added, service, consumption, ad valorem, profits, license, payroll, withholding, social security, unemployment insurance, employment, property, transfer, recording, excise, severance, stamp, occupation, premium, windfall profit, custom duty, capital stock or other tax, governmental fee or other like assessment, levy or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such taxing authority. When the term “Tax” is used with a specified form of taxation, e.g., “Business Tax,” it refers only to Taxes of the specified type.

Technology Plan	has the meaning set forth in Section 13.3 of the MSA.

Term	has the meaning set forth in Section 2.1 of the MSA.

Termination

means the expiration of the Master Services Agreement or a Tower Services Agreement at the end of its Term without renewal, or the expiration of its Term after extending the applicable Agreement in accordance with Section 2.2 of the MSA or the termination of the MSA in whole or in part in accordance with Sections 21 or 24 of the MSA or termination of any Tower Services Agreement in accordance with its terms.

Termination Assistance

has the meaning as set forth in Section 24.8.1 of the MSA and includes those Services provided by CSC in connection with Termination as described in Sections 24.7 and 24.8 of the MSA and Schedule H (Termination Assistance).

Termination Assistance Period	has the meaning set forth in Section 24.8.1 of the MSA.

Termination Date	means the date of the Termination of the MSA or a Tower Services Agreement, in whole or in part, howsoever occurring.

Termination Transfer Plan	has the meaning set forth in Section 3 of Schedule H (Termination Assistance).

Term	Definition

Textron	has the meaning set forth in the preamble of the MSA.

Textron Assets	has the meaning set forth in Section 17.4.1 of the MSA.

Textron Audit Representatives

means Textron and its appointed contractors (including internal audit staff), Textron’s external auditors and their appointed contractors and regulator(s) and/or any other auditors, regulators, inspectors or contractors whom Textron designates in writing from time to time to conduct Audits on Textron’s behalf.

Textron Competitor	means any company listed in Schedule L (Competitors) as it may be changed unilaterally by Textron from time to time upon written notice to CSC.

Textron Confidential Information

means all Confidential Information of Textron or another Service Recipient, in any form, furnished or made available directly or indirectly to CSC by Textron or another Service Recipient or otherwise obtained or created by CSC.

Textron Data

means all information, whether or not confidential, entered in Software or Equipment by or on behalf of Textron and information derived from such information, including as stored in or processed through the Equipment or Software.

Textron Facilities	has the meaning set forth in Section 7.1.1 of the MSA.

Textron Laws	means Laws with which Textron or a Service Recipient would be required to comply without regard to Textron’s having entered into the Agreement with CSC.

Textron Information

means all information, other than Textron Confidential Information and Textron Data, that relates to Textron, any Service Recipient, or any of its or their Affiliates, employees, contractors, agents, customers, partners, suppliers or joint venturers, including data or information about any of their operations, facilities, personnel, assets, products and programs, customer-specific data submitted to CSC by Textron or another Service Recipient, in whatever form that information may exist.

Textron Leased Equipment	means Equipment leased by Textron or another Service Recipient from any Third Party.

Textron Material

means Material owned by the Textron, a Service Recipient or any Affiliates of the foregoing (including Material in which the Intellectual Property Rights are owned by the Textron, a Service Recipient or an Affiliate) which is used to provide, or which forms part of, the Services.

Textron Owned Equipment	means Equipment owned by Textron or another Service Recipient.

Textron Personnel	means all employees of Textron, of any Service Recipient or of any contractor of Textron or any Service Recipient.

Term	Definition

Textron Program Executive	means the individual designated by the Textron to whom CSC shall communicate issues related to the Agreement, as set forth in Schedule K (Governance).

Textron Software

means any Software which is owned by or licensed (other than to the extent provided in Sections 9.3.4 or 9.4.1 of the MSA) to Textron, another Service Recipient or any of their respective Affiliates (including any Intellectual Property Rights).

Textron-Retained Leases

means the Leases to Textron Leased Equipment that will be retained by Textron and managed by CSC in accordance with Section 8.2 of the MSA, and as set forth in Annex F-1 of Schedule F (Existing Equipment and Software).

Textron Wide Area Network or Textron WAN

means the Equipment, Software, telecommunications facilities, lines, interconnect devices, wiring, cabling and fiber that are used to create, connect and transmit data, voice and video signals between and among: (i) Textron’s (or a Service Recipient’s) LANs; (ii) Textron’s (or a Service Recipient’s) field offices; (iii) other Textron (or Service Recipient) locations; (iv) non-Textron locations that do business with Textron (or Service Recipient), excluding the CSC WAN. A WAN commences with the WAN Network interconnect Equipment at one Textron (or Service Recipient) location (e.g., router, dial-up modem, dial backup Equipment) and ends with and includes the WAN Network interconnect Equipment (e.g., router, dial-up modem, dial backup Equipment) at another Textron (or such Service Recipient) location or non-Textron location that is interconnected with the first location via the WAN. For voice and data circuits, a Textron WAN includes local access and interexchange and other long-haul circuits, whether or not provided by a Third Party and used to transport voice traffic and interconnect with the public switch telephone network.

Third Party	has the meaning set forth in Section 25.13 of the MSA.

Third Party Contract	has the meaning set forth in Section 18.1.7 of the MSA.

Third Party Material	means Material used in connection with the Services which is not Textron Material or CSC Material.

Third Party Service Contracts

means those agreements pursuant to which a Third Party is, immediately prior to the Signature Date, furnishing or providing services to Textron similar to or which form part of the Services. Third Party Service Contracts are limited to those contracts included in Schedule F (Existing Equipment and Software) as it may be changed from time to time in accordance with a Change Control Procedure.

Third Party Software	means the Software which is not Textron Software or CSC Software.

Term	Definition

Third Party Software Contracts

means those agreements pursuant to which a Third Party is, immediately prior to the Signature Date, furnishing or providing Third Party Software to Textron; provided that Third Party Software Contracts are limited to those contracts included in Schedule F (Existing Equipment and Software).

Third Party Systems Software	means software owned by a Third Party that is Tiers 1 — 3 Software.

Tier 1 Software	means Tier 1 Software for Mainframe and Midrange Technology and Tier 1 Software for Workstations.

Tier 2 Software	means Tier 2 Software for Mainframe and Midrange Technology and Tier 2 Software for Workstations

Tier 3 Software	means Tier 3 Software for Mainframe and Midrange Technology and Tier 3 Software for Workstations

Tier 4 Software	means Tier 4 Software for Mainframe and Midrange Technology and Tier 4 Software for Workstations.

Tier 5 Software	means Tier 5 Software for Mainframe and Midrange Technology and Tier 5 Software for Workstations.

Tier 1 Software for Mainframe and Midrange Technology (collectively and Tier 1 Software for Mainframe Technology and Tier 1 Software for Midrange Technology individually)

means those Software programs and programming (including supporting documentation, media, on-line help facilities and tutorials) that perform operating system, disk and file system and security hardening tasks. These types of Software include Software that operates the hardware storage management to create/modify/delete disk and swap space, and basic system security. Notwithstanding the foregoing, Tier 1 Software for Mainframe and Midrange Technology is limited to that Software identified as Tier 1 Software for Mainframe and Midrange Technology in Annex F-7 to Schedule F (Existing Equipment and Software), as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Tier 2 Software for Mainframe and Midrange Technology (collectively and Tier 2 Software for Mainframe Technology and Tier 2 Software for Midrange Technology individually)

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that consist of system management agents and products and tools and utilities, operational management tools (such as job schedulers and printing environments), storage administration and backup, network management, and session management tools. These types of Software programs consist of agents such as monitoring, asset management, and remote control. Software Tools include performance monitors and data collection. Notwithstanding the foregoing, Tier 2 Software for Mainframe and Midrange Technology is limited to that Software identified as Tier 2 Software for Mainframe and Midrange Technology in Annex F-7 to Schedule F (Existing Equipment and Software) as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Term	Definition

Tier 3 Software for Mainframe and Midrange Technology (collectively and Tier 3 Software for Mainframe Technology and Tier 3 Software for Midrange Technology individually)

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform transaction processing tasks (such as IMS and web-based environments), database environments, and comprise the transaction processing environment, language environments including development and execution, and middleware products (e.g., MQSeries, Citrix and WebSphere) and the middleware environment. Notwithstanding the foregoing, Tier 3 Software for Mainframe and Midrange Technology is limited to that Software identified as Tier 3 Software for Mainframe and Midrange Technology in Annex F-7 to Schedule F (Existing Equipment and Software) as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Tier 4 Software for Mainframe and Midrange Technology (collectively and Tier 4 Software for Mainframe Technology and Tier 4 Software for Midrange Technology individually)

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform the execution of business logic and the processing of data specific to Textron’s business processes (including purchased and business applications developed by Textron or a Service Recipient) and application-specific standards. These types of Software programs are generally business unit or regional specific. Notwithstanding the foregoing, Tier 4 Software for Mainframe and Midrange Technology is limited to that Software identified as Tier 4 Software for Mainframe and Midrange Technology in Annex F-7 to Schedule F (Existing Equipment and Software) as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Tier 5 Software for Mainframe and Midrange Technology (collectively and Tier 5 Software for Mainframe Technology and Tier 5 Software for Midrange Technology individually)

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform the execution of business logic and the processing of data specific to Textron’s business processes (including purchased and business applications developed by Textron or a Service Recipient) and application-specific standards (e.g., SAP, PeopleSoft). Notwithstanding the foregoing, Tier 5 Software for Mainframe and Midrange Technology is limited to that Software identified as Tier 5 Software for Mainframe and Midrange Technology in Annex F-7 to Schedule F (Existing Equipment and Software) as such Annex may be modified from time to time through the Change Control Procedure subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Term	Definition

Tier 1 Software for Workstations

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform operating system functions and includes systems utilities, bios and firmware. These types of Software programs consist of the software that operates the hardware, storage management to create/modify/delete disk and swap space, basic system security as well as internet browsers and Microsoft terminal services and agents to deploy/manage the Supported Software. Notwithstanding the foregoing, Tier 1 Software for Workstations is limited to that Software identified as Tier 1 Software for Workstations in Annex F-7 to Schedule F (Existing Equipment and Software) as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Tier 2 Software for Workstations

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that consist of multi-account software and Software Tools that are common across business units. These types of Software programs consist of media player, electronic mail, instant messaging, virus protection, productivity applications (i.e., MS Office), zip tools, and readers. Software Tools include performance monitors and data collection tools. Notwithstanding the foregoing, Tier 2 Software for Workstations is limited to that Software identified as Tier 2 Software for Workstations in Annex F-7 to Schedule F (Existing Equipment and Software) as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Tier 3 Software for Workstations

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform account specific functions. These types of Software programs consist of Dial-in/RAS capabilities, secure network access, and security software. Notwithstanding the foregoing, Tier 3 Software for Workstations is limited to that Software identified as Tier 3 Software for Workstations in Annex F-7 to Schedule F (Existing Equipment and Software) as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Term	Definition

Tier 4 Software for Workstations

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform Business Unit specific functions. These types of Software programs consist of middleware clients. These types of Software programs will consist of some of the 2000 applications designated by Textron in Annex F-7 to Schedule F (Existing Equipment and Software) to be included in one or more SOEs. Notwithstanding the foregoing, Tier 4 Software for Workstations is limited to that Workstation Software identified as Workstation Tier 4 in Annex F-7 to Schedule F as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Tier 5 Software for Workstations

means those Software programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform End-user specific functions. These are limited to the 2000 applications designated by Textron in Annex F-7 to Schedule F (Existing Equipment and Software) to be included in one or more SOEs. Notwithstanding the foregoing, Tier 5 Software for Workstations is limited to that Software identified as Tier 5 Software for Workstations in Annex F-7 to Schedule F as such Annex may be modified from time to time through the Change Control Procedure, subject to Section 9.2 of Schedule B (Cross-Functional Obligations).

Token Authentication	means authentication through the use of a challenge system where a user must enter a response to the challenge provided by the token device — usually a numerical sequence.

Tower of Services	has the meaning set forth in Recital A of the MSA.

Tower Services Agreement	has the meaning set forth in Recital D of the MSA.

Transfer Clauses

means the clauses set forth in Annex B-3 to Schedule B (Cross-Functional Obligations) for the transfer of personal data (as contained in the Textron Data or Textron Information) to data processors in third countries that do not ensure an adequate level of data protection pursuant to Articles 26.2 and 26.4 of Directive 95/46/EC.

Transferred Equipment	means the Equipment set forth in Annex F-4 of Schedule F (Existing Equipment and Software).

Transformation	means the performance of the activities described in Section I.B (Transformation Plans and Milestones).

Transformation Completion Date	means, for each Tower of Services, the date on which the activities described in the Transformation Plan for that Tower of Services have been completed.

Transformation Plan	has the meaning given in Section 3.6.2 of the MSA.

Term	Definition

Transformation Period	means the period between the first Handover Date and the last Transformation Completion Date

Transformation Survey	is described in Section 12.3 of Schedule K (Governance).

Transition	means the performance of the activities described in Schedule I.A(Transition Plan and Milestones).

Transition Period	means the period between the Signature Date and the date on which the activities described in the Transition Plan are substantially complete.

Transition Survey	is described in Section 12.3 of Schedule K (Governance).

Transition Plan	has the meaning set forth in Section 3.6.1(a) of the MSA.

Transitioned Employee	has the meaning set forth in Section 1.2 of Schedule E.

TSO

means the IBM product “Time Sharing Option” and all IBM supported, un-supported, current, future and past releases of the product as well as all additional features and functions that are used by the IBM product as part of its operating environment.

Turnover Rate	has the meaning set forth in Section 10.6 of the MSA.

Virus

means:

(a) any program code or programming instructions constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files, Software, Equipment or operations; or

(b) any other code typically designated to be a virus, worm, time or logic bomb, disabling code or routine, backdoor or similar program.

Voice Network	means the infrastructure and other Network resources used to transport voice traffic associated with voice applications, including telephony, wireless, landline, voice over IP and voicemail.

Voice Network Services	means the Network Services as they relate to the Voice Network.

WAN	means a Textron WAN or a CSC WAN as applicable.

Web Hosting	means the provision of those web hosting services described in Attachment 2 (Tower Services Agreement for Midrange Services.)

Work Product

means any output (in whatever form), including any Software (including any source code), Material or Textron Data, which may be created, developed or Modified by or on behalf of CSC in the course of the performance of the Services, whether solely or jointly by CSC, CSC Subcontractors or any other Third Parties, including any Modifications to any Textron Software, Textron Material, CSC Software, CSC Material, Third Party Software or Third Party Material.

Workstation

means a device that consists of a system unit, a display monitor, a keyboard, a mouse, other pointing device and internal storage, including Supported Software, but excluding Supported Devices and Supported

Term	Definition

Peripherals. For the avoidance of doubt, a Workstation may be in the form of a desktop computer, a laptop computer, a UNIX (RISC — reduced instruction set computer) computer, or a fully functioning thin client (a device used to access a backend server running applications to support the End User).

Workstation Services	has the meaning set forth in Attachment 4 (Tower Services Agreement for Workstation Services).